As filed with the Securities and Exchange Commission on December 17, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EXCO Resources, Inc.

(Exact name of registrant as specified in its charter)

Texas	74-1492779
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

12377 Merit Drive, Suite 1700, LB 82

Dallas, TX 75251

(214) 368-2084

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William L. Boeing

Vice President, General Counsel and Secretary

12377 Merit Drive, Suite 1700, LB 82

Dallas, TX 75251

(214) 368-2084

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

W. Scott Wallace

Jennifer T. Wisinski

Haynes and Boone, LLP

2323 Victory Avenue, Suite 700

Dallas, TX 75219

(214) 651-5000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the date this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share	44,995,665	$5.00	$224,978,325(1)	$28,977.21
Common Stock Subscription Rights(2)	—	—	—	—(3)
Total	44,995,665	—	$224,978,325	$28,977.21

(1)	Represents the gross proceeds from the sale of shares of our common stock assuming the exercise of all transferable subscription rights to be distributed.
(2)	Evidencing the rights to subscribe for the shares of our common stock being registered herewith.
(3)	The subscription rights are being issued for no consideration. Pursuant to Rule 457(g) under the Securities Act of 1933, as amended, no separate registration fee is payable with respect to the subscription rights being offered hereby because the subscription rights are being registered on the same registration statement as the securities to be offered pursuant thereto.

Prospectus

EXCO Resources, Inc.

Up to 44,995,665 Shares of Common Stock

Issuable Upon the Exercise of Transferable Subscription Rights

at $5.00 per Share

We are distributing, at no cost or charge to holders of our common stock, par value $0.001 per share, transferable subscription rights to purchase up to 44,995,665 shares of our common stock at a purchase price of $5.00 per share in the rights offering. You will receive one subscription right for each share of common stock held of record by you as of 5:00 p.m., New York City time, on December 19, 2013, the record date. Each subscription right will entitle you to purchase 0.25 of a share of our common stock at a subscription price equal to $5.00 per share pursuant to the basic subscription right. If you held shares of our common stock as of 5:00 p.m., New York City time, on the record date and you timely and fully exercise your basic subscription right (including in respect of subscription rights purchased from others), you may also subscribe for any or all shares of our common stock that are not purchased by other shareholders pursuant to the basic subscription right at $5.00 per share pursuant to the over-subscription privilege, although we cannot assure you that we will have sufficient shares available to fill your over-subscription.

The number of shares that will be available pursuant to the over-subscription privilege in the rights offering, including the shares to be subscribed for and purchased by the Investors (defined below) under the over-subscription privilege, will be the number of shares of common stock that rights holders do not elect to purchase in this rights offering pursuant to the basic subscription right (including in respect of subscription rights purchased from others), or the Unsubscribed Shares. If over-subscription requests (including of the Investors) exceed the number of Unsubscribed Shares, we will allocate the available shares pro rata among the rights holders exercising the over-subscription privilege in proportion to the number of shares of our common stock each of those rights holders owned as of 5:00 p.m., New York City time, on the record date, relative to the number of shares owned on the record date by all rights holders exercising the over-subscription privilege (including the Investors). For additional details regarding the pro rata allocation process, see “Questions and Answers Relating to the Rights Offering—What are the limitations on the over-subscription privilege?” and “The Rights Offering—Over-Subscription Privilege.” Any excess subscription payments received by the subscription agent will be returned to you as soon as practicable, without interest or penalty, following the closing of the rights offering. Fractional shares of common stock resulting from the exercise of the basic subscription right, on an aggregate basis as to any rights holder, and fractional shares of common stock resulting from the exercise of the over-subscription privilege, on an aggregate basis as to any rights holder, will be eliminated by rounding down to the nearest whole share.

We have entered into two exercise commitment agreements, or the Investment Agreements, one with certain affiliates of WL Ross & Co. LLC, and one with Hamblin Watsa Investment Counsel Ltd., a wholly owned subsidiary of Fairfax Financial Holdings Limited, under which, subject to the terms and conditions thereof, each of them has agreed to subscribe for and purchase, in a private placement, its respective pro rata portion of shares under the basic subscription right and all Unsubscribed Shares under the over-subscription privilege, subject to availability and the pro rata allocation among the rights holders who have elected to exercise their over-subscription privilege; provided, that each of the Investors shall not be obligated to purchase an aggregate number of shares that would exceed the lesser of (a) 100% of the Unsubscribed Shares, or (b) an amount of Unsubscribed Shares, which when taken together with the number of shares issued pursuant to the Investor’s basic subscription right, equals 50% of the total shares offered in the rights offering. The shares purchased pursuant to the Investment Agreements will be issued in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act, and accordingly the shares issued to the Investors will not be registered pursuant to the registration statement of which this prospectus forms a part. We refer to such affiliates of WL Ross & Co. LLC, collectively, as WL Ross, Hamblin Watsa Investment Counsel Ltd., as Hamblin Watsa, and Fairfax Financial Holdings Limited as Fairfax. We refer to WL Ross or Hamblin Watsa individually as an “Investor” and collectively as the “Investors.”

The rights offering will expire at 5:00 p.m., New York City time, on January 9, 2014. Any subscription right not exercised at or before this time will expire and be void, of no value and will cease to be exercisable for shares of our common stock. We do not intend to extend the expiration period in the rights offering. You should carefully consider whether to exercise or transfer your subscription rights prior to the expiration of the rights offering. All exercises of subscription rights are irrevocable, subject to applicable law. Our board of directors is making no recommendation regarding any exercise or transfer of subscription rights.

Shares of our common stock are traded on the New York Stock Exchange, or the NYSE, under the symbol “XCO.” On December 16, 2013, the closing sale price for our common stock was $5.01 per share. The shares of common stock issued in the rights offering will also be listed on the NYSE. The subscription rights are transferable and are expected to trade on the NYSE under the symbol “XCO-RT” until 4:00 p.m., New York City time, on January 8, 2014, the business day immediately preceding the expiration date of the rights offering. We cannot give you any assurance that the subscription rights will trade on the NYSE, a market for the subscription rights will develop or, if a market does develop, of the prices at which the subscription rights will trade or whether such market will be sustainable throughout the period when the subscription rights are transferable.

An investment in our common stock involves risks. See “Risk Factors” beginning on page 13 of this prospectus.

Upon completion of the rights offering and the transactions contemplated by the Investment Agreements, shareholders who do not fully exercise their subscription rights will own a smaller proportional interest in us than if they had timely and fully exercised their subscription rights.

	Per Share	Total
Subscription Price	$5.00	$272,873,670	(1)
Estimated Expenses	$0.01	$763,977
Net Proceeds	$4.99	$272,109,693

(1)	Includes the gross proceeds from the sale of the common stock offered in the rights offering and pursuant to the Investment Agreements.

It is anticipated that delivery of shares of common stock purchased in the rights offering will be made on or about January 17, 2014.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 17, 2013.

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus or in any prospectus supplement we may authorize to be delivered to you, including any free writing prospectus that we use in connection with this offering. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front of this prospectus, regardless of the time of delivery of this prospectus or the time of any exercise of the subscription rights. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus. For further information, please see “Where You Can Find More Information.”

Except where the context otherwise requires or as otherwise indicated, all references in this prospectus to “EXCO,” “EXCO Resources,” “Company,” “we,” “us” and “our” refer to EXCO Resources, Inc. and its consolidated subsidiaries. In the discussion of our subscription rights, capital stock and related matters, these terms refer solely to EXCO Resources, Inc.

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QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

The following are examples of what we anticipate will be common questions about the rights offering. The answers are based on selected information from this prospectus and the documents incorporated by reference herein. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering. This prospectus and the documents incorporated by reference herein contain more detailed descriptions of the terms and conditions of the rights offering and provide additional information about us and our business, including potential risks related to the rights offering, our common stock and our business.

What is the rights offering?

We are distributing to holders of our common stock as of 5:00 p.m., New York City time, on the record date of December 19, 2013, at no charge, one transferable subscription right to purchase shares of our common stock per share of our common stock owned by such holders on the record date. The subscription rights are evidenced by rights certificates that will be distributed as soon as practicable after the record date. Each subscription right will entitle the holder to a basic subscription right and an over-subscription privilege as described in this prospectus. Fractional shares of our common stock resulting from any holder’s exercise of the basic subscription right or the over-subscription privilege, each as described below, will be eliminated by rounding down to the nearest whole share. Any excess subscription payments received by the subscription agent will be returned as soon as practicable, without interest or penalty, following the completion of the rights offering. See “The Rights Offering.”

What is the basic subscription right?

For each subscription right that you own, you will have a basic subscription right to purchase 0.25 of one share of our common stock, at a subscription price equal to $5.00 per share of common stock. You may exercise the basic subscription right for any number of your subscription rights, or you may choose not to exercise any subscription rights. For example, if you owned 102 shares of our common stock as of 5:00 p.m., New York City time, on the record date of December 19, 2013, you would receive 102 subscription rights and would have the right to purchase 25 shares of common stock (rounded down from 25.50 shares of common stock) for $5.00 per share, or $125.00 in the aggregate, pursuant to your basic subscription right. See “The Rights Offering—Basic Subscription Right.”

What is the over-subscription privilege?

If you exercise your basic subscription right in full (including in respect of subscription rights purchased from others), you may also choose to subscribe to purchase any or all shares of common stock that other rights holders do not purchase through the exercise of their basic subscription rights. The subscription price per share that applies to the over-subscription privilege is $5.00 per share, which is the same subscription price per share that applies to the basic subscription right.

You should indicate on the rights certificate, or, if your shares are held in the name of the nominee, on the form provided by your nominee, how many additional shares of common stock you would like to purchase pursuant to your over-subscription privilege.

What are the limitations on the over-subscription privilege?

We will be able to satisfy your exercise of the over-subscription privilege only to the extent that there are shares available for the over-subscription privilege. We expect that over-subscription requests, when taking into account the amount of shares that the Investors have agreed to subscribe for and purchase under the over-subscription privilege pursuant to the Investment Agreements, will exceed the number of shares available for the over-subscription privilege. The number of shares that will be available pursuant to the over-subscription privilege, including the shares to be subscribed for and purchased by the Investors under the over-subscription privilege, in the rights offering will be the Unsubscribed Shares.

If the requests for over-subscription (including of the Investors) exceed the available shares, we will allocate the Unsubscribed Shares pro rata among the rights holders exercising the over-subscription privilege in proportion to the number of shares of our common stock each of those rights holders owned as of 5:00 p.m., New York City time, on the record date, relative to the number of shares owned as of 5:00 p.m., New York City time, on the record date by all rights holders exercising the over-subscription privilege (including the Investors).

In addition, pursuant to the Investment Agreements, and subject to the terms and conditions thereof, each of the Investors has agreed to subscribe for and purchase, in a private placement, its respective pro rata portion of shares under the basic subscription right and all Unsubscribed Shares under the over-subscription privilege, subject to availability and the pro rata allocation among the rights holders who have elected to exercise their over-subscription privilege, based on the number of shares of common stock each of the Investors owned as of 5:00 p.m., New York City time, on the record date, relative to the number of shares owned on the record date by all rights holders exercising the over-subscription privilege (including the Investors); provided, that each of the Investors shall not be obligated to purchase an aggregate number of shares that would exceed the lesser of (i) 100% of the Unsubscribed Shares, or (ii) an amount of Unsubscribed Shares, which when taken together with the number of shares issued pursuant to the Investor’s basic subscription right, equals 50% of the total shares offered in the rights offering.

If this pro rata allocation results in any rights holder receiving a greater number of shares of common stock than the rights holder subscribed for pursuant to the exercise of the over-subscription privilege, then such rights holder will be allocated only that number of shares for which the rights holder over-subscribed, and the remaining shares will be allocated among all rights holders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all Unsubscribed Shares have been allocated to either the rights holders exercising the over-subscription privilege or the Investors pursuant to the Investment Agreements. Any excess subscription payments will be returned as soon as practicable, without interest or penalty, following the completion of the rights offering. See “The Rights Offering—Over-Subscription Privilege.”

Will you please provide an example of the pro rata allocation under the over-subscription privilege?

Yes. Please see the table below for an example, which assumes that (i) there are 2,500,000 Unsubscribed Shares available for purchase pursuant to the over-subscription privilege, (ii) each of the Investors, pursuant to the terms and conditions of the Investment Agreements, elects to exercise its over-subscription privilege for all Unsubscribed Shares, (iii) other than the four rights holders set forth in the table below, no other rights holders elect to exercise their over-subscription privilege for shares and (iv) four rights holders, each of whom has timely and fully exercised its basic subscription right with respect to all of the subscription rights it holds, elect to exercise their over-subscription privilege for the amount of shares set forth below:

Holder	A Shares as of Record Date (1)	B Basic Subscription Right		C Over- Subscription Privilege Shares Requested By Holder	D Over- Subscription Shares Allocated(2)	E Shares Allocated in Excess of Requested Shares (if any)(3)	F Over- Subscription Shares to be Issued(4)	G Over- Subscription Shares to be Issued(5)	H Total Over- Subscription Shares to be Issued
		Rights	Shares
					(1st Round)	(1st Round)	(1st Round)	(2nd Round)
WL Ross	31,504,077	31,504,077	7,876,019	2,500,000	1,505,462	—	1,505,462	43,402	1,548,864
Fairfax/Hamblin Watsa	10,812,200	10,812,200	2,703,050	2,500,000	516,675	—	516,675	14,895	531,570
Holder A	1,500,000	1,500,000	375,000	500,000	71,679	—	71,679	2,066	73,746
Holder B	5,000,000	5,000,000	1,250,000	375,000	238,931	—	238,931	6,888	245,820
Holder C	3,500,000	3,500,000	875,000	100,000	167,252	67,252	100,000	—	100,000
Holder D	—	1,000,000	250,000	50,000	—	—	—	—	—

Total							2,432,748	67,252	2,500,000

(1)	Assumes 218,298,938 total shares outstanding on the record date. The total shares outstanding used in the denominator in the first over-subscription round and second over-subscription round was determined as follows:

Holder	Shares as of Record Date	Shares Included in 1st Round Denominator	Shares Included in 2nd Round Denominator
WL Ross	31,504,077	31,504,077	31,504,077
Fairfax/Hamblin Watsa	10,812,200	10,812,200	10,812,200
Holder A	1,500,000	1,500,000	1,500,000
Holder B	5,000,000	5,000,000	5,000,000
Holder C	3,500,000	3,500,000	—
Holder D	—	—	—
Other holders (not exercising over-subscription privilege)	165,982,661	—	—

Total	218,298,938	52,316,277	48,816,277

(2)	Column D represents the holder’s pro rata portion based on the holders participating in the particular over-subscription round. This amount is calculated by multiplying 2,500,000 (the assumed number of Unsubscribed Shares) by a fraction, the numerator of which is, with respect to any holder, the amount in Column A with respect to that holder, and the denominator of which is the total number of shares in Column A held by holders participating in that over-subscription round as shown in note 1 (e.g., for Holder A, 2,500,000*(1,500,000/52,316,277)).
(3)	Column E represents the number of shares allocated to the holder in excess of its request (e.g., for Holder C, 167,252-100,000).
(4)	Column F represents the number of shares actually issued to the holder in the first over-subscription round and equals Column D less Column E (e.g., for Holder C, 167,252-67,252).
(5)	Column G represents the holder’s pro rata portion based on the holders participating in the particular over-subscription round. This amount is calculated by multiplying the shares available for that over-subscription round by a fraction, the numerator of which is, with respect to any holder, the amount in Column A with respect to that holder, and the denominator of which is the total number of shares in Column A held by holders participating in that over-subscription round as shown in note 1 (e.g., for Holder A, 67,252*(1,500,000/48,816,277)). In the second round above, 67,252 shares were allocated, representing the shares allocated to Holder C in excess of its request.

For additional information concerning this example, see “The Rights Offering—Over-Subscription Privilege.”

Why are we conducting the rights offering?

We determined to conduct the rights offering to strengthen our liquidity position, and increase our financial flexibility, including our ability to make opportunistic acquisitions, and our ability to fund the acquisition of wells pursuant to our participation agreement, or the KKR Participation Agreement, with Kohlberg Kravis Roberts & Co. L.P., or KKR. We expect the net proceeds from the rights offering and the transactions contemplated by the Investment Agreements will be approximately $272 million. We intend to use the net proceeds to pay indebtedness under our amended and restated credit agreement, or the EXCO Resources Credit Agreement, including payment in full of the indebtedness related to the Asset Sale Requirement (as defined herein) as well as a portion of the indebtedness outstanding under the revolving commitment under the EXCO Resources Credit Agreement. Upon repayment of the Asset Sale Requirement, the interest rate on the revolving commitment will decrease by 100 basis points. In addition, by paying a portion of the revolving commitment, we will increase the borrowing availability under the revolving commitment by approximately $243.2 million, which will give us additional financial flexibility. See “Use of Proceeds.”

After assessing current alternatives in both the debt and equity markets, our current balance sheet and the amount of our outstanding indebtedness, we determined to conduct an equity offering. We believe that raising capital through a rights offering as compared to other methods, such as an underwritten public offering of our common stock, has the advantage of providing our shareholders with the opportunity to participate in the transaction on a pro rata basis and, if all shareholders exercise their rights, avoid dilution of their ownership interests in us. In addition, the expenses that we will pay in the rights offering will be less than those we would pay in an underwritten public offering, which would include the payment of underwriters’ discounts and commissions. See “The Rights Offering—Background of the Rights Offering.”

How was the $5.00 per share subscription price determined?

At a board meeting in November 2013, the board reviewed a proposal to conduct a rights offering to shareholders to purchase shares of common stock. After being presented with the investment opportunity, all of our directors who are not affiliated with, and do not have a financial interest in, either of the Investors, considered various factors and determined to conduct the rights offering and to approve the $5.00 subscription price per share. The board of directors determined that raising capital through a rights offering, as compared to an underwritten offering, has the advantages of (i) providing our shareholders with the opportunity to participate on a pro rata basis to avoid dilution of their ownership interests in us and (ii) allowing us to incur significantly lower expenses. In evaluating the subscription price, the disinterested directors considered, among other things, the following factors:

•	the current and historical trading prices of our common stock;

•	the price at which shareholders might be willing to participate in the rights offering;

•	the ability of shareholders to transfer or sell their subscription rights;

•	our need for additional capital and liquidity;

•	the cost of capital from other sources; and

•	comparable precedent transactions, including the percentage of shares offered, the terms of the subscription rights being offered, the subscription price and the discount that the subscription price represented to the immediately prevailing closing prices for those offerings.

In conjunction with the review of these factors, the disinterested directors also reviewed our history and prospects, including our past and present earnings, our prospects for future earnings, the outlook for our industry and our current financial condition. The disinterested directors also believed that the subscription price should be designed to provide an incentive to our current shareholders to participate in the rights offering and exercise their basic subscription right and their over-subscription privilege. The $5.00 subscription price is not intended to bear any relationship to the market value of our common stock, the book value of our assets or our past operations, cash flows, losses, financial condition, net worth or any other established criteria used to value securities. You should not consider the subscription price to be an indication of the fair value of the common stock to be offered in the rights offering. We do not intend to change the subscription price in response to changes in the trading price of our common stock prior to the closing of the rights offering. See “The Rights Offering—Background of the Rights Offering.”

What are the commitments under the Investment Agreements?

We have entered into the Investment Agreements with the Investors pursuant to which, and subject to the terms and conditions thereof, each of the Investors has severally agreed to subscribe for and purchase from us, in a private placement, its respective pro rata portion of shares under the basic subscription right and all Unsubscribed Shares under the over-subscription privilege, subject to availability and the pro rata allocation among other rights holders who have elected to exercise their over-subscription privilege; provided, that each of the Investors shall not be obligated to purchase an aggregate number of shares that would exceed the lesser of (i) 100% of the Unsubscribed Shares, or (ii) an amount of Unsubscribed Shares, which when taken together with the number of shares issued pursuant to the Investor’s basic subscription right, equals 50% of the total shares offered in the rights offering.

The purchase of shares by the Investors pursuant to the Investment Agreements will be effected in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act, and, accordingly, will not be registered pursuant to the registration statement of which this prospectus forms a part. Shares owned by WL Ross and Hamblin Watsa, including, without limitation, those acquired by WL Ross and Hamblin Watsa, respectively, pursuant to their respective Investment Agreements will be subject to a registration rights agreement. Except as a result of any increase in its ownership of common stock, neither WL Ross nor Hamblin Watsa will obtain any additional governance or control rights as a result of the rights offering or the transactions contemplated by the Investment Agreements. See “The Investment Agreements; Effects of the Transactions—The Investment Agreements” and “The Investment Agreements; Effects of the Transactions—The Registration Rights Agreement.”

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Why did you enter into the Investment Agreements?

We obtained the commitments of WL Ross and Hamblin Watsa to subscribe for Unsubscribed Shares to ensure that, subject to the terms and conditions of the Investment Agreements, we would receive gross proceeds of $273 million. See “The Investment Agreements; Effects of the Transactions.”

How will the transactions under the Investment Agreements affect the common stock ownership of WL Ross and Fairfax?

Each of WL Ross and Fairfax, directly or through certain affiliates, beneficially own approximately 14.4% and 4.95%, respectively, of our outstanding shares of common stock before giving effect to the rights offering and the transactions contemplated by the Investment Agreements. If the rights offering is fully subscribed, we will issue 7,876,019 shares and 2,703,050 shares to WL Ross and Fairfax (including Hamblin Watsa), respectively, pursuant to the Investment Agreements, and after giving effect to the rights offering and the transactions contemplated by the Investment Agreements, we will have 272,873,672 shares of common stock outstanding. Assuming the rights offering is fully subscribed, the beneficial ownership of WL Ross and Fairfax (including Hamblin Watsa) would remain the same as prior to the rights offering.

If no subscription rights are exercised in the rights offering, we will issue 27,287,367 shares to each of WL Ross and Fairfax (including Hamblin Watsa) pursuant to the Investment Agreements, and after giving effect to the rights offering and the transactions contemplated by the Investment Agreements, we will have 272,873,672 shares of common stock outstanding. Assuming that no other rights holders exercise their subscription rights in this offering, and that each of the Investors exercises its basic subscription right and over-subscription privilege in full as indicated, and after giving effect to the rights offering and the transactions contemplated by the Investment Agreements, WL Ross would beneficially own approximately 21.5% of our outstanding common stock and Fairfax (including Hamblin Watsa) would beneficially own approximately 14.0% of our outstanding common stock.

The number of shares of common stock outstanding listed in each case above assumes that (i) all of the other shares of our common stock issued and outstanding on the record date will remain issued and outstanding as of the closing of the rights offering and (ii) we will not issue any shares of common stock in the period between the record date and the closing of the rights offering. Please see “The Investment Agreements; Effects of the Transactions—Dilutive Effects of the Rights Offering and the Transactions Contemplated by the Investment Agreements.”

Will WL Ross or Hamblin Watsa receive a fee in connection with the rights offering?

No. We will not pay WL Ross or Hamblin Watsa a fee nor reimburse their expenses in connection with the rights offering. See “The Investment Agreements; Effects of the Transactions—The Investment Agreements—Fees.”

Are there any conditions to the commitments by WL Ross and Hamblin Watsa?

Yes. The commitments by WL Ross and Hamblin Watsa under the applicable Investment Agreement are subject to the satisfaction or waiver of specified conditions, including the following: (i) the effectiveness of the registration statement relating to the rights offering; (ii) the rights offering having been conducted by the Company in accordance with the Investment Agreements in all material respects; (iii) the absence of any legal impediment to the implementation of the rights offering, the issuance of the shares under the Investment Agreements or the consummation of the transactions contemplated by the Investment Agreements; (iv) the accuracy of the Company’s representations and warranties; (v) the Company’s performance and compliance in all material respects with covenants and agreements, in each case required to be performed or complied with on or prior to closing; (vi) the approval of shares issued in the rights offering for listing on the NYSE; (vii) the expiration or termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the HSR Act; (viii) the absence of certain breaches or defaults under the other Investment Agreement that are the basis for a party to terminate or refuse to close the transactions contemplated under the other Investment Agreement; (ix) the absence of any Material Adverse Effect (as defined in the applicable Investment Agreement) since November 22, 2013; (x) we have not, and are not reasonably expected to, recognize any impairments to our assets which in the aggregate equal or exceed $150 million (excluding the $10,707,000 impairment previously taken by us for the quarter ended March 31, 2013); and (xi) other customary conditions. See “The Investment Agreements; Effects of the Transactions.”

How many shares of common stock will be outstanding after the rights offering and what will the effect be on my ownership?

We expect that approximately 272,873,672 shares of our common stock will be outstanding immediately after the completion of the rights offering and the transactions contemplated by the Investment Agreements, subject to adjustments for the number of shares of common stock outstanding on the record date and for fractional shares. See “The Investment Agreements; Effects of the Transactions.”

The issuance of shares in the rights offering and pursuant to the Investment Agreements will dilute, and thereby reduce, your proportionate ownership in our shares of common stock if you do not exercise your basic subscription right in full.

Am I required to exercise all of the subscription rights I receive in the rights offering?

No. You may exercise any number of your subscription rights or you may choose not to exercise any subscription rights. If you do not timely exercise any subscription rights, the number of shares of our common stock you own will not change. However, if you choose not to timely and fully exercise any subscription rights (including in respect of subscription rights purchased from others) and other rights holders timely and fully exercise their subscription rights, the percentage of our common stock owned by other shareholders will increase, the relative percentage of our common stock that you own will decrease, and your voting and other rights will be diluted. In addition, if you do not timely exercise your subscription rights in full, you will not be entitled to participate in the over-subscription privilege. See “Risk Factors—Shareholders who do not exercise their subscription rights will experience a dilution of their relative ownership interests.”

How soon must I act to exercise my subscription rights?

The subscription rights may be exercised at any time during the subscription period, which commences on December 17, 2013 and expires at 5:00 p.m., New York City time, on January 9, 2014. If shares are allocated to your account under the EXCO Resources, Inc. 401(k) Plan, or the 401(k) Plan, please see “The Rights Offering—Special Instructions for Participants in Our 401(k) Plan.” If you elect to exercise any or all of your subscription rights, the subscription agent must receive all required documents and payments from you at or prior to the expiration date. If you hold your shares in the name of a broker, dealer, custodian bank or other nominee, your nominee may establish a deadline before the expiration of the rights offering by which you must provide such nominee with your instructions to exercise your subscription rights. We do not intend to extend the expiration of the rights offering.

Although we will make reasonable attempts to provide this prospectus to our shareholders and the holders of rights, the rights offering and all subscription rights will expire on the expiration date, whether or not we have been able to locate each person entitled to subscription rights.

May I transfer my subscription rights?

Yes. Subscription rights are transferable from the commencement of the rights offering until 4:00 p.m., New York City time, on January 8, 2014, the business day immediately preceding the expiration date of the rights offering. See “The Rights Offering—Method of Transferring Rights.”

How may I sell, transfer or assign my subscription rights?

You may seek to sell your subscription rights through normal investment channels. See “The Rights Offering—Method of Transferring Rights.” The subscription rights are transferable, and we expect that the subscription rights will be admitted to trade on the NYSE under the symbol “XCO-RT” until 4:00 p.m., New York City time, on January 8, 2014, the business day immediately preceding the expiration date of the rights offering. The subscription rights are a new issue of securities, however, and do not have an established trading market. We cannot give you any assurance that the subscription rights will trade on the NYSE, a market for the subscription rights will develop or, if a market does develop, of the prices at which the subscription rights will trade or whether such market will be sustainable throughout the period when the subscription rights are transferable. Therefore, we cannot assure you that you will be able to sell any of your subscription rights or as to the value you may receive in a sale. See “The Rights Offering—Transferability of and Market for the Rights” and “The Rights Offering—Method of Transferring Rights.”

Are we requiring a minimum overall subscription to complete the rights offering?

No. We are not requiring an overall minimum subscription to complete the rights offering. However, as a result of the rights offering and the transactions contemplated by the Investment Agreements, we expect to receive net proceeds of approximately $272 million.

Are there any conditions to completing the rights offering?

No. There are no conditions precedent to the rights offering but there are conditions to the consummation of the transactions contemplated by the Investment Agreements. See “The Investment Agreements; Effects of the Transactions—The Investment Agreements.”

Can the rights offering be extended, amended, withdrawn or cancelled?

We do not intend to extend the rights offering period. Subject to the provisions of the Investment Agreements, we reserve the right to amend, extend, withdraw or cancel the rights offering at any time for any reason, including pursuant to the terms and conditions of the Investment Agreements. See “The Investment Agreements; Effects of the Transactions—The Investment Agreements.” If we amend, extend, withdraw or cancel the rights offering, we will issue a press release notifying shareholders. If we cancel or withdraw the rights offering, the subscription agent will return all subscription payments without interest or penalty, as soon as practicable. If we cancel or withdraw the rights offering, the subscription rights will be void, of no value and will cease to be exercisable for shares of our common stock. If you purchase subscription rights during the subscription period and we cancel or withdraw the rights offering, you will lose the entire purchase price paid to acquire such subscription rights in the market. See “The Rights Offering—Conditions, Amendment, Withdrawal and Cancellation.”

Will fractional subscription rights be issued?

No. Fractional shares resulting from (1) the exercise of the basic subscription right, on an aggregate basis as to any rights holder, or (2) the exercise of the over-subscription privilege, on an aggregate basis as to any rights holder, will be eliminated by rounding down to the nearest whole share. See “The Rights Offering—No Fractional Shares.”

Has our board of directors made a recommendation to our shareholders regarding the rights offering?

No. Our board of directors is making no recommendation regarding your exercise of the subscription rights. See “The Rights Offering—No Board Recommendation to Rights Holders.” Rights holders who exercise subscription rights will incur investment risk on new money invested. We cannot predict the price at which our shares of common stock will trade after the rights offering. The market price for our common stock may decrease to an amount below the subscription price, and if you purchase shares of common stock at the subscription price, you may not be able to sell the shares in the future at the same price or a higher price. You should make your decision based on your assessment of our business and financial condition, our prospects for the future, the terms of the rights offering and the information contained in, or incorporated by reference into, this prospectus. See “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

As of December 5, 2013, WL Ross, directly or through certain affiliates, beneficially owned approximately 14.4% of our outstanding shares of common stock. Wilbur L. Ross, Jr., one of our directors, is the chairman and chief executive officer of WL Ross & Co. LLC. As of December 5, 2013, Fairfax beneficially owned, directly or through certain affiliates, approximately 4.95% of the outstanding shares of our common stock. Samuel A. Mitchell, one of our directors, is a managing director of Hamblin Watsa. You should not view the intentions of WL Ross, Fairfax or Hamblin Watsa as a recommendation or other indication, by them or any member of our board of directors, regarding whether the exercise of the subscription rights is or is not in your best interests.

Will I receive subscription rights if I own shares of restricted stock?

Yes. If you own shares of common stock as of 5:00 p.m., New York City time, on the record date of December 19, 2013, including shares of restricted common stock, you will receive one transferable subscription right per share of our common stock that you own on the record date, regardless of whether the restricted stock is unvested on the record date.

How do I exercise my subscription rights if I own shares in certificate form?

If you hold an EXCO stock certificate and you wish to participate in the rights offering, you must take the following steps:

•	deliver payment to the subscription agent before 5:00 p.m., New York City time, on January 9, 2014; and

•	deliver a properly completed and signed rights certificate to the subscription agent before 5:00 p.m., New York City time, on January 9, 2014.

In certain cases, you may be required to provide additional documentation or signature guarantees. If you send an uncertified personal check, payment will not be deemed to have been delivered to the subscription agent until the check has cleared. See “The Rights Offering—Method of Exercising Rights.”

Please follow the delivery instructions on the rights certificate that we plan to distribute as soon as practicable after the record date. Do not deliver documents to EXCO. You are solely responsible for completing delivery to the subscription agent of your subscription documents, rights certificate and payment. You should allow sufficient time for delivery of your subscription materials to the subscription agent so that the subscription agent receives them by 5:00 p.m., New York City time, on January 9, 2014.

If you send a payment that is insufficient to purchase the number of shares of common stock you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to the availability of shares of common stock under the over-subscription privilege and the elimination of fractional shares.

What should I do if I want to participate in the rights offering but my shares are held in the name of a broker, dealer, custodian bank or other nominee?

If you hold your shares of common stock through a broker, dealer, custodian bank or other nominee, then your nominee is the record holder of the shares you own. The record holder must exercise or sell the subscription rights on your behalf. If you wish to purchase our common stock through the rights offering, you should contact your broker, dealer, custodian bank or nominee as soon as possible. Please follow the instructions of your nominee. Your nominee may establish a deadline that may be before the expiration date of the rights offering. See “The Rights Offering—Method of Exercising Rights.”

What should I do if I want to participate in the rights offering, but my shares are allocated to my account under the 401(k) Plan?

If shares of our common stock are allocated to your account under the 401(k) Plan as of 5:00 p.m., New York City time, on the record date, you may exercise the subscription rights with respect to those shares of common stock to the same extent as other rights holders by electing what amount (if any) of your subscription rights you would like to exercise and properly completing the Form for Participants in the EXCO Resources, Inc. 401(k) Plan Transferable Subscription Rights Election Form, or the 401(k) Election Form, that is provided to you. In addition, you may instruct the 401(k) Plan trustee to sell all or a portion of the subscription rights allocated to your account by completing the 401(k) Election Form. You must return your properly completed 401(k) Election Form to the subscription agent as prescribed in the instructions accompanying the 401(k) Election Form. Your 401(k) Election Form must be received by the subscription agent by 5:00 p.m., New York City time, on January 6, 2014, or the 401(k) Deadline, which is the third business day prior to the expiration date of the rights offering. If your 401(k) Election Form is not received by the 401(k) Deadline, your election to exercise the subscription rights that are allocated to your 401(k) Plan account will not be effective.

The 401(k) Deadline is a special deadline that applies to participants (and other account holders) in the 401(k) Plan (notwithstanding the expiration date of the rights offering generally applicable to holders of subscription rights) and solely with respect to shares of our common stock held through the 401(k) Plan. If no instructions are received by the subscription agent prior to the 401(k) Deadline, no subscription rights will be exercised by the 401(k) Plan trustee on your behalf, and the 401(k) Plan trustee will attempt to sell the subscription rights allocated to your 401(k) Plan account through the NYSE. The 401(k) Plan trustee’s attempt to sell the subscription rights may be unsuccessful. Any subscription rights allocated to your 401(k) Plan account will expire unless they are timely and fully exercised by the 401(k) Deadline or otherwise sold by the 401(k) Plan trustee. Any amounts obtained from the sale of subscription rights by the 401(k) Plan trustee will be allocated on an individual basis to each participant who did not timely submit instructions to exercise subscription rights allocated to its account or who instructed the 401(k) Plan trustee to sell all or a portion of the subscription rights allocated to its account. The amounts obtained from the sale of a participant’s subscription rights will be allocated to the Guaranteed Income Fund in the participant’s 401(k) Plan account.

If you elect to exercise some or all of the subscription rights allocated to your 401(k) Plan account, you must ensure that the number of shares for which you subscribe under the basic subscription right on your 401(k) Election Form accurately reflects the number of shares to which you are entitled. You must also ensure that your current investment in your 401(k) Plan account in the Guaranteed Income Fund is sufficient to fully satisfy the subscription payment for the subscription rights you elect to exercise on your 401(k) Election Form, as you may only pay for the exercise of such subscription rights through the liquidation of funds held by your 401(k) Plan account in the Guaranteed Income Fund. If your 401(k) Plan account investment in this fund is insufficient to fully satisfy the subscription payment, the subscription rights allocated to your 401(k) Plan account will be exercised to the fullest extent possible based on the liquidated value of your 401(k) Plan account invested in this fund, rounded down to the nearest whole share.

Furthermore, the Employee Retirement Income Security Act of 1974, as amended, or ERISA, prohibits the purchase of shares of common stock by the 401(k) Plan from EXCO for more than “adequate consideration,” which is defined in ERISA for a publicly traded company as the prevailing price on a national securities exchange (in this case, the NYSE) on or about the date the subscription rights are exercised by the 401(k) Plan trustee (which we anticipate will occur after the 401(k) Deadline and prior to the expiration of the rights

x

offering), or the Prevailing Market Price. Accordingly, the 401(k) Plan trustee will exercise or not exercise your subscription rights as follows:

•	if the Prevailing Market Price is less than the subscription price of $5.00 per share, notwithstanding your direction to the 401(k) Plan trustee to exercise the subscription rights, the subscription rights will not be exercised; and

•	if the Prevailing Market Price is greater than or equal to the subscription price of $5.00 per share, the 401(k) Plan trustee will follow your direction, if any, to exercise your subscription rights.

See “The Rights Offering—Special Instructions for Participants in Our 401(k) Plan.”

What form of payment must I use to pay the subscription price?

Unless shares of common stock are allocated to your account under the 401(k) Plan, payments submitted to the subscription agent must be made in U.S. currency, by one of the following methods, in accordance with the instructions accompanying the rights certificate:

•	certified or personal check drawn on a U.S. bank payable to “Continental Stock Transfer & Trust Company”;

•	postal, telegraphic or express money order payable to “Continental Stock Transfer & Trust Company”; or

•	wire transfer of immediately available funds directly to the account maintained by “Continental Stock Transfer & Trust Company as agent for EXCO Resources Rights Offering”; at Bank Name: JP Morgan Chase Bank; ABA #: 021000021; Account #: 475-581202. Any wire transfer should clearly indicate the identity of the subscriber who is paying the subscription price by wire transfer.

Payments will be deemed to have been received upon:

•	clearance of any uncertified personal check deposited by Continental Stock Transfer & Trust Company;

•	receipt by Continental Stock Transfer & Trust Company of any certified check or bank draft drawn upon a U.S. bank;

•	receipt by Continental Stock Transfer & Trust Company of any postal, telegraphic or express money order; or

•	receipt by Continental Stock Transfer & Trust Company of any wire transfer of immediately available funds.

If you elect to exercise your subscription rights, we urge you to consider using a certified or cashier’s check, money order or wire transfer of funds to ensure that Continental Stock Transfer & Trust Company receives your funds prior to the expiration of the rights offering. If paying by uncertified personal check, the funds paid thereby may take five or more business days to clear. Accordingly, if you wish to pay the subscription price by means of uncertified personal check, you are urged to make payment sufficiently in advance of the expiration of the rights offering to ensure that such payment is received and clears by such time. See “The Rights Offering—Payment Method.”

If you hold your shares in the name of a broker, dealer, custodian, bank or other nominee, separate payment instructions may apply. Please contact your nominee, if applicable, for further payment instructions.

When will I receive my new shares?

If you are a holder of record of our common stock and purchase shares of common stock in the rights offering, you will receive a direct registration account statement representing your new shares as soon as practicable after the closing of the rights offering, which is expected to occur on or about January 17, 2014. If your shares are allocated to your account under the 401(k) Plan or held through a broker, dealer, custodian bank or other nominee and you purchase shares of common stock in the rights offering, your account under the 401(k) Plan or at your nominee will be credited with your new shares as soon as practicable following the closing of the rights offering.

After I send in my payment and elect to exercise my subscription rights, may I cancel my exercise of subscription rights?

No. All exercises of subscription rights are irrevocable, subject to applicable law, unless the rights offering is cancelled, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase shares in the rights offering. See “The Rights Offering—No Revocation or Change.”

Are there risks in exercising my rights?

Yes. Exercising your rights involves the purchase of shares of our common stock. You should consider this investment as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under “Risk Factors” in this prospectus and in the documents incorporated by reference into this prospectus.

If the rights offering is not completed, will my subscription payment be refunded to me?

Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If the rights offering is not completed, all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable. If you own shares in the name of a broker, dealer, custodian bank or other nominee, it may take longer for you to receive your subscription payment because the subscription agent will return payments through the record holder of your shares.

What fees or charges apply directly to me if I purchase shares of common stock in the rights offering?

We are not charging any fee or sales commission to issue subscription rights to you or to issue shares to you if you exercise your subscription rights. If you exercise your subscription rights through your broker, dealer, custodian bank or other nominee, you are responsible for paying any fees your intermediary may charge you.

What are the material U.S. federal income tax considerations for exercising my subscription rights?

For U.S. federal income tax purposes, you will not recognize income or loss in connection with the receipt or exercise of subscription rights in the rights offering. You should consult your tax advisor as to your particular tax consequences resulting from the rights offering. For a detailed discussion, see “Material U.S. Federal Income Tax Considerations.”

To whom should I send my forms and payment?

If your shares are held in the name of a broker, dealer, custodian bank or other nominee, you should send your subscription documents, rights certificate and subscription payment to that record holder. If you are the record holder of your shares, then you should send your subscription documents, rights certificate and subscription payment by hand delivery, first class mail or courier service to:

Continental Stock Transfer & Trust Company

17 Battery Place—8th Floor

New York, NY 10004

Attn: Corporate Actions Department

Telephone: (917) 262-2378

See “The Rights Offering—Subscription Agent and Information Agent.”

You, and if applicable, your nominee, are solely responsible for completing delivery to the subscription agent of your subscription documents, rights certificate and payment. You should allow sufficient time for delivery of your subscription materials to the subscription agent and clearance of payment before the expiration of the rights offering. If you hold your shares of common stock through a broker, dealer, custodian, bank or other nominee, your nominee may establish an earlier deadline before the expiration date of the rights offering.

Whom should I contact if I have other questions?

If you have more questions about the rights offering or need additional copies of the rights offering documents, please contact the information agent D.F. King & Co., Inc., by calling 1-800-755-7250 toll-free or, if you are a bank or broker, at 1-212-269-5550. In addition, you may contact the subscription agent at the phone number above.

SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before deciding whether to exercise your subscription rights. You should carefully read the entire prospectus, including the information under “The Rights Offering” in this prospectus and “Risk Factors” in this prospectus and the documents incorporated by reference herein. We have provided definitions of terms commonly used in the oil and natural gas industry in the “Glossary of Selected Oil and Natural Gas Terms” beginning on page 67 of this prospectus.

Our Company

We are an independent oil and natural gas company engaged in the exploitation, exploration, acquisition, development and production of onshore U.S. oil and natural gas properties with a focus on shale resource plays. Our principal operations are conducted in certain key U.S. oil and natural gas areas including Texas, Louisiana and the Appalachia region.

We recently adjusted our primary strategy to emphasize our focus on exploiting our shale resource plays, while continuing to evaluate complementary acquisitions in our existing operating areas that meet our strategic and financial objectives. We plan to carry out this strategy by leveraging our management and technical team’s experience, exploiting our multi-year inventory of development drilling locations in our shale plays, actively seeking acquisition opportunities inside our existing operating areas, managing our liquidity and enhancing financial flexibility.

Recent Developments

EXCO/HGI Partnership

On February 14, 2013, we formed a partnership, or the EXCO/HGI Partnership, with Harbinger Group Inc., or HGI. We contributed our conventional non-shale assets in East Texas and North Louisiana and our shallow Canyon Sand and other assets in the Permian Basin of West Texas to the EXCO/HGI Partnership in exchange for net proceeds of $574.8 million, after final purchase price adjustments, and a 25.5% economic interest in the EXCO/HGI Partnership. HGI’s economic interest in the EXCO/HGI Partnership is 74.5%. The primary strategy of the EXCO/HGI Partnership is to exploit its current asset base and acquire conventional producing oil and natural gas properties to enhance asset value and cash flow. Proceeds from the formation of the EXCO/HGI Partnership were used to reduce our outstanding indebtedness under the EXCO Resources Credit Agreement.

Immediately following the closing, the EXCO/HGI Partnership entered into an agreement to purchase the remaining shallow Cotton Valley assets within our joint venture with an affiliate of BG Group plc, or BG Group, for $130.7 million, after final purchase price adjustments. The assets acquired as a result of this transaction represented an incremental working interest in properties owned by the EXCO/HGI Partnership. The transaction closed on March 5, 2013 and was funded with borrowings from the EXCO/HGI Partnership’s credit agreement.

Haynesville and Eagle Ford Acquisitions

On July 2, 2013, we entered into definitive agreements with Chesapeake Energy Corporation, or Chesapeake, to acquire producing and undeveloped oil and natural gas assets in the Haynesville and Eagle Ford shale formations, or the Chesapeake Properties, for an aggregate purchase price of approximately $1.0 billion, subject to customary preliminary purchase price adjustments.

We amended and restated the EXCO Resources Credit Agreement to facilitate these acquisitions, which increased the borrowing base to $1.6 billion, including a $1.3 billion revolving commitment and a $300.0 million term loan. The EXCO Resources Credit Agreement provides that net proceeds from certain asset sales in excess of the borrowing base value (if any) will be used to reduce $400 million of outstanding borrowings by July 31, 2014, or the Asset Sale Requirement.

We closed the acquisition of the Haynesville assets on July 12, 2013 for a purchase price of $288.2 million, after customary preliminary purchase price adjustments. The acquisition was funded with borrowings from the EXCO Resources Credit Agreement. The acquisition included certain producing wells and non-producing oil, natural gas and mineral leases located in our core Haynesville shale operating area in Caddo Parish and DeSoto Parish, Louisiana. At the time of the acquisition, these properties included Chesapeake’s non-operated interests in 170 wells operated by EXCO on approximately 5,600 net acres, therefore increasing our working interest in the wells we operate, and operated interests in 11 producing wells on approximately 4,000 net acres. The acquisition added approximately 55 identified drilling locations in the Haynesville shale formation to our drilling inventory. BG Group elected not to exercise its preferential right to acquire a 50% interest in these assets.

We closed the acquisition of the Eagle Ford assets on July 31, 2013 for a purchase price of $685.3 million, after customary preliminary purchase price adjustments, adding oil production and oil drilling locations to our portfolio. The acquisition included certain producing wells and non-producing oil, natural gas and mineral leases in the Eagle Ford shale in the counties of Zavala, Dimmit, La Salle and Frio in South Texas. At the time of the acquisition, these properties included operated interests in 120 wells on approximately 55,000 net acres and the acquisition added approximately 300 identified drilling locations to our drilling inventory. In addition, we entered into a farm-out agreement with Chesapeake that currently covers approximately 102,000 net acres adjacent to the acquired properties.

In connection with closing the acquisition of the Eagle Ford assets, we entered into the KKR Participation Agreement and sold an undivided 50% interest in the undeveloped acreage we acquired for approximately $130.9 million, after preliminary closing adjustments, or the KKR Participation Agreement. Proceeds from the sale of properties were used to reduce the EXCO Resources Credit Agreement borrowing base and outstanding borrowings by $130.9 million.

The KKR Participation Agreement provides that EXCO and KKR will jointly fund future costs to develop the Eagle Ford assets. With respect to each well drilled, EXCO will assign half of its undivided 50% interest in such well to KKR such that KKR will fund and own 75% of each well drilled and EXCO will fund and own 25% of each well drilled. On a quarterly basis, EXCO and KKR will determine the development plan covering the following twelve months. EXCO will be required to offer to purchase KKR’s 75% working interest in wells drilled that have been in production for one year. These offers will be made on a quarterly basis for groups of wells at fair market value, as defined in the KKR Participation Agreement, subject to specific well criteria and return hurdles. We are required to make our first offer during the first quarter of 2015 for wells that have been on line for approximately one year. The parties have agreed on approximately 300 identified locations to be drilled over a five year period.

TGGT Sale

On November 15, 2013, EXCO and BG US Gathering Company, LLC, an affiliate of BG Group, closed the conveyance of 100% of the equity interests in TGGT Holdings, LLC, or TGGT, to Azure Midstream Holdings, LLC, or Azure, for an aggregate sales price of approximately $910 million, of which approximately $875 million was paid in cash and the remaining portion was paid in the form of an approximate 7% equity interest in Azure, which was divided equally between EXCO and BG Group. We received approximately $240.2 million in net cash proceeds at the closing after the repayment of TGGT’s credit agreement. Proceeds from the sale were used to reduce the EXCO Resources Credit Agreement borrowing base and outstanding borrowings by approximately $240.2 million leaving us with approximately $28.9 million currently outstanding on the Asset Sale Requirement.

Management Change

Douglas H. Miller resigned from serving as our chief executive officer, chairman of the board of directors and as a director on November 20, 2013. Our board of directors appointed Jeffrey D. Benjamin to serve as non-executive chairman of the board of directors and initiated a search to identity a new chief executive officer.

2014 Capital Budget

Our board of directors has approved a capital budget of $368 million for 2014 of which $294 million is allocated to development and completion activities. We believe the capital budget is appropriate for current commodity prices and our capital structure. EXCO estimates that the 2014 capital budget will result in an approximate 15% production decline year-over-year while increasing our exposure to crude oil. These capital expenditures exclude the EXCO/HGI Partnership, which funds its capital expenditures through internally generated cash flow and its credit agreement, and also exclude any capital expenditures for our Permian joint development, which is in early stages of evaluation. The 2014 capital budget is currently allocated among the different budget categories as follows:

(Dollars in millions)
Drilling and completion	$294
Field operations, gathering and water projects	24
Land and seismic	21
Corporate and other	11
Capitalized interest	18

Total	$368

We expect to fund our 2014 capital budget with cash flow from operations as well as borrowings under the EXCO Resources Credit Agreement to the extent necessary. Our 2014 operated rig count is expected to average nine rigs, of which four will drill in the Haynesville and Bossier shales and five will drill in the Eagle Ford shale. We will also utilize a rig in Appalachia for a partial year to drill two appraisal wells. Details of our plans within the various areas follow:

(Dollars in millions)	Gross Wells Spud(1)	Net Wells Spud(1)	Net Wells Completed(1)	Drilling & Completion	Other Capital	Total Capital
East TX/North LA	42	20.5	18.3	$173	$11	$184
South Texas	90	15.2	14.3	109	29	138
Appalachia	2	0.5	0.5	12	5	17
Corporate and other(2)	—	—	—	—	29	29

Total	134	36.2	33.1	$294	$74	$368

(1)	EXCO operated.
(2)	Includes $18 million of capitalized interest.

East Texas and North Louisiana:

Our Haynesville shale position continues to be the most significant asset driving 2014 performance. We plan to spend a total of $184 million developing wells in the Haynesville and Bossier shales, of which $173 million will be spent on drilling and completion. We plan to spud 42 gross (20.5 net) horizontal wells and turn to sales 35 gross (18.3 net) horizontal wells in this area.

We currently have 434 operated horizontal wells producing in East Texas and North Louisiana and November 2013 net production averaged 306 Mmcfe/d. Our continuous improvement in drilling days as well as optimization of completion designs have resulted in recent well costs of $7.5 million in our Holly core area, an approximate 10% reduction as compared to 2012. Approximately 70% of the drilling and completion budget will be focused in our Holly core area in DeSoto Parish, Louisiana, where we will develop seven units on 107 acre spacing with 4,200 foot laterals and 14 frac stages. This modified spacing is designed to optimize long-term performance and increase value per fully developed unit.

The remaining drilling and completion capital will spud and turn to sales eight gross (3.2 net) horizontal wells in the Shelby area in San Augustine County, Texas. We have been encouraged by recent industry success using enhanced completion methods in this area. The 2014 program will utilize laterals as long as 7,000 feet, more proppant per completed lateral foot and more restricted flowback. If the enhanced completion methods are successful on our acreage, this program will provide attractive economics in the current price environment and provide a growth platform for future development.

South Texas:

The capital budget program for our newly acquired Eagle Ford shale asset totals $138 million, of which $109 million will be spent to spud 90 gross (15.2 net) horizontal wells and turn to sales 82 gross (14.3 net) horizontal wells. The budgeted capital expenditures and net well counts reflect our lower working interest in our focus area wells during the first year of production relative to our joint venture partner (affiliates of KKR).

We currently have 126 operated horizontal wells producing in South Texas and November 2013 net production averaged 7,300 Boe/d. In 2014, we plan to drill 84 gross (14.2 net) horizontal wells in our focus area acreage with 500 foot (80-acre) spacing. We will continue our evaluation of the farm-out acreage, which is approximately 102,000 net acres, and plan to drill six gross (1.0 net) farm-out wells in 2014. An additional $29 million will fund pumping unit installations and infill leasing.

Appalachia:

November net production averaged 64 Mmcfe/d from 121 Marcellus shale wells and approximately 6,149 conventional wells. The 2014 capital budget program for our Marcellus shale program totals $17 million, of which $12 million will be spent to drill and complete two gross appraisal wells and fund our working interest in wells operated by others. The appraisal wells will be used to evaluate future development activities.

Permian:

In the Permian region, the first five horizontal wells drilled in 2013 are funded under a joint development agreement with an operator that is carrying us on drilling and completion costs totaling $18.9 million. We expect this carry to be fully utilized by the end of 2013. We will evaluate the results of the five Wolfcamp shale horizontal wells and, if appropriate, will recommend to our board of directors additional 2014 capital for the approximately 20,000 gross acres once our evaluation is complete.

Corporate Information

EXCO Resources, Inc. is a Texas corporation incorporated in October 1955. Shares of our common stock trade on the NYSE under the symbol “XCO.” Our principal executive office is located at 12377 Merit Drive, Suite 1700, LB 82, Dallas, Texas 75251. Our telephone number is (214) 368-2084. Our website address is www.excoresources.com. The information available on or through our website is not part of this prospectus.

THE RIGHTS OFFERING

The following summary describes the principal terms of the rights offering, but is not intended to be complete. See the information under “The Rights Offering” in this prospectus for a more detailed description of the terms and conditions of the rights offering.

Securities Offered	We are distributing to you, at no charge, one transferable subscription right for each share of common stock that you owned as of 5:00 p.m., New York City time, on the record date, December 19, 2013, either as a holder of record or, in the case of shares held of record by brokers, dealers, custodian banks or other nominees on your behalf, as beneficial owner of those shares.

Basic Subscription Right	The basic subscription right will entitle you to purchase, with respect to each subscription right, 0.25 of a share of our common stock at a subscription price of $5.00 per whole share. Fractional shares resulting from the exercise of the basic subscription right on an aggregate basis by any holder will be eliminated by rounding down to the nearest whole share.

Over-Subscription Privilege	If you timely and fully exercise your basic subscription right (including in respect of subscription rights purchased from others), subject to the terms below, you may also choose to subscribe for any or all of the Unsubscribed Shares. The number of shares that will be available pursuant to the over-subscription privilege in the rights offering, including the shares to be subscribed for and purchased by the Investors under the over-subscription privilege, will be the Unsubscribed Shares.

If the requests for over-subscription (including of the Investors) exceed the available shares, we will allocate the Unsubscribed Shares pro rata among the rights holders exercising the over-subscription privilege in proportion to the number of shares of our common stock each of those rights holders owned as of 5:00 p.m., New York City time, on the record date, relative to the number of shares owned as of 5:00 p.m., New York City time, on the record date by all rights holders exercising the over-subscription privilege (including the Investors). In addition, pursuant to the Investment Agreements, and subject to the terms and conditions thereof, each of the Investors has agreed to subscribe for and purchase, in a private placement, its respective pro rata portion of shares under the basic subscription right and all Unsubscribed Shares under the over-subscription privilege, subject to availability and the pro rata allocation among the rights holders who have elected to exercise their over-subscription privilege, based on the number of shares of common stock each of the Investors owned as of 5:00 p.m., New York City time, on the record date, relative to the number of shares owned on the record date by all rights holders exercising the over-subscription privilege (including the Investors); provided, that each of the Investors shall not be obligated to purchase an aggregate number of shares that would exceed the lesser of (i) 100% of the Unsubscribed Shares or (ii) an amount of Unsubscribed Shares, which when taken together with the number of shares issued pursuant to the Investor’s basic subscription right, equal 50% of the total shares offered in the rights offering.

If this pro rata allocation results in any rights holder receiving a greater number of shares of common stock than the rights holder subscribed for pursuant to the exercise of the over-subscription privilege, then such rights holder will be allocated only that number of shares for which the rights holder over-subscribed, and the remaining shares will be allocated among all other rights holders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all Unsubscribed Shares have been allocated. Fractional shares resulting from the exercise of the over-subscription privilege, on an aggregate basis to any rights holder, will be eliminated by rounding down to the nearest whole share.

Subscription Price	$5.00 per share. To be effective, any payment related to the exercise of a subscription right must clear before the rights offering expires. See “The Rights Offering—Payment Method.”

Record Date	5:00 p.m., New York City time, on December 19, 2013.

Expiration of the Rights Offering	5:00 p.m., New York City time, on January 9, 2014. See “The Rights Offering—Expiration Date and Extension.”

Use of Proceeds	We intend to use the net proceeds from the sale of common stock offered in the rights offering and pursuant to the Investment Agreements to repay a portion of the indebtedness under the EXCO Resources Credit Agreement. See “Use of Proceeds.”

Transferability and Sale of Subscription Rights	The subscription rights are transferable until 4:00 p.m., New York City time, on January 8, 2014, the business day immediately preceding the expiration date of the rights offering. You may seek to sell or otherwise transfer your subscription rights through normal investment channels. See “The Rights Offering—Method of Transferring Rights.” We expect that the subscription rights will be admitted to trade on the NYSE under the symbol “XCO-RT.”

The subscription rights are a new issue of securities, however, and do not have an established trading market. We cannot give you any assurance that the subscription rights will trade on the NYSE, a market for the rights will develop or, if a market does develop, whether it will be sustainable throughout the period when the subscription rights are transferable or at what prices the subscription rights will trade. Therefore, we cannot assure you that you will be able to sell any of your subscription rights or as to the value you may receive in a sale. Commissions and applicable taxes or broker fees may apply if you sell your subscription rights. See “The Rights Offering—Transferability of and Market for Rights” and “The Rights Offering—Method of Transferring Rights.”

No Board Recommendation	Our board of directors is making no recommendation regarding your exercise of the subscription rights. See “The Rights Offering—No Board Recommendation to Rights Holders.”

You are urged to make your decision based on your own assessment of our business and the rights offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

Conditions, Amendment, Withdrawal and Cancellation	There are no conditions precedent to the rights offering but there are conditions to the consummation of the transactions contemplated by the Investment Agreements. See “The Investment Agreements; Effects of the Transactions.”

Subject to the provisions of the Investment Agreements, we reserve the right to amend, withdraw or cancel the rights offering at any time for any reason. If we cancel or withdraw the rights offering, the subscription agent will return all subscription payments without interest or penalty, as soon as practicable. If we cancel or withdraw the rights offering, the subscription rights will be void, of no value and will cease to be exercisable for shares of our common stock. See “The Rights Offering—Conditions, Amendment, Withdrawal and Cancellation” and “The Investment Agreements; Effects of the Transactions—The Investment Agreements.”

No Revocation	All exercises of subscription rights are irrevocable, subject to applicable law, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase the shares of common stock at the subscription price of $5.00 per share. See “The Rights Offering—No Revocation or Change.”

Extension	We do not intend to extend the rights offering period. However, if we elect to extend the rights offering, we will issue a press release announcing the extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration date of the rights offering. See “The Rights Offering—Expiration Date and Extension.”

Method of Exercising Rights	If you hold a stock certificate, the number of shares of common stock you may subscribe to purchase pursuant to your basic subscription right is indicated on the rights certificate we plan to distribute as soon as practicable after the record date. You may exercise your basic subscription right and over-subscription privilege, if any, by properly completing and executing the rights certificate, together with any required signature guarantees, and forwarding it, together with your full payment, to the subscription agent. All documents and payments must be received before 5:00 p.m., New York City time, on January 9, 2014, the expiration date of the rights offering.

If your subscription rights are held of record through the facilities of the Depository Trust Company, or DTC, you may exercise your subscription rights by instructing DTC, or having your broker, dealer, custodian bank or other nominee instruct DTC, to transfer your subscription rights from your account to the account of the subscription agent, together with certification as to the aggregate number of subscription rights you are exercising, the number of shares of our common stock for which you are subscribing under your basic subscription right and your over-subscription privilege, if any, and your full subscription payment.

If you are a beneficial owner of shares of our common stock that are registered in the name of a broker, dealer, custodian bank or other nominee, you will not receive a rights certificate. Instead, we will issue one subscription right to the nominee record holder for each share of common stock that you own on the record date. If you are not contacted by your nominee, you should promptly contact your nominee in order to subscribe for shares in the rights offering and follow the instructions provided by your nominee. Your subscription rights will not be considered exercised unless the subscription agent receives from you, your broker, dealer, custodian bank or other nominee, as the case may be, all of the required subscription documents and your full subscription payment prior to the expiration of the rights offering.

If shares are allocated to your 401(k) Plan account, you must deliver a properly completed 401(k) Election Form to the subscription agent before 5:00 p.m., New York City time, on January 6, 2014.

If you wish to exercise your subscription rights but you do not have sufficient time to deliver the rights certificate to the subscription agent prior to the expiration of the rights offering, you may follow the guaranteed delivery procedures described under “The Rights Offering—Guaranteed Delivery Procedures.”

Investment Agreements	Pursuant to the Investment Agreements, each of WL Ross and Hamblin Watsa has severally agreed to subscribe for and purchase from us, in a private placement, its respective pro rata portion of shares under the basic subscription right and all Unsubscribed Shares under the over-subscription privilege, subject to availability and the pro rata allocation among rights holders who have elected to exercise their over-subscription privilege; provided, that each of the Investors shall not be obligated to purchase an aggregate number of shares that would exceed the lesser of (i) 100% of the Unsubscribed Shares, or (ii) an amount of Unsubscribed Shares, which when taken together with the shares issued to the Investor pursuant to the basic subscription right, equals 50% of the total shares offered in the rights offering. See “The Investment Agreements; Effects of the Transactions—The Investment Agreements.”

Issuance of Shares of Common Stock	If you are a holder of record of our common stock and you purchase shares of our common stock through the rights offering, we will issue a direct registration account statement representing those shares to you as soon as practicable after the completion of the rights offering. If your shares are allocated to your account under the 401(k) Plan or held through a broker, dealer, custodian bank or other nominee and you purchase shares of common stock in the rights offering, your account under the 401(k) Plan or at your nominee will be credited with your new shares as soon as practicable following the closing of the rights offering.

Listing of Shares of Common Stock	Shares of our common stock trade on the NYSE under the symbol “XCO,” and the shares of common stock to be issued in connection with the rights offering will also be listed on the NYSE under the same symbol.

U.S. Federal Income Tax Considerations	You should not recognize taxable income for U.S. federal income tax purposes in connection with the receipt of subscription rights in the rights offering. You should, however, seek specific tax advice from your personal tax advisor in light of your personal tax situation and as to the applicability and effect of any other tax laws. See “Material U.S. Federal Income Tax Considerations.”

Subscription Agent	Continental Stock Transfer & Trust Company

Information Agent	D.F. King & Co., Inc.

Shares of Common Stock Outstanding Before the Rights Offering	As of December 5, 2013, 218,298,938 shares of our common stock were outstanding.

Shares of Common Stock Outstanding After Completion of the Rights Offering and the Transactions Contemplated by the Investment Agreements	We will issue up to an aggregate of 54,574,734 shares of common stock in the rights offering and the transactions contemplated under the Investment Agreements, subject to adjustment for fractional shares. Based on the number of shares of common stock outstanding as of December 5, 2013, if we issue all 54,574,734 shares of common stock, we would have 272,873,672 shares of common stock outstanding following the completion of the rights offering and the transactions contemplated by the Investment Agreements.

Risk Factors	Shareholders considering making an investment by exercising subscription rights in the rights offering or by purchasing subscription rights in the open market or otherwise should carefully read and consider the information set forth in “Risk Factors” beginning on page 13 of this prospectus, the documents incorporated by reference herein and the risks that we have highlighted in other sections of this prospectus.

Fees and Expenses	We will pay the fees and expenses of the rights offering, other than the fees and expenses of the Investors. We will not pay the Investors a fee nor reimburse any of their expenses in connection with the rights offering.

Questions	If you have any questions, please contact the information agent, D.F. King & Co., Inc., at 1-800-755-7250 toll-free or, if you are a bank or broker, at 1-212-269-5550.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference contain forward-looking statements, as defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These forward-looking statements relate to, among other things, the following:

•	our future financial and operating performance and results;

•	our business strategy;

•	market prices for oil, natural gas and natural gas liquids;

•	our future use of derivative financial instruments; and

•	our plans and forecasts.

We have based these forward-looking statements on our current assumptions, expectations and projections about future events.

We use the words “may,” “expect,” “anticipate,” “estimate,” “believe,” “continue,” “intend,” “plan,” “budget” and other similar words to identify forward-looking statements. The statements that contain these words should be read carefully because they discuss future expectations, contain projections of results of operations or our financial condition and/or state other “forward-looking” information. We do not undertake any obligation to update or revise publicly any forward-looking statements, except as required by applicable securities laws. These statements also involve risks and uncertainties that could cause our actual results or financial condition to materially differ from our expectations in this prospectus and the documents incorporated herein by reference, including, but not limited to:

•	fluctuations in the prices of oil, natural gas and natural gas liquids;

•	the availability of foreign oil, natural gas and natural gas liquids;

•	future capital requirements and availability of financing;

•	our ability to meet our current and future debt service obligations;

•	disruption of credit and capital markets and the ability of financial institutions to honor their commitments;

•	estimates of reserves and economic assumptions;

•	geological concentration of our reserves;

•	risks associated with drilling and operating wells;

•	exploratory risks, primarily related to our activities in shale formations, including the Eagle Ford shale play in South Texas;

•	discovery, acquisition, development and replacement of oil and natural gas reserves;

•	cash flow and liquidity;

•	timing and amount of future production of oil and natural gas;

•	availability of drilling and production equipment;

•	marketing of oil and natural gas;

•	political and economic conditions and events in oil-producing and natural gas-producing countries;

•	title to our properties;

•	litigation;

•	competition;

•	general economic conditions, including costs associated with drilling and operations of our properties;

•	environmental or other governmental regulations, including legislation to reduce emissions of greenhouse gases, legislation of derivative financial instruments, regulation of hydraulic fracture stimulation and elimination of income tax incentives available to our industry;

•	receipt and collectability of amounts owed to us by purchasers of our production and counterparties to our derivative financial instruments;

•	decisions whether or not to enter into derivative financial instruments;

•	potential acts of terrorism;

•	our ability to manage joint ventures with third parties, including the resolution of any material disagreements and our partners’ ability to satisfy obligations under these arrangements;

•	actions of third party co-owners of interests in properties in which we also own an interest;

•	fluctuations in interest rates; and

•	our ability to effectively integrate companies and properties that we acquire.

We believe that it is important to communicate our expectations of future performance to our investors. However, events may occur in the future that we are unable to accurately predict, or over which we have no control. We caution users of the financial statements not to place undue reliance on any forward-looking statements. When considering our forward-looking statements, keep in mind the risk factors and other cautionary statements in this prospectus and the documents incorporated herein by reference. The risk factors noted in this prospectus and the documents incorporated herein by reference provide examples of risks, uncertainties and events that may cause our actual results to differ materially from those contained in any forward-looking statement. Please see “Risk Factors” for a discussion of certain risks related to our business, the rights offering and an investment in our common stock.

Our revenues, operating results and financial condition depend substantially on prevailing prices for oil and natural gas and the availability of capital from the EXCO Resources Credit Agreement. Declines in oil or natural gas prices may have a material adverse affect on our financial condition, liquidity, results of operations, the amount of oil or natural gas that we can produce economically and the ability to fund our operations. Historically, oil and natural gas prices and markets have been volatile, with prices fluctuating widely, and they are likely to continue to be volatile.

RISK FACTORS

Our business, operations and financial condition are subject to various risks and uncertainties. Some of these are described below and in the documents incorporated by reference in this prospectus, and you should take these risks into account in evaluating us or any decision to exercise subscription rights or in deciding whether to invest in our common stock. This section does not describe all risks or uncertainties applicable to us, our industry or our business, and it is intended only as a summary of certain material factors. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, actual outcomes may vary materially from those contained in any forward-looking statement included in this prospectus and the documents incorporated by reference in this prospectus.

Risks Related to the Rights Offering and the Investment Agreements

Shareholders who do not exercise their subscription rights will experience a dilution of their relative ownership interests.

The rights offering is designed to enable us to raise capital while allowing the holders of our common stock on the record date for the rights offering to maintain their relative proportionate voting and economic interests in the Company. Each of the Investors has severally agreed to subscribe for and purchase from us, in a private placement, its respective pro rata portion of shares under the basic subscription right and all Unsubscribed Shares under the over-subscription privilege, subject to availability and the pro rata allocation among rights holders who have elected to exercise their over-subscription privilege; provided, that each of the Investors shall not be obligated to purchase an aggregate number of shares that would exceed the lesser of (i) 100% of the Unsubscribed Shares, or (ii) an amount of Unsubscribed Shares, which when taken together with the number of shares issued pursuant to the Investor’s basic subscription right, equals 50% of the total shares offered in the rights offering. The issuance of shares of common stock in the rights offering will dilute, and thereby reduce, your proportionate ownership in our shares of common stock if you do not exercise your basic subscription right in full.

WL Ross, Fairfax and their respective affiliates have significant influence over matters requiring shareholder approval because of their ownership of our common stock and their beneficial ownership may increase unless all rights holders exercise their basic subscription right in full.

As of December 5, 2013, each of WL Ross and Fairfax, directly or through certain affiliates, beneficially owned approximately 14.4% and 4.95%, respectively, of our outstanding shares of common stock. If no other rights holders timely and fully exercise their subscription rights and WL Ross and Hamblin Watsa fulfill their subscription and purchase commitments under the Investment Agreements, then the beneficial ownership of WL Ross and Fairfax (including Hamblin Watsa) in our shares of common stock will increase to approximately 21.5% and 14.0%, respectively, and the ownership interest of the remaining current shareholders, who currently own in the aggregate 80.6% of the outstanding shares of our common stock, will decrease to approximately 64.5%. The beneficial ownership of WL Ross and Fairfax (including Hamblin Watsa) and their affiliates would increase along with their influence on matters submitted for shareholder approval, including proposals regarding:

•	any merger, consolidation or sale of all or substantially all of our assets;

•	the election of members of our board of directors; and

•	any amendment to our articles of incorporation.

The current or increased ownership position of WL Ross, Fairfax (including Hamblin Watsa) and their respective affiliates could delay, deter or prevent a change of control or adversely affect the price that investors might be willing to pay in the future for shares of our common stock. The interests of WL Ross, Fairfax (including Hamblin Watsa) and their respective affiliates may significantly differ from the interests of our other shareholders and they may vote the shares of common stock they beneficially own in ways with which our other shareholders disagree.

The Investors’ obligations under the Investment Agreements are subject to a number of conditions, many of which are beyond our control.

The obligations of the Investors pursuant to the applicable Investment Agreement are subject to satisfaction or waiver of the following conditions: (i) the effectiveness of the registration statement for the rights offering; (ii) the rights offering having been conducted by the Company in accordance with the Investment Agreement in all material respects; (iii) the absence of any legal impediment to the implementation of the rights offering, the issuance and sale of shares under the Investment Agreements or the consummation of the transactions contemplated by the Investment Agreements; (iv) the accuracy of the Company’s representations and warranties; (v) the Company’s performance and compliance in all material respects with covenants and agreements, in each case as required to be performed or complied with on or prior to closing; (vi) the approval of shares issued in the rights offering for listing on the NYSE; (vii) the expiration or termination of any waiting period under the HSR Act; (viii) the absence of certain breaches or defaults under the other Investment Agreement that are the basis for a party to terminate or refuse to close the transactions contemplated under the other Investment Agreement; (ix) the absence of any Material Adverse Effect (as defined in the applicable Investment Agreement) since November 22, 2013; (x) we have not, and are not reasonably expected to, recognize any impairments to our assets which in the aggregate equal or exceed $150 million (excluding the $10,707,000 impairment previously taken by us for the quarter ended March 31, 2013); and (xi) other customary conditions. If any of these conditions are not satisfied by March 31, 2014, the Investors will have the right to terminate their respective Investment Agreement and their obligations to purchase shares of common stock under their respective Investment Agreement. In the event of such a termination of the Investment Agreements, we would not be able to consummate the rights offering on the terms described in this prospectus and we would be required to amend the terms of the rights offering or terminate the rights offering. See “The Investment Agreements; Effects of the Transactions—The Investment Agreements.”

The subscription price determined for the rights offering may not be indicative of the fair value of our common stock.

The subscription price for shares of our common stock in the rights offering was determined by the unanimous vote of our directors other than Messrs. Ross and Mitchell. In determining the subscription price, the disinterested directors considered a number of factors, including:

•	the current and historical trading prices of our common stock;

•	the price at which shareholders might be willing to participate in the rights offering;

•	the ability of shareholders to transfer or sell their subscription rights;

•	our need for additional capital and liquidity;

•	the cost of capital from other sources; and

•	comparable precedent transactions, including the percentage of shares offered, the terms of the subscription rights being offered, the subscription price and the discount that the subscription price represented to the immediately prevailing closing prices for those offerings.

The subscription price does not necessarily bear any relationship to the book value of our assets, net worth, past operations, cash flows, losses, financial condition or any other established criteria for fair value. You should not consider the subscription price as an indication of the fair value of shares of our common stock. The market price of our common stock could decline during or after the rights offering, and you may not be able to sell shares purchased in the rights offering at a price equal to or greater than the subscription price. We do not intend to change the subscription price in response to changes in the market price of our common stock prior to the closing of the rights offering.

The rights offering may cause the price of our common stock to decline.

The subscription price of $5.00 per share equals an approximate 29% discount on the sixty-day average trading price for the period ended November 22, 2013, the last trading day before the announcement of the rights offering. The subscription price also represents an approximately 6.7% discount on the closing price of $5.36 per share of common stock on the NYSE on November 22, 2013. The rights offering and its terms, including the subscription price, together with the number of shares of common stock we could issue if the rights offering is completed, may result in an immediate decrease in the market price of our common stock. This decrease may continue after the completion of the rights offering. If that occurs, your purchase of our shares of common stock in the rights offering may be at a price greater than the prevailing market price. Further, if a substantial number of subscription rights are exercised and the holders of the shares received upon exercise of those subscription rights choose to sell some or all of those shares, the resulting sales could also depress the market price of our common stock.

You may not revoke your exercise of your subscription rights and could be committed to buying shares above the prevailing market price.

The public trading market price of our common stock may fail to remain above, or later decline below, the subscription price before the subscription rights expire. If you exercise your subscription rights and, subsequently, the public trading market price of our common stock does not increase above, or later declines below, $5.00 per share, you will have committed to buying our shares of our common stock at a price above the prevailing market price. Once you have exercised your subscription rights, you may not revoke your exercise of such rights, subject to applicable law. Moreover, you may be unable to sell your shares of our common stock at a price equal to or greater than the subscription price.

If you acquire subscription rights, you may suffer a complete loss of your investment.

Our obligations under the Investment Agreements, including our obligation to consummate the rights offering, are conditioned upon certain requirements, which are discussed under “The Investment Agreements; Effects of the Transactions—The Investment Agreements.” There can be no assurance that these requirements will be satisfied or that the rights offering will be consummated.

We expect that the subscription rights will be traded on the NYSE under the trading symbol “XCO-RT” until 4:00 p.m., New York City time, on January 8, 2014. If you acquire subscription rights in the open market or otherwise and the rights offering is not consummated, the purchase price you paid for any subscription rights you have purchased will not be refunded to you. Accordingly, you may suffer a complete loss of your investment if you acquire subscription rights.

Significant sales of our common stock, or the perception that significant sales may occur in the future, could adversely affect the market price for our common stock.

The sale of substantial amounts of our common stock could adversely affect the price of the common stock. Sales of substantial amounts of our common stock in the public market, and the availability of shares for future sale, including up to 54,574,734 shares of our common stock expected to be issued in the rights offering and pursuant to the transactions contemplated by the Investment Agreements, could cause the market price of our common stock to remain low for a substantial amount of time. We cannot foresee the impact of such potential sales on the market, but it is possible that if holders of a significant percentage of such available shares attempt to sell such shares within a short period of time, the market for our shares of common stock would be adversely affected. Even if a substantial number of sales do not occur within a short period of time, the mere existence of this “market overhang” could have a negative impact on the market for our common stock and our ability to raise additional capital.

You may be unable to resell any of our shares of common stock that you purchase pursuant to the exercise of subscription rights immediately upon expiration of the rights offering period or unable to sell your shares at a price equal to or greater than the subscription price.

If you exercise subscription rights, you may not be able to resell the shares of our common stock purchased by exercising your subscription rights until you, or your broker, dealer, custodian bank or other nominee, if applicable, have received those shares. Moreover, you will have no rights as a shareholder of the shares you purchased in the rights offering until we issue the shares to you. Although we will endeavor to issue a direct registration account statement representing those shares as soon as practicable after completion of the rights offering, including the guaranteed delivery period and after all necessary calculations have been completed, there may be a delay between the expiration date of the rights offering and the time that the shares are issued. In addition, we cannot assure you that, following the exercise of your subscription rights, you will be able to sell your shares of our common stock at a price equal to or greater than the subscription price.

Because we may terminate the rights offering at any time, your participation in the rights offering is not assured.

Once you exercise your subscription rights, you may not revoke the exercise for any reason, subject to applicable law, unless we amend the rights offering. Subject to the provisions of the Investment Agreements, we may terminate the rights offering at any time. If we decide to terminate the rights offering, neither we nor the subscription agent will have any obligation with respect to the subscription rights, except that we will be required to return any subscription payments, without interest or penalty.

You will need to act promptly and follow subscription instructions.

Rights holders who desire to purchase shares in the rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent prior to 5:00 p.m., New York City time, on January 9, 2014, the expiration date of the rights offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your desired transaction, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor our subscription agent undertakes to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

If you desire to purchase shares in the rights offering through your subscription rights that are allocated to your 401(k) Plan account, you must elect what amount (if any) of your subscription rights allocated to such account that you would like to exercise by properly completing the 401(k) Election Form provided to you. In addition, you may instruct the 401(k) Plan trustee to sell all or a portion of the subscription rights allocated to your account by completing the 401(k) Election Form. You must return your properly completed 401(k) Election Form to the subscription agent as prescribed in the instructions accompanying the 401(k) Election Form. Your 401(k) Election Form must be received by the subscription agent by the 401(k) Deadline (5:00 p.m., New York City time, on January 6, 2014, which is the third business day prior to the expiration date of the rights offering). If your 401(k) Election Form is not received by the 401(k) Deadline, your election to exercise the subscription rights that are allocated to your 401(k) Plan account will not be effective. The 401(k) Deadline is a special deadline that applies to participants (and other account holders) in the 401(k) Plan (notwithstanding the expiration date of the rights offering generally applicable to holders of subscription rights) and solely with respect to the shares of our common stock held through the 401(k) Plan. Any subscription rights allocated to your 401(k) Plan account will expire unless they are properly exercised by the 401(k) Deadline or otherwise sold by the 401(k) Plan trustee.

If no instructions are received by the subscription agent prior to the 401(k) Deadline, no subscription rights will be exercised by the 401(k) Plan trustee on your behalf, and the 401(k) Plan trustee will attempt to sell the subscription rights attributable to your 401(k) Plan account through the NYSE. The 401(k) Plan trustee’s attempt to sell the subscription rights may be unsuccessful. Any amounts obtained from the sale of subscription rights by the 401(k) Plan trustee will be allocated on an individual basis to each participant who did not timely submit instructions to exercise subscription rights allocated to its account or who instructed the 401(k) Plan trustee to sell all or a portion of the subscription rights allocated to its account. The amounts obtained from the sale of a participant’s subscription rights will be allocated to the Guaranteed Income Fund in the participant’s 401(k) Plan account.

If you elect to exercise some or all of the subscription rights allocated to your 401(k) Plan account, you must ensure that the number of shares for which you are subscribing under the basic subscription right on your 401(k) Election Form accurately reflects the number of shares to which you are entitled. You must also ensure that your current investment in your 401(k) Plan account in the Guaranteed Income Fund is sufficient to fully satisfy the subscription payment for the subscription rights you elect to exercise on your 401(k) Election Form, as you may only pay for the exercise of such subscription rights through the liquidation of funds held by your 401(k) Plan account in the Guaranteed Income Fund. If your 401(k) Plan account investment in this fund is insufficient to fully satisfy the subscription payment, the subscription rights allocated to your 401(k) Plan account will be exercised to the fullest extent possible based on the liquidated value of your 401(k) Plan account invested in this fund, rounded down to the nearest whole share. For additional information, see “The Rights Offering—Special Instructions for Participants in Our 401(k) Plan.”

Our 401(k) Plan, which is receiving subscription rights, is not permitted to acquire, hold or dispose of subscription rights absent an exemption from the U.S. Department of Labor.

The 401(k) Plan is receiving subscription rights with respect to the shares of common stock held by the 401(k) Plan on behalf of the participants (and other account holders) as of the record date even though 401(k) plans and other plans subject to ERISA, such as ours, are not permitted under ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended, or the Code, to acquire, hold or dispose of subscription rights absent an exemption from the U.S. Department of Labor, or DOL. We are submitting a request to the DOL that an exemption be granted on a retroactive basis, effective as of the commencement of the rights offering, with respect to the acquisition, holding and exercise of the subscription rights by the 401(k) Plan and its participants (and other account holders); however, the DOL may deny our exemption application. If our exemption request is denied by the DOL, the DOL may require us to take appropriate remedial action and the Internal Revenue Service, or IRS, and DOL could impose certain taxes and penalties on us.

You may not receive all of the shares for which you subscribe pursuant to the over-subscription privilege.

If any rights holders (including rights holders who acquired subscription rights by purchasing subscription rights from others) do not exercise their basic subscription right in full, then rights holders who have exercised their basic subscription right in full (including in respect of subscription rights purchased from others) will be entitled to exercise an over-subscription privilege, subject to certain limitations and subject to a pro rata allocation, to purchase any or all of the shares of common stock that are not purchased by the other rights holders through the exercise of their basic subscription right at the same subscription price of $5.00 per share.

If over-subscription requests exceed the number of shares available, we will allocate the Unsubscribed Shares pro rata among the rights holders exercising the over-subscription privilege in proportion to the number of shares of our common stock each of those rights holders owned as of 5:00 p.m., New York City time, on the record date, relative to the number of shares owned as of 5:00 p.m., New York City time, on the record date by all rights holders exercising the over-subscription privilege (including the Investors). You may not receive any or all of the number of shares for which you over-subscribe. If the pro-rated number of shares allocated to you in connection with your over-subscription privilege is less than your over-subscription request, then the excess funds held by the subscription agent on your behalf will be returned to you, without interest or penalty, as soon as practicable. You have to exercise your basic subscription privilege in full (including in respect of subscription rights purchased from others) in order to exercise your over-subscription privilege. Because shares available pursuant to the over-subscription privilege, if any, will be allocated based on the number of shares of our common stock held as of 5:00 p.m., New York City time, on the record date, your ability to subscribe for shares pursuant to the over-subscription privilege will only be available to the extent that you own shares of our common stock as of 5:00 p.m., New York City time, on the record date.

No prior market exists for the subscription rights, and a liquid and reliable market for the subscription rights may not develop.

The subscription rights are a new issue of securities with no established trading market. Unless indicated otherwise, the subscription rights are transferable and we expect the rights to trade until 4:00 p.m., New York City time, on January 8, 2014, which is the business day immediately preceding the expiration date of the rights offering. Unless exercised, the subscription rights will cease to have any value following the expiration date. We are not responsible if you elect to sell your subscription rights and no public or private market exists to facilitate the purchase of subscription rights. In such event, the subscription rights will expire and will no longer be exercisable or transferable.

If you use an uncertified personal check to pay the subscription price for shares, it may not clear in time.

Any uncertified personal check used to pay for shares must clear prior to the expiration date of the rights offering, and the clearing process may require five or more business days. If you wish to pay the subscription price by uncertified personal check, we urge you to make payment sufficiently in advance of the time the rights offering expires to ensure that your payment is received and clears by that time.

Because our management will have broad discretion over the use of the net proceeds from the rights offering and the transactions contemplated by the Investment Agreements, you may not agree with how we use the proceeds, and we may not invest the proceeds successfully.

We currently anticipate that we will use the net proceeds from the rights offering and the transactions contemplated by the Investment Agreements to repay a portion of the indebtedness under the EXCO Resources Credit Agreement. We can reborrow under the EXCO Resources Credit Agreement and use the borrowings for working capital and general corporate purposes. Our management may allocate the proceeds from the rights offering as it deems appropriate. In addition, market factors may require our management to allocate portions of the proceeds for other purposes. Accordingly, you will be relying on the judgment of our management with regard to the use of the proceeds from the rights offering, and you will not have the opportunity, as part of your investment decision, to assess whether we are using the proceeds appropriately. It is possible that we may invest the proceeds in a way that does not yield a favorable, or any, return for us.

Risks Relating to Our Business

Fluctuations in oil and natural gas prices, which have been volatile at times, may adversely affect our revenues as well as our ability to maintain or increase our borrowing capacity, repay current or future indebtedness and obtain additional capital on attractive terms.

Our future financial condition, access to capital, cash flow and results of operations depend upon the prices we receive for our oil and natural gas. We are particularly dependent on prices for natural gas. As of December 31, 2012, 92.7% of our Proved Reserves were natural gas and approximately 96% of our production was natural gas. Historically, oil and natural gas prices have been volatile and are subject to fluctuations in response to changes in supply and demand, market uncertainty and a variety of additional factors that are beyond our control. Factors that affect the prices we receive for our oil and natural gas include:

•	supply and demand for oil and natural gas and expectations regarding supply and demand;

•	the level of domestic production;

•	the availability of imported oil and natural gas;

•	political and economic conditions and events in foreign oil and natural gas producing nations, including embargoes, continued hostilities in the Middle East and other sustained military campaigns, and acts of terrorism or sabotage;

•	the ability of members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls;

•	the cost and availability of transportation and pipeline systems with adequate capacity;

•	the cost and availability of other competitive fuels;

•	fluctuating and seasonal demand for oil, natural gas and refined products;

•	concerns about global warming or other conservation initiatives and the extent of governmental price controls and regulation of production;

•	regional price differentials and quality differentials of oil and natural gas;

•	the availability of refining capacity;

•	technological advances affecting oil and natural gas production and consumption;

•	weather conditions and natural disasters;

•	foreign and domestic government relations; and

•	overall economic conditions.

In the past, prices of oil and natural gas have been extremely volatile, and we expect this volatility to continue. During the eleven months ended November 30, 2013, the NYMEX price for natural gas fluctuated from a high of $4.41 per Mmbtu to a low of $3.11 per Mmbtu, while the NYMEX West Texas Intermediate crude oil price ranged from a high of $110.53 per Bbl to a low of $86.68 per Bbl. For the five years ended December 31, 2012, the NYMEX Henry Hub natural gas price ranged from a high of $13.58 per Mmbtu to a low of $1.91 per Mmbtu, while the NYMEX West Texas Intermediate crude oil price ranged from a high of $145.29 per Bbl to a low of $33.87 per Bbl. On November 30, 2013, the spot market price for natural gas at Henry Hub was $3.57 per Mmbtu, a 4% increase from December 31, 2012. On November 30, 2013, the spot market price for crude oil at Cushing was $89.25 per Bbl, a 1% increase from December 31, 2012. For 2012, our average realized prices (before the impact of derivative financial instruments) for oil and natural gas were $88.24 per Bbl and $2.53 per Mcf, respectively, compared with 2011 average realized prices of $91.01 per Bbl and $3.72 per Mcf, respectively.

Our revenues, cash flow and profitability and our ability to maintain or increase our borrowing capacity, to repay current or future indebtedness and to obtain additional capital on attractive terms depend substantially upon oil and natural gas prices.

Changes in the differential between NYMEX or other benchmark prices of oil and natural gas and the reference or regional index price used to price our actual oil and natural gas sales could have a material adverse effect on our results of operations and financial condition.

The reference or regional index prices that we use to price our oil and natural gas sales sometimes reflect a discount to the relevant benchmark prices, such as NYMEX. The difference between the benchmark price and the price we reference in our sales contracts is called a differential. We cannot accurately predict oil and natural gas differentials. Changes in differentials between the benchmark price for oil and natural gas and the reference or regional index price we reference in our sales contracts could have a material adverse effect on our results of operations and financial condition.

There are risks associated with our drilling activity that could impact our results of operations and financial condition.

Our drilling involves numerous risks, including the risk that we will not encounter commercially productive oil or natural gas reservoirs. We must incur significant expenditures to identify and acquire properties and to drill and complete wells. Additionally, seismic and other technology does not allow us to know conclusively prior to drilling a well that oil or natural gas is present or economically producible. The costs of drilling and completing wells are often uncertain, and drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including unexpected drilling conditions, pressure or irregularities in formations, equipment failures or accidents, weather conditions and shortages or delays in the delivery of equipment. We have experienced some delays in contracting for drilling rigs, obtaining fracture stimulation crews and materials, which result in increased costs to drill wells. All of these risks could adversely affect our results of operations and financial condition.

Our ability to develop properties in new or emerging formations may be subject to more uncertainties than drilling in areas that are more developed or have a longer history of established production.

The results of our drilling in new or emerging formations, including the Eagle Ford shale formation, are more uncertain initially than drilling results in areas that are developed, have established production or where we have a longer history of operation. Because new or emerging formations have limited or no production history, we are less able to use past drilling results in those areas to help predict future drilling results. Further, part of our strategy for the Eagle Ford shale formation involves the use of horizontal drilling and completion techniques that have been successful in other shale formations. Our experience with horizontal drilling in these areas to date, as well as the industry’s drilling and production history, while growing, is limited. The ultimate success of these drilling and completion techniques will be better evaluated over time as more wells are drilled and production profiles are better established.

If our drilling results are less than anticipated or we are unable to execute our drilling program because of capital constraints, lease expirations, and/or natural gas and oil prices decline, our investment in these areas may not be as attractive as we anticipate and we could incur material write-downs of undeveloped properties and the value of our undeveloped acreage could decline in the future, which could have a material adverse effect on our business and results of operations.

Market conditions or operational impediments, such as lack of available transportation or infrastructure, may hinder our production or adversely impact our ability to receive market prices for our production or to achieve expected drilling results.

Market conditions or the unavailability of satisfactory oil and natural gas transportation arrangements or infrastructure may hinder our access to oil and natural gas markets or delay our production. The availability of a ready market for our oil and natural gas production depends on a number of factors, including the demand for and supply of oil and natural gas and the proximity of reserves to pipelines and terminal facilities. Our ability to market our production depends, in substantial part, on the availability and capacity of gathering systems, pipelines, processing facilities and oil and condensate trucking operations owned and operated by third-parties. Our failure to obtain these services on acceptable terms could have a material adverse effect on our business. We may be required to shut in wells due to lack of a market or inadequacy or unavailability of crude oil or natural gas pipelines, gathering systems or trucking capacity. A portion of our production may also be interrupted, or shut in, from time to time for numerous other reasons, including as a result of accidents, excessive pressures, maintenance, weather, field labor issues or other disruptions of service. Curtailments and disruptions may last from a few days to several months, and we have no control over when or if third-party facilities are restored.

In the past we have experienced production curtailments due to infrastructure and market constraints in the Eagle Ford shale formation, which has caused natural gas production to either be shut in or flared. Any significant curtailment in gathering, processing or pipeline system capacity, significant delay in the construction of necessary facilities or lack of availability of transport would interfere with our ability to market the oil and natural gas we produce, and could have a material adverse effect on our cash flow and results of operations.

We depend on Chesapeake to market our oil and natural gas production in the Eagle Ford shale. If Chesapeake is unable or otherwise fails to market our Eagle Ford production, our revenues could be adversely affected.

We have entered into marketing agreements with an affiliate of Chesapeake to sell all of the anticipated oil and natural gas production associated with the acreage we acquired from Chesapeake in the Eagle Ford shale formation. If Chesapeake is unable or otherwise fails to market the oil and natural gas we produce from the Eagle Ford shale formation, we would be required to find alternate means to market our production, which could increase our costs, reduce the revenues we might obtain from the sale of our oil and natural gas or have a material adverse effect on our business, results of operations or financial condition.

We conduct a substantial portion of our operations through joint ventures, and our failure to continue such joint ventures or resolve any material disagreements with our partners could have a material adverse effect on the success of these operations, our financial condition and our results of operations.

We conduct a substantial portion of our operations through joint ventures with third parties, principally BG Group, HGI and KKR, and as a result, the continuation of such joint ventures is vital to our continued success. We may also enter into other joint venture arrangements in the future. In many instances we depend on these third parties for elements of these arrangements that are important to the success of the joint venture, such as agreed payments of substantial development costs pertaining to the joint venture and their share of other costs of the joint venture. The performance of these third party obligations or the ability of third parties to meet their obligations under these arrangements is outside our control. If these parties do not meet or satisfy their obligations under these arrangements, the performance and success of these arrangements, and their value to us, may be adversely affected. If our current or future joint venture partners are unable to meet their obligations, we may be forced to undertake the obligations ourselves and/or incur additional expenses in order to have some other party perform such obligations. In such cases we may also be required to enforce our rights, which may cause disputes among our joint venture partners and us. If any of these events occur, they may adversely impact us, our financial performance and results of operations, these joint ventures and/or our ability to enter into future joint ventures. In addition, we are required to present opportunities related to the development of certain conventional assets to the EXCO/HGI Partnership. BG Group also has the right to elect to participate in all acreage and other acquisitions in defined areas of mutual interest in the Haynesville and Appalachia regions. If they elect not to participate in a particular transaction or transactions, we would bear the entire cost of the acquisition and all development costs of the acquired properties.

Such joint venture arrangements may involve risks not otherwise present when exploring and developing properties directly, including, for example:

•	our joint venture partners may share certain approval rights over major decisions;

•	the possibility that our joint venture partners might become insolvent or bankrupt, leaving us liable for their shares of joint venture liabilities;

•	the possibility that we may incur liabilities as a result of an action taken by our joint venture partners;

•	joint venture partners may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives;

•	disputes between us and our joint venture partners may result in litigation or arbitration that would increase our expenses, delay or terminate projects and prevent our officers and directors from focusing their time and effort on our business;

•	that under certain joint venture arrangements, neither joint venture partner may have the power to control the venture, and an impasse could be reached which might have a negative influence on our investment in the joint venture; and

•	our joint venture partners may decide to terminate their relationship with us in any joint venture company or sell their interest in any of these companies and we may be unable to replace such joint venture partner or raise the necessary financing to purchase such joint venture partner’s interest.

The failure to continue some of our joint ventures or to resolve disagreements with our joint venture partners could adversely affect our ability to transact the business that is the subject of such joint venture, which would in turn negatively affect our financial condition and results of operations.

We may make significant capital expenditures and be subject to certain legal and financial terms as the result of our joint ventures with BG Group that could adversely affect us.

We are a party to a joint venture with BG Group covering an undivided 50% interest in a substantial portion of our shale assets in the East Texas/North Louisiana area including the Haynesville/Bossier shale, or the East Texas/North Louisiana JV. The East Texas/North Louisiana JV operates as a joint venture pursuant to a joint development agreement under which EXCO acts as the operator.

We are also party to a joint venture with BG Group covering our Marcellus shale acreage and shallow producing assets in the Appalachia region, or the Appalachia JV. Pursuant to the agreements governing the Appalachia JV, EXCO and BG Group agreed to jointly explore and develop their Appalachian properties, particularly the Marcellus shale. EXCO and BG Group each own a 50% interest in the operating entity that operates the Appalachia JV’s properties subject to oversight from a management board having equal representation from EXCO and BG Group. In addition, certain midstream assets owned by EXCO and BG Group are party to a midstream joint venture in Appalachia through which they will pursue the construction and expansion of gathering systems, pipeline systems and treating facilities for anticipated future production from the Marcellus shale. EXCO has unconditionally guaranteed its subsidiaries’ performance of the joint venture agreements under the Appalachia joint ventures.

Each of these joint ventures may require us to make significant capital expenditures. If we do not timely meet our financial commitments under the respective joint venture agreements, our rights to participate in such joint ventures will be adversely affected and other parties to the joint ventures may have a right to acquire a share of our interest in such joint ventures proportionate to, and in satisfaction of, our unmet financial obligations.

Our use of derivative financial instruments is subject to risks that our counterparties may default on their contractual obligations to us and may cause us to forego additional future profits or result in us making cash payments.

To reduce our exposure to changes in the prices of oil and natural gas, we have entered into, and may in the future enter into, derivative financial instrument arrangements for a portion of our oil and natural gas production. The agreements that we have entered into generally have the effect of providing us with a fixed price for a portion of our expected future oil and natural gas production over a fixed period of time. Our derivative financial instruments are subject to mark-to-market accounting treatment. The change in the fair market value of these instruments is reported as a non-cash item in our Consolidated Statements of Operations each quarter, which typically results in significant variability in our net income. Derivative financial instruments expose us to the risk of financial loss and may limit our ability to benefit from increases in oil and natural gas prices in some circumstances, including the following:

•	market prices may exceed the prices which we are contracted to receive, resulting in our need to make significant cash payments;

•	there may be a change in the expected differential between the underlying price in the derivative financial instrument agreement and actual prices received; or

•	the counterparty to the derivative financial instrument contract may default on its contractual obligations to us.

Our use of derivative financial instruments could have the effect of reducing our revenues and the value of our securities. During the nine months ended September 30, 2013 and the years ended December 31, 2012 and 2011, we received cash receipts to settle our derivative financial instrument contracts totaling $28.4 million, $202.1 million and $135.4 million, respectively. For the nine months ended September 30, 2013, a $1.00 increase in the average commodity price per Mcfe would have resulted in an increase in cash settlement payments (or a decrease in settlements received) of approximately $65.9 million. As of September 30, 2013, the net unrealized gains on our oil and natural gas derivative financial instrument contracts were $26.7 million. The ultimate settlement amount of these unrealized derivative financial instrument contracts is dependent on future commodity prices. We may incur significant realized and unrealized losses in the future from our use of derivative financial instruments to the extent market prices increase and our derivatives contracts remain in place.

To fund the acquisitions of oil and natural gas assets in the Haynesville and Eagle Ford shale formations, we incurred a substantial amount of indebtedness which may adversely affect our cash flow and our ability to operate our business, remain in compliance with debt covenants and make payments on our debt.

To finance the acquisitions of the oil and natural gas assets in the Haynesville and Eagle Ford shale formations, we entered into the amended EXCO Resources Credit Agreement on July 31, 2013. The borrowing base under the EXCO Resources Credit Agreement was increased to $1.6 billion, which included a $1.3 billion revolving commitment and a $300.0 million term loan commitment. As of December 6, 2013, the revolving commitment under the EXCO Resources Credit Agreement had an available borrowing base of approximately $928.9 million, with approximately $763.9 million of outstanding indebtedness and $158.2 million of unused borrowing base, net of letters of credit.

Our business may not generate sufficient cash flow from operations to enable us to repay our indebtedness, including our 7.5% senior unsecured notes due September 15, 2018, or the 2018 Notes, and the EXCO Resources Credit Agreement, to fund planned capital expenditures and to fund our other liquidity needs. If our cash flow, capital resources and planned asset sales are insufficient to repay our debt obligations and finance capital expenditure programs, we may be forced to sell additional assets, issue additional equity or debt securities or restructure our indebtedness. These options may not be available on commercially reasonable terms, or at all. In addition, the sale of assets or issuance of debt securities would have to be completed in compliance with the financial and other restrictive covenants in the EXCO Resources Credit Agreement and the indenture governing the 2018 Notes.

If we cannot make scheduled payments on our indebtedness, we will be in default and holders of the 2018 Notes could declare all outstanding principal and interest to be due and payable, the lenders under the EXCO Resources Credit Agreement could terminate their commitments to loan money, our secured lenders could foreclose against the assets securing their borrowings and we could be forced into bankruptcy or liquidation. Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, would materially and adversely affect our financial position and results of operations. Further, failing to comply with the financial and other restrictive covenants in the EXCO Resources Credit Agreement or the indenture governing the 2018 Notes could result in an event of default, which could adversely affect our business, financial condition and results of operations.

If we are unable to complete the joint development of our assets in the Eagle Ford shale formations with KKR, we may need to find alternative sources of capital, which may not be available on favorable terms, or at all.

On July 31, 2013, we closed the acquisition of certain producing and non-producing oil, natural gas and mineral leases and wells in the Eagle Ford shale located in Zavala, Dimmit, La Salle and Frio counties in South Texas. In connection with the closing of the acquisition of the Eagle Ford assets, we sold an undivided 50% interest in the undeveloped acreage to affiliates of KKR for approximately $130.9 million. With respect to each well drilled, EXCO will assign half of its undivided 50% interest in such well to KKR such that KKR will fund and own 75% of each well drilled and EXCO will fund and own 25% of each well drilled. There can be no assurance that KKR will elect to proceed with subsequent phases of the development of our Eagle Ford assets. If we cannot identify an alternative joint venture partner or partners for our Eagle Ford assets, sell assets at acceptable valuations or are unable to complete the joint development of our Eagle Ford assets, we will need to utilize cash flow from other operations or will need to find alternative sources of capital to finance the development of the Eagle Ford assets, which may slow the development of these assets and have a material adverse effect on our operations and prospects.

While we are required to make offers to purchase KKR’s interest in certain wells, we may not have sufficient funds or borrowing capacity under the EXCO Resources Credit Agreement to complete the acquisitions pursuant to the KKR Participation Agreement. In the event we fail to purchase a group of wells that KKR is obligated to sell, there are remedies available to KKR which allow KKR to reject future EXCO offers, terminate the KKR Participation Agreement, or pursue other legal remedies. This could require us to seek alternative financing to make offers to preserve KKR’s obligation to sell to us, or negatively impact our ability to increase our Eagle Ford assets via acquisitions of KKR’s producing properties.

We may be unable to obtain additional financing to implement our growth strategy.

The growth of our business will require substantial capital on a continuing basis. Due to the amount of debt we have incurred, it may be difficult for us in the foreseeable future to obtain additional debt financing or to obtain additional secured financing other than purchase money indebtedness. If we are unable to obtain additional capital on satisfactory terms and conditions or at all, we may lose opportunities to acquire oil and natural gas properties and businesses and, therefore, be unable to implement our growth strategy.

We may be unable to acquire or develop additional reserves, which would reduce our revenues and access to capital.

Our success depends upon our ability to find, develop or acquire additional oil and natural gas reserves that are profitable to produce. Factors that may hinder our ability to acquire or develop additional oil and natural gas reserves include competition, access to capital, prevailing oil and natural gas prices and the number and attractiveness of properties for sale. If we are unable to conduct successful development activities or acquire properties containing Proved Reserves, our total Proved Reserves will generally decline as a result of production. Also, our production will generally decline. In addition, if our reserves and production decline, then the amount we are able to borrow under the EXCO Resources Credit Agreement will also decline. We may be unable to locate additional reserves, drill economically productive wells or acquire properties containing Proved Reserves.

Development and exploration drilling and strategic acquisitions are the main methods of replacing reserves. However, development and exploration drilling operations may not result in any increases in reserves for various reasons. Our future oil and natural gas production depends on our success in finding or acquiring additional reserves. If we fail to replace reserves through drilling or acquisitions, our level of production and cash flows will be adversely affected.

We may not identify all risks associated with the acquisition of oil and natural gas properties, and any indemnifications we receive from sellers may be insufficient to protect us from such risks, which may result in unexpected liabilities and costs to us.

Generally, it is not feasible for us to review in detail every individual property involved in an acquisition. Our business strategy focuses on acquisitions of producing oil and natural gas properties. Any future acquisitions will require an assessment of recoverable reserves, title, future oil and natural gas prices, operating costs, potential environmental hazards and liabilities, potential tax and ERISA liabilities, other liabilities and similar factors. Ordinarily, our review efforts are focused on the higher-valued properties. Even a detailed review of properties and records may not reveal existing or potential problems, nor will it permit us to become sufficiently familiar with the properties to assess fully their deficiencies and capabilities. We do not inspect every well that we acquire. Potential problems, such as deficiencies in the mechanical integrity of equipment or environmental conditions that may require significant remedial expenditures, are not necessarily observable even when we inspect a well. Any unidentified problems could result in material liabilities and costs that could negatively impact our financial condition and results of operations.

Even if we are able to identify problems with an acquisition, the seller may be unwilling or unable to provide effective contractual protection or indemnity against all or part of these problems. Even if a seller agrees to provide indemnity, the indemnity may not be fully enforceable and may be limited by floors and caps on such indemnity.

We may not be able to satisfy our commitments to Azure to deliver a minimum amount of production volumes to TGGT, which could result in substantial shortfall payments.

In connection with the sale of TGGT, we entered into an agreement with Azure and BG Group pursuant to which we and BG Group agreed to deliver to TGGT’s gathering systems an aggregate minimum volume commitment of 600,000 Mmbtu/day of natural gas production from the Holly and Shelby fields during the five year period from December 1, 2013 through November 30, 2018. If the actual production volumes gathered on TGGT’s gathering systems of BG Group and us, each of our respective affiliates and certain other persons, for any year during such period are not sufficient to meet the minimum volume commitment, we and BG Group are each severally responsible for an equal share of a shortfall payment at the end of each year to Azure, subject to our ability to apply certain credits for volumes delivered in the prior year. The amount of the shortfall payment is based on the difference between the actual throughput volume for the year after applying available credits for the prior period (if any), and the minimum volume commitment for that year, multiplied by $0.40 per MMBtu. In the event that we are required to make a shortfall payment under these provisions, it could adversely affect our business, financial condition and results of operations.

We may encounter obstacles to marketing our oil and natural gas, which could adversely impact our revenues.

Our ability to market our oil and natural gas production will depend upon the availability and capacity of natural gas gathering systems, pipelines and other transportation facilities. We are primarily dependent upon third parties to transport our products. Transportation space on the gathering systems and pipelines we utilize is occasionally limited or unavailable due to repairs, outages caused by accidents or other events, or improvements to facilities or due to space being utilized by other companies that have priority transportation agreements. We have experienced production curtailments in East Texas/North Louisiana resulting from capacity restraints, offsetting fracturing stimulation operations and short term shutdowns of certain pipelines for maintenance purposes. As we have increased our knowledge of the Haynesville/Bossier shale plays, we have begun to shut in production on adjacent wells when conducting completion operations. Due to the high production capabilities of these wells, these volumes can be significant. Our access to transportation options can also be affected by U.S. federal and state regulation of oil and natural gas production and transportation, general economic conditions and changes in supply and demand. These factors and the availability of markets are beyond our control. If market factors dramatically change, the impact on our revenues could be substantial and could adversely affect our ability to produce and market oil and natural gas, the value of our common stock and our ability to pay dividends on our common stock.

We may not correctly evaluate reserve data or the exploitation potential of properties as we engage in our acquisition, exploration, development and exploitation activities.

Our future success will depend on the success of our acquisition, exploration, development and exploitation activities. Our decisions to purchase, explore, develop or otherwise exploit properties or prospects will depend in part on the evaluation of data obtained from production reports and engineering studies, geophysical and geological analyses and seismic and other information, the results of which are often inconclusive and subject to various interpretations. These decisions could significantly reduce our ability to generate cash needed to service our debt and fund our capital program and other working capital requirements.

We may be unable to integrate successfully the operations of acquisitions with our operations and we may not realize all the anticipated benefits of any acquisitions.

Integration of our acquisitions with our business and operations has been a complex, time consuming and costly process. Failure to successfully assimilate our past or future acquisitions could adversely affect our financial condition and results of operations.

Our acquisitions involve numerous risks, including:

•	operating a significantly larger combined organization and adding operations;

•	difficulties in the assimilation of the assets and operations of the acquired business, especially if the assets acquired are in a new business segment or geographic area;

•	the risk that oil and natural gas reserves acquired may not be of the anticipated magnitude or may not be developed as anticipated;

•	the loss of significant key employees from the acquired business;

•	the diversion of management’s attention from other business concerns;

•	the failure to realize expected profitability or growth;

•	the failure to realize expected synergies and cost savings;

•	coordinating geographically disparate organizations, systems and facilities; and

•	coordinating or consolidating corporate and administrative functions.

Further, unexpected costs and challenges may arise whenever businesses with different operations or management are combined, and we may experience unanticipated delays in realizing the benefits of an acquisition. If we consummate any future acquisitions, our capitalization and results of operations may change significantly, and you may not have the opportunity to evaluate the economic, financial and other relevant information that we will consider in evaluating future acquisitions.

Our estimates of oil and natural gas reserves involve inherent uncertainty, which could materially affect the quantity and value of our reported reserves, our financial condition and the value of our common stock.

Numerous uncertainties are inherent in estimating quantities of Proved Reserves, including many factors beyond our control. This prospectus contains estimates of our Proved Reserves and the PV-10 and Standardized Measure of our Proved Reserves. These estimates are based upon reports of our independent petroleum engineers. These reports rely upon various assumptions, including assumptions required by the Securities and Exchange Commission, or the SEC, as to oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. These estimates should not be construed as the current market value of our estimated Proved Reserves.

The process of estimating oil and natural gas reserves is complex, requiring significant decisions and assumptions in the evaluation of available geological, engineering and economic data for each reservoir. As a result, the estimates are inherently imprecise evaluations of reserve quantities and future net revenue and such estimates prepared by different engineers or by the same engineers at different times, may vary substantially.

Our actual future production, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves may vary substantially from those we have assumed in the estimates. Any significant variance in our assumptions could materially affect the quantity and value of reserves, the amount of PV-10 and Standardized Measure described in this prospectus, and our financial condition. In addition, our reserves, the amount of PV-10 and Standardized Measure may be revised downward or upward, based upon production history, results of future exploitation and development activities, prevailing oil and natural gas prices, decisions and assumptions made by engineers and other factors. A material decline in prices paid for our production can adversely impact the estimated volumes and values of our reserves. Similarly, a decline in market prices for oil or natural gas may adversely affect our PV-10 and Standardized Measure. Any of these negative effects on our reserves or PV-10 and Standardized Measure may negatively affect the value of our common stock.

Our internal and external engineers are currently in the process of determining our year-end 2013 reserve estimates in connection with our normal course year-end financial and operational reporting procedures. These reserve estimates may not be available until after the expiration of this offering. In the process of estimating our reserves, we expect both upward revisions and downward revisions of the estimated reserves in our various fields for a number of reasons. We are analyzing certain impacts to our Haynesville shale properties, including operational and mechanical matters, interference from nearby wells and overall field depletion that will negatively impact our Haynesville shale reserve estimates as compared to year-end 2012. Our 2013 acquisitions, 2013 drilling activity, improvements in natural gas prices and upward revisions in the Marcellus shale would offset any revisions as compared to our reported reserves at year-end 2012. Any reduction in our reserve estimates may require us to record a non-cash ceiling test impairment to our net oil and natural gas properties shown on our balance sheet, reduce our borrowing base or otherwise materially and adversely affect our future cash flows and financial performance.

We are exposed to operating hazards and uninsured risks that could adversely impact our results of operations and cash flow.

Our operations are subject to the risks inherent in the oil and natural gas industry, including the risks of:

•	fires, explosions and blowouts;

•	pipe failures;

•	abnormally pressured formations; and

•	environmental accidents such as oil spills, natural gas leaks, ruptures or discharges of toxic gases, brine or well fluids into the environment (including groundwater contamination).

We have in the past experienced some of these events during our drilling, production and midstream operations. These events may result in substantial losses to us from:

•	injury or loss of life;

•	severe damage to or destruction of property, natural resources and equipment;

•	pollution or other environmental damage;

•	environmental clean-up responsibilities;

•	regulatory investigation;

•	penalties and suspension of operations; or

•	attorneys’ fees and other expenses incurred in the prosecution or defense of litigation.

As is customary in our industry, we maintain insurance against some, but not all, of these risks. Our insurance may not be adequate to cover these potential losses or liabilities. Furthermore, insurance coverage may not continue to be available at commercially acceptable premium levels or at all. Due to cost considerations, from time to time we have declined to obtain coverage for certain drilling activities. We do not carry business interruption insurance. Losses and liabilities arising from uninsured or under-insured events could require us to make large unbudgeted cash expenditures that could adversely impact our results of operations and cash flow.

We currently carry general liability insurance and excess liability insurance with a combined annual limit of $101 million per occurrence and in the aggregate. These insurance policies contain maximum policy limits and deductibles ranging from $1,000 to $50,000 that must be met prior to recovery, and are subject to customary exclusions and limitations. Our general liability insurance covers us and our subsidiaries for third-party claims and liabilities arising out of lease operations and related activities. The excess liability insurance is in addition to, and is triggered if, the general liability insurance per occurrence limit is reached.

We also maintain control of well insurance and pollution insurance. Our control of well insurance has per occurrence and combined single limits ranging from $3 million to $25 million, depending upon formation, and is subject to a $500,000 deductible per occurrence. Our pollution insurance has a per occurrence and aggregate annual limit of $30 million and is subject to a $50,000 deductible per occurrence.

We require our third-party contractors to sign master service agreements in which they generally agree to indemnify us for the injury and death of the service provider’s employees as well as contractors and subcontractors that are hired by the service provider. Similarly, we agree to indemnify our third-party contractors against claims made by our employees and our other contractors. Additionally, each party generally is responsible for damage to its own property.

Our third-party contractors that perform hydraulic fracturing operations for us sign master service agreements containing the indemnification provisions noted above. We do not currently have any insurance policies in effect that are intended to provide coverage for losses solely related to hydraulic fracturing operations. We believe that our general liability, excess liability and pollution insurance policies would cover third-party claims related to hydraulic fracturing operations and associated legal expenses, in accordance with, and subject to, the terms of such policies. However, these policies may not cover fines, penalties or costs and expenses related to government-mandated environmental clean-up responsibilities.

Our operations may be interrupted by severe weather or drilling restrictions.

Our operations are conducted primarily in Texas, North Louisiana and Appalachia. The weather in these areas can be extreme and can cause interruption in our exploration and production operations. Severe weather can result in damage to our facilities entailing longer operational interruptions and significant capital investment.

Likewise, our operations are subject to disruption from hurricanes, winter storms and severe cold, which can limit operations involving fluids and impair access to our facilities. Additionally, many municipalities in Appalachia impose weight restrictions on the paved roads that lead to our jobsites due to the conditions caused by spring thaws.

We are subject to complex federal, state, local and other laws and regulations that could adversely affect the cost, manner or feasibility of conducting our operations.

Our oil and natural gas development and production operations are subject to complex and stringent laws and regulations. In order to conduct our operations in compliance with these laws and regulations, we must obtain and maintain numerous permits, approvals and certificates from various federal, state and local governmental authorities. We may incur substantial costs in order to comply with these existing laws and regulations. In addition, our costs of compliance may increase if existing laws and regulations are revised or reinterpreted, or if new laws and regulations become applicable to our operations.

Our business is subject to federal, state and local laws and regulations as interpreted and enforced by governmental authorities possessing jurisdiction over various aspects of the exploration for, production and sale of, oil and natural gas. Failure to comply with such laws and regulations, as interpreted and enforced, could have a material adverse effect on our business, financial condition and results of operations.

Certain federal income tax deductions currently available with respect to oil and natural gas exploration and development may be eliminated as a result of future legislation.

The Obama administration’s budget proposals for fiscal year 2014 contain numerous proposed tax changes, and from time to time, legislation has been introduced that would enact many of these proposed changes. The proposed budget and legislation would repeal many tax incentives and deductions that are currently used by U.S. oil and gas companies and impose new fees. Among others, the provisions include: elimination of the ability to fully deduct intangible drilling costs in the year incurred; repeal of the percentage depletion deduction for oil and gas properties; repeal of the domestic manufacturing tax deduction for oil and gas companies; increase in the geological and geophysical amortization period for independent producers; and implementation of a fee on non-producing federal oil and gas leases. The passage of legislation containing some or all of these provisions or any other similar change in U.S. federal income tax law could eliminate or postpone certain tax deductions that are currently available to us with respect to oil and natural gas exploration and development, and any such change could have a material adverse effect on our business, financial condition and results of operations.

The EPA’s implementation of climate change regulations could result in increased operating costs and reduced demand for our oil and natural gas production.

Although federal legislation regarding the control of emissions of greenhouse gases, or GHGs, for the present appears unlikely, the Environmental Protection Agency, or the EPA, has been implementing regulations under existing Clear Air Act, or CAA, authority, some of which may affect our operations. GHGs are certain gases, including carbon dioxide, a product of the combustion of natural gas, and methane, a primary component of natural gas, that may be contributing to the warming of the Earth’s atmosphere, resulting in climatic changes. These GHG regulations could require us to incur increased operating costs and could have an adverse effect on demand for our oil and natural gas production.

The EPA has implemented its so-called GHG tailoring rule that phases in federal prevention of significant deterioration permit requirements for new sources and modifications, and Title V operating permits for all sources, that have the potential to emit specific quantities of GHGs. Those permitting provisions could require controls or other measures to reduce GHG emissions from new or modified sources, and we could incur additional costs to satisfy those requirements. The EPA has adopted rules establishing GHG reporting requirements for sources in the petroleum and natural gas industry requiring those sources to monitor, maintain records on, and annually report their GHG emissions. We are subject to these rules and the applicable GHG reporting requirements. Although these rules do not limit the amount of GHGs that can be emitted, they require us to incur costs to monitor, recordkeep and report GHG emissions associated with our operations.

The adoption of derivatives legislation and regulations thereunder could have an adverse impact on our ability to hedge risks associated with our business and could affect our business, financial condition or results of operations.

On July 21, 2010, President Obama signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act. The Dodd-Frank Act establishes federal oversight and regulation of the over-the-counter derivatives market and entities that participate in the market and requires the Commodities Future Trading Commission, or CFTC, federal regulators of banks and other financial institutions and the SEC to implement the new law by promulgating regulations relating to derivatives transactions, including the derivatives transactions we use to hedge our exposure to commodity price volatility.

Under the Dodd-Frank Act and related reforms, over-the-counter derivatives dealers and other over-the-counter major market participants could be subjected to substantial regulatory supervision. The reforms expand the power of the CFTC to regulate derivatives transactions related to energy commodities, including oil and natural gas, to mandate clearance of derivatives contracts through registered derivatives clearing organizations and to impose burdensome capital and margin requirements and business conduct standards on over-the-counter derivatives transactions.

The Dodd-Frank Act also permits the CFTC to set position limits on certain derivatives instruments. In October 2011, the CFTC issued a rule to implement position limits for certain futures and options contracts on certain commodities and for swaps that are their economic equivalents (with exemptions for certain bona fide hedging transactions). Following a challenge in federal court by the Securities Industry Financial Markets Association and the International Swaps and Derivatives Association, the CFTC’s rule on position limits was vacated by the U.S. District Court for the District of Columbia in September 2012 and remanded to the CFTC to resolve ambiguity as to whether statutory requirements for such limits to be determined necessary and appropriate were satisfied. As a result, such position limits have not yet taken effect, although the CFTC did issue a new set of proposed position limit rules in November 2013 and has taken the position that the Dodd-Frank Act requires the CFTC to impose such position limits. The impact of such regulations upon our business is not yet clear. Certain of our hedging and trading activities, and those of our counterparties, may be subject to such position limits, which may reduce our ability to enter into hedging transactions.

The reforms may also require us to comply with margin and clearing and trade-execution requirements in connection with our derivatives activities, although whether and the extent to which these requirements will apply to our business is uncertain at this time. Further, the reforms may also require our counterparties to spin off derivatives activities to separate entities which may not be as creditworthy as the original counterparties.

The full impact of the Dodd-Frank Act and related reforms and regulatory requirements upon our business will not be known until the regulations are implemented and the market for derivatives contracts has adjusted. If the reforms ultimately require that we post margin for our hedging activities or require our counterparties to hold margin or maintain required minimum capital levels, the cost of which could be passed through to us, or impose other requirements that are more burdensome that current regulations, hedges could become significantly more expensive (including through requirements to post collateral, which could adversely affect available liquidity), uneconomic or unavailable, which could lead to increased costs, commodity price volatility, reductions in commodity prices, or any combination of the foregoing. Further, such developments could reduce our ability to monetize or restructure our existing derivatives contracts, subject us to additional capital or margin requirements, restrict our flexibility in conducting trading activity and taking commodity positions, and increase our exposure to less creditworthy counterparties. If we reduce our use of derivatives contracts as a result of the new requirements, our results of operations may become more volatile and cash flows less predictable, which could adversely affect our ability to plan for and fund capital expenditures. In addition, the Dodd-Frank Act was intended, in part, to reduce the volatility of oil and natural gas prices, which some legislators attributed to speculative trading in derivatives and commodity instruments related to oil and natural gas. Our revenues could therefore be adversely affected if a consequence of the legislation and regulations is lower commodity prices. Individually and collectively, these factors could have a material adverse effect on our ability to hedge risks and on our business, financial condition or results of operations.

Federal and state legislation and regulatory initiatives relating to hydraulic fracturing could result in increased costs and additional operating restrictions or delays.

Hydraulic fracturing involves the injection of water, sand and chemicals under pressure into rock formations to stimulate natural gas production. Most hydraulic fracturing (other than hydraulic fracturing using diesel) is exempted from regulation under the Safe Drinking Water Act, or the SDWA. Congress has considered legislation to amend the federal SDWA to remove the exemption from regulation and permitting that is applicable to hydraulic fracturing operations and require reporting and disclosure of chemicals used by the oil and natural gas industry in the hydraulic fracturing process. Sponsors of bills previously introduced before the Senate and House of Representatives have asserted that chemicals used in the fracturing process could adversely affect drinking water supplies. Such bills or similar legislation, if adopted, could increase the possibility of litigation and establish an additional level of regulation at the federal level that could lead to operational delays or increased operating costs and could result in additional regulatory burdens, making it more difficult to perform hydraulic fracturing and increasing our costs of compliance. At the state and local levels, some jurisdictions have adopted, and others are considering adopting, requirements that could impose more stringent permitting, public disclosure or well construction requirements on hydraulic fracturing activities, as well as bans on hydraulic fracturing activities. In the event that new or more stringent state or local legal restrictions relating to the hydraulic fracturing process are adopted in areas where we have properties, we could incur potentially significant added costs to comply with such requirements, experience delays or curtailment in the pursuit of exploration, development or production activities, and perhaps even be precluded from drilling wells.

In addition, the EPA has recently been taking action to assert federal regulatory authority over hydraulic fracturing using diesel under the SDWA’s Underground Injection Control Program, or UIC. Further, in March 2010, the EPA announced that it would conduct a wide-ranging study on the effects of hydraulic fracturing on drinking water resources. Interim results of the study are expected in 2012, with final results expected in 2014. The agency also announced that one of its enforcement initiatives for 2012 and 2013 would be to focus on environmental compliance by the energy extraction sector. This study and enforcement initiative could result in additional regulatory scrutiny that could make it difficult to perform hydraulic fracturing and increase our costs of compliance and doing business. Consequently, these studies and initiatives could spur further legislative or regulatory action regarding hydraulic fracturing or similar production operations.

In addition, the EPA recently issued draft guidance under the SDWA providing direction on how it will address the use of diesel in hydraulic fracturing activities and how its UIC will be applied to such hydraulic fracturing activities.

Moreover, the EPA has announced that it will develop effluent limitations for the treatment and discharge of wastewater resulting from hydraulic fracturing activities by 2014. Other governmental agencies, including the U.S. Department of Energy and the U.S. Department of the Interior, are evaluating various other aspects of hydraulic fracturing. The Bureau of Land Management has indicated that it will continue with rulemaking to regulate hydraulic fracturing on federal lands and the EPA has announced an initiative under the Toxic Substances Control Act to develop regulations governing the disclosure and evaluation of hydraulic fracturing chemicals. If hydraulic fracturing is regulated at the federal level, our fracturing activities could become subject to additional permit requirements or operations restrictions and also to associated permitting delays and potential increases in costs. Restrictions on hydraulic fracturing could reduce the amount of oil and natural gas that we ultimately are able to produce.

Our business exposes us to liability and extensive regulation on environmental matters, which could result in substantial expenditures.

Our operations are subject to numerous complex U.S. federal, state and local laws and regulations relating to the protection of the environment, including those governing the discharge of materials into the water and air, the generation, management and disposal of hazardous substances and wastes and the clean-up of contaminated sites. Laws, rules and regulations protecting the environment have changed frequently and the changes often include increasingly stringent requirements. We could incur material costs, including clean-up costs, fines and civil and criminal sanctions (including injunctive relief) and third-party claims for property damage and personal injury as a result of violations of, or liabilities under, environmental laws and regulations. Such laws and regulations not only expose us to liability for our own activities, but may also expose us to liability for the conduct of others or for actions by us that were in compliance with all applicable laws at the time those actions were taken. In addition, we could incur substantial expenditures complying with environmental laws and regulations, including future environmental laws and regulations which may be more stringent, for example, the regulation of GHG emissions under the federal CAA, or state or regional regulatory programs. Regulation of GHG emissions by the EPA, or various states in the United States in areas in which we conduct business, for example, could have an adverse effect on our operations and demand for our oil and natural gas production. Moreover, the EPA has shown a general increased scrutiny on the oil and gas industry through its GHG, CAA and SDWA regulations.

The EPA has adopted rules subjecting oil and natural gas operations to regulation under the New Source Performance Standards, or NSPS, and the National Emissions Standards for Hazardous Air Pollutants, or NESHAPS, programs under the CAA, and imposing new and amended requirements under both programs. Among other things, the rule amends standards applicable to natural gas processing plants and expands the NSPS to include all oil and natural gas operations, imposing requirements on those operations. The rule also imposes NSPS standards for completions of hydraulically fractured natural gas wells. These standards include the reduced emission completion techniques. The NESHAPS also includes maximum achievable control technology standards for certain glycol dehydrators and storage vessels, and revises applicability provisions, alternative test protocols and the availability of the startup, shutdown and maintenance exemption. The implementation of these new requirements may result in increased operating and compliance costs, increased regulatory burdens and delays in our operations.

We may have write-downs of our asset values, which could negatively affect our results of operations and net worth.

We follow the full cost method of accounting for our oil and natural gas properties. Depending upon oil and natural gas prices in the future, and at the end of each quarterly and annual period when we are required to test the carrying value of our assets using full cost accounting rules, we may be required to write-down the value of our oil and natural gas properties if the present value of the after-tax future cash flows from our oil and natural gas properties falls below the net book value of these properties. We have in the past experienced, and may experience in the future, ceiling test write-downs with respect to our oil and natural gas properties. For the nine months ended September 30, 2013 and 2012, respectively, we recognized non-cash ceiling test write-downs of approximately $10.7 million and $1.0 billion, respectively.

Given the short passage of time between the closing of the acquisition of Haynesville and Eagle Ford assets from Chesapeake during July 2013 and the required ceiling test computation, we requested, and received, an exemption from the SEC to exclude these acquired properties from the ceiling test assessments for a period of twelve months following the corresponding acquisition dates. The request for exemption was made because the ceiling test requires companies using the full cost accounting method to price period ending Proved Reserves using the simple average spot price for the trailing twelve month period, which may not be indicative of actual market values. We will assess these acquisitions for impairment during the requested exemption period. Further, if we cannot demonstrate that fair value exceeds the unamortized carrying costs during the requested exemption periods prior to issuance of our financial statements, we will recognize an impairment.

We may have additional write-downs of our oil and natural gas properties in future periods if the cost of our unamortized proved oil and natural gas properties exceeds the limitation under the full cost method of accounting.

Our evaluation of impairment is based upon estimates of Proved Reserves. The value of our Proved Reserves may be lowered in future periods as a result of a decline in prices of oil and natural gas, a downward revision of our oil and natural gas reserves or other factors. As a result, our evaluation of impairment for future periods is subject to uncertainties inherent in estimating quantities of Proved Reserves, in projecting the future rates of production and in the timing of development activities. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Because several of these factors are beyond our control, we cannot accurately predict or control the amount of ceiling test write-downs in future periods. Future ceiling test write-downs could negatively affect our results of operations and net worth.

We also test goodwill for impairment annually or when circumstances indicate that an impairment may exist. If the book value of our reporting units exceeds the estimated fair value of those reporting units, an impairment charge will occur, which would negatively impact our results of operations and net worth.

We may experience a financial loss if any of our significant customers fail to pay us for our oil or natural gas.

Our ability to collect the proceeds from the sale of oil and natural gas from our customers depends on the payment ability of our customer base, which includes several significant customers. If any one or more of our significant customers fails to pay us for any reason, we could experience a material loss. In addition, in recent years, it has become more difficult to maintain and grow a customer base of creditworthy customers because a number of energy marketing and trading companies have discontinued their marketing and trading operations, which has significantly reduced the number of potential purchasers for our oil and natural gas production. As a result, we may experience a material loss as a result of the failure of our customers to pay us for prior purchases of our oil or natural gas.

We may experience a decline in revenues if we lose one of our significant customers.

For 2012, sales to BG Energy Merchants LLC accounted for approximately 36.0% of total consolidated revenues. BG Energy Merchants LLC is a subsidiary of BG Group. In addition, a significant amount of sales during the nine months ended September 30, 2013 were to Chesapeake. The loss of any significant customer may cause a temporary interruption in sales of, or a lower price for, our oil and natural gas.

We have entered into significant natural gas firm transportation and marketing agreements primarily in East Texas and North Louisiana that require us to pay fixed amounts of money to the shippers or marketers regardless of quantities actually shipped or marketed. If we are unable to deliver the necessary quantities of natural gas, our results of operations and liquidity could be adversely affected.

We have entered into significant natural gas firm transportation contracts primarily in East Texas and North Louisiana that require us to pay fixed amounts of money to the shippers regardless of quantities actually shipped. The use of firm transportation agreements allow us priority space in a shippers’ pipeline which we believe is a strategic advantage. In addition, we have also entered into a marketing agreement with Chesapeake with respect to our Haynesville production whereby we are required to deliver a minimum amount of natural gas from the Haynesville shale to Chesapeake. We will be required to make material expenditures for these agreements if we fail to deliver the required quantities of natural gas in the future. To the extent that we do not produce and deliver sufficient natural gas production, the requirements to pay for quantities not delivered could have a material impact on our results of operations and liquidity.

Competition in our industry is intense and we may be unable to compete in acquiring properties, contracting for drilling equipment and hiring experienced personnel.

The oil and natural gas industry is highly competitive. We encounter strong competition from other independent operators and from major oil companies in acquiring properties, contracting for drilling equipment and securing trained personnel. Many of these competitors have greater financial and technical resources and a larger headcount than we do. As a result, our competitors may be able to pay more for desirable leases, or to evaluate, bid for and purchase a greater number of properties or prospects than our financial or personnel resources will permit. The oil and natural gas industry has periodically experienced shortages of drilling rigs, equipment, pipe and personnel, which has delayed development drilling and other exploitation activities and has caused significant expense/cost increases. We may experience difficulties in obtaining drilling rigs and other services in certain areas as well as an increase in the cost for these services and related material and equipment. We are unable to predict when, or if, such shortages may again occur or how such shortages and price increases will affect our development and exploitation program. Competition has also been strong in hiring experienced personnel, particularly in petroleum engineering, geoscience, accounting and financial reporting, tax and land professions. In addition, competition is strong for attractive oil and natural gas producing properties, oil and natural gas companies, and undeveloped leases and drilling rights. We are often outbid by competitors in our attempts to acquire properties or companies. All of these challenges could make it more difficult to execute our growth strategy.

If third-party pipelines or other facilities interconnected to our gathering and transportation pipelines become unavailable to transport or process natural gas, our revenues and cash flow could be adversely affected.

We depend upon third party pipelines and other facilities to provide gathering and transportation. Much of the natural gas transported by our pipelines must be treated or processed before delivery into a pipeline for natural gas. If the processing and treating plants to which we deliver natural gas were to become temporarily or permanently unavailable for any reason, or if throughput were reduced because of testing, line repair, damage to pipelines, reduced operating pressures, lack of capacity or other causes, our customers would be unable to deliver natural gas to end markets. If any of such events occur, they could materially and adversely affect our business, results of operations and financial condition.

We are currently involved in a search for a new chief executive officer and if this search is delayed or if we were to lose the services of other key personnel, our business could be negatively impacted.

On November 20, 2013, Douglas H. Miller agreed to resign from the positions of chief executive officer, chairman of the board of directors and as a director. The board of directors has initiated a search to identify a new chief executive officer. To the extent there is a delay in choosing a new chief executive officer, our business could be negatively impacted. In addition, our future success depends in part upon the continued service of key members of our senior management team. Our senior management team is critical to our management and they also play a key role in maintaining our culture and setting our strategic direction. All of our executive officers and key employees are at-will employees. The loss of key personnel could seriously harm our business.

Our ability to use net operating loss carryovers to reduce future tax payments may be limited.

Our net operating loss and other tax attribute carryovers, or NOLs, may be limited if we undergo an ownership change. Generally, an ownership change occurs if certain persons or groups increase their aggregate ownership in us by more than 50 percentage points looking back over a rolling three-year period. If an ownership change occurs, our ability to use our NOLs to reduce income taxes is limited to an annual amount, or the Section 382 limitation, equal to the fair market value of our common stock immediately prior to the ownership change multiplied by the long term tax-exempt interest rate, which is published monthly by the IRS. In the event of an ownership change, NOLs can be used to offset taxable income for years within a carryforward period subject to the Section 382 limitation. Any excess NOLs that exceed the Section 382 limitation in any year will continue to be allowed as carryforwards for the remainder of the carryforward period. Whether or not an ownership change occurs, the carryforward period for NOLs is 20 years from the year in which the losses giving rise to the NOLs were incurred. If the carryforward period for any NOL were to expire before that NOL had been fully utilized, the unused portion of that NOL would be lost. Our use of new NOLs arising after the date of an ownership change would not be affected by the Section 382 limitation (unless there is another ownership change after the new NOLs arise).

We exist in a litigious environment.

Any constituent could bring suit regarding our existing or planned operations or allege a violation of an existing contract. Any such action could delay when planned operations can actually commence or could cause a halt to existing production until such alleged violations are resolved by the courts. Not only could we incur significant legal and support expenses in defending our rights, but halting existing production or delaying planned operations could impact our future operations and financial condition. In addition, we are defendants in numerous cases involving claims by landowners for surface or subsurface damages arising from our operations and for claims by unleased mineral owners and royalty owners for unpaid or underpaid revenues customary in our business. We incur costs in defending these claims and from time to time must pay damages or other amounts due. Such legal disputes can also distract management and other personnel from their primary responsibilities.

Our business could be negatively impacted by security threats, including cybersecurity threats, and other disruptions.

As an oil and natural gas production company, we face various security threats, including cybersecurity threats to gain unauthorized access to sensitive information or to render data or systems unusable; threats to the safety of our employees; threats to the security of our facilities and infrastructure or third party facilities and infrastructure, such as processing plants and pipelines; and threats from terrorist acts. Although we utilize various procedures and controls to monitor these threats and mitigate our exposure to such threats, there can be no assurance that these procedures and controls will be sufficient in preventing security threats from materializing. If any of these events were to materialize, they could lead to losses of sensitive information, critical infrastructure, personnel or capabilities, essential to our operations and could have a material adverse effect on our reputation, financial position, results of operations, or cash flows. Cybersecurity attacks in particular are evolving and include but are not limited to, malicious software, attempts to gain unauthorized access to data, and other electronic security breaches that could lead to disruptions in critical systems, unauthorized release of confidential or otherwise protected information and corruption of data. These events could damage our reputation and lead to financial losses from remedial actions, loss of business or potential liability.

There are inherent limitations in all internal control over financial reporting, and misstatements due to error or fraud may occur and not be detected.

While we have taken actions designed to address compliance with the internal control, disclosure control and other requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the SEC implementing these requirements, there are inherent limitations in our ability to control all circumstances. Our management, including our chief financial officer and interim chief accounting officer, does not expect that our internal controls and disclosure controls will prevent all errors and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. In addition, the design of a control system must reflect the fact that there are resource constraints and the benefit of controls must be relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, in our company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple errors or mistakes. Further, controls can be circumvented by individual acts of some persons, by collusion of two or more persons, or by management override of the controls. The design of any system of controls also is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Over time, a control may be inadequate because of changes in conditions, such as growth of our company or increased transaction volume, or the degree of compliance with the policies or procedures may deteriorate. Because of inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

Risks Relating to Our Indebtedness

We have a substantial amount of indebtedness, which may adversely affect our cash flow and our ability to operate our business, remain in compliance with debt covenants and make payments on our debt.

As of November 30, 2013, we had approximately $2.0 billion of indebtedness, excluding our proportionate share of indebtedness for the EXCO/HGI Partnership, including $1.1 billion of indebtedness subject to variable interest rates and $750.0 million of indebtedness under the 2018 Notes. Our total interest expense, excluding amortization of deferred financing costs and our proportionate share of interest expense for the EXCO/HGI Partnership, on an annual basis based on currently available interest rates would be approximately $99.5 million and would change by approximately $8.5 million for every 1% change in interest rates.

Our level of debt could have important consequences, including the following:

•	it may be more difficult for us to satisfy our obligations with respect to our indebtedness, and any failure to comply with the obligations of any of our debt agreements, including financial and other restrictive covenants, could result in an event of default under the EXCO Resources Credit Agreement or the indenture governing the 2018 Notes, or the Indenture, and the agreements governing our other indebtedness;

•	we may have difficulty borrowing money in the future for acquisitions (including obligations to acquire interests in wells pursuant to the KKR Participation Agreement), capital expenditures or to meet our operating expenses or other general corporate obligations;

•	the amount of our interest expense may increase because certain of our borrowings are at variable rates of interest;

•	we will need to use a substantial portion of our cash flows to pay principal and interest on our debt, which will reduce the amount of money we have for operations, working capital, capital expenditures, expansion, acquisitions or general corporate or other business activities;

•	we may have a higher level of debt than some of our competitors, which may put us at a competitive disadvantage;

•	we may be more vulnerable to economic downturns and adverse developments in our industry or the economy in general, especially declines in oil and natural gas prices;

•	when oil and natural gas prices decline, our ability to maintain compliance with our financial covenants becomes more difficult and our borrowing base is subject to reductions, which may reduce or eliminate our ability to fund our operations; and

•	our debt level could limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate.

Our ability to meet our expenses and debt obligations will depend on our future performance, which will be affected by financial, business, economic, regulatory and other factors. We will be unable to control many of these factors, such as economic conditions and governmental regulation. We cannot be certain that our earnings will be sufficient to allow us to pay the principal and interest on our debt and meet our other obligations. If we do not have enough money to service our debt, we may be required but unable to refinance all or part of our existing debt, sell assets, borrow more money or raise equity on terms acceptable to us, if at all and may be required to surrender assets pursuant to the security provisions of the EXCO Resources Credit Agreement. Further, failing to comply with the financial and other restrictive covenants in the EXCO Resources Credit Agreement and the Indenture could result in an event of default, which could adversely affect our business, financial condition and results of operations.

We may incur substantially more debt, which may intensify the risks described above, including our ability to service our indebtedness.

Together with our subsidiaries, we may incur substantially more debt in the future in connection with our exploration, exploitation, development, acquisitions of undeveloped acreage and producing properties. The restrictions in our debt agreements on our incurrence of additional indebtedness are subject to a number of qualifications and exceptions, and under certain circumstances, indebtedness incurred in compliance with these restrictions could be substantial. Also, these restrictions do not prevent us from incurring obligations that do not constitute indebtedness. To the extent new indebtedness is added to our current indebtedness levels, the risks described above could substantially increase. Significant additions of undeveloped acreage financed with debt may result in increased indebtedness without any corresponding increase in borrowing base, which could curtail drilling and development of this acreage or could cause us to not comply with our debt covenants.

To service our indebtedness, fund our planned capital expenditure programs and fund acquisitions under the KKR Participation Agreement, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control, and any failure to meet our debt obligations could harm our business, financial condition and results of operations.

Our ability to make payments on and to refinance our indebtedness, including the 2018 Notes and the EXCO Resources Credit Agreement, and to fund planned capital expenditures will depend on our ability to generate cash flow from operations and other resources in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control, including the prices that we receive for oil and natural gas.

Our business may not generate sufficient cash flow from operations and future borrowings may not be available to us in an amount sufficient to enable us to pay our indebtedness, including our 2018 Notes and the EXCO Resources Credit Agreement, to fund planned capital expenditures or to fund our other liquidity needs. If our cash flow and capital resources are insufficient to fund our debt obligations and capital expenditure programs, we may be forced to sell assets, seek additional equity or debt capital or restructure our debt. These remedies may not be available on commercially reasonable terms, or at all. In addition, any failure to make scheduled payments of interest and principal on our outstanding indebtedness would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness on acceptable terms. Our cash flow and capital resources may be insufficient for payment of interest on and principal of our debt in the future, which could cause us to default on our obligations and could impair our liquidity.

Our borrowing base under the EXCO Resources Credit Agreement is subject to semi-annual redeterminations. If our borrowing base were to be reduced to a level which was less than the current borrowings, we would be required to reduce our borrowings to a level sufficient to cure any deficiency. We may be required to sell assets or seek alternative debt or equity which may not be available at commercially reasonable terms, if at all.

In addition, we conduct certain of our operations through our joint ventures and subsidiaries. Accordingly, repayment of our indebtedness, including the 2018 Notes, is dependent on the generation of cash flow by our joint ventures and subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Unless they are guarantors of the 2018 Notes or our other indebtedness, our joint ventures and subsidiaries do not have any obligation to pay amounts due on the 2018 Notes or our other indebtedness or to make funds available for that purpose. Our joint ventures and subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness. Each joint venture and subsidiary is a distinct legal entity, and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our joint ventures and subsidiaries. While the Indenture and the agreements governing certain of our other existing indebtedness limit the ability of certain of our joint ventures and subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to qualifications and exceptions. In the event that we do not receive distributions from our joint ventures and subsidiaries, we may be unable to make required principal and interest payments on our indebtedness.

If we cannot make scheduled payments on our debt, we will be in default and holders of the 2018 Notes could declare all outstanding principal and interest to be due and payable, the lenders under the EXCO Resources Credit Agreement could terminate their commitments to loan money, our secured lenders could foreclose against the assets securing their borrowings and we could be forced into bankruptcy or liquidation. Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, would materially and adversely affect our financial position and results of operations.

Restrictive debt covenants could limit our growth and our ability to finance our operations, fund our capital needs, respond to changing conditions and engage in other business activities that may be in our best interests.

The EXCO Resources Credit Agreement and the Indenture contain a number of significant covenants that, among other things, restrict our ability to:

•	dispose of assets;

•	incur or guarantee additional indebtedness and issue certain types of preferred stock;

•	pay dividends on our capital stock;

•	create liens on our assets;

•	enter into sale or leaseback transactions;

•	enter into specified investments or acquisitions;

•	repurchase, redeem or retire our capital stock or subordinated debt;

•	merge or consolidate, or transfer all or substantially all of our assets and the assets of our subsidiaries;

•	engage in specified transactions with subsidiaries and affiliates; or

•	pursue other corporate activities.

Also, the EXCO Resources Credit Agreement requires us to maintain compliance with specified financial ratios and satisfy certain financial condition tests. Our ability to comply with these ratios and financial condition tests may be affected by events beyond our control, and, as a result, we may be unable to meet these ratios and financial condition tests. These financial ratio restrictions and financial condition tests could limit our ability to obtain future financings, make needed capital expenditures, withstand a future downturn in our business or the economy in general or otherwise conduct necessary corporate activities. We may also be prevented from taking advantage of business opportunities that arise because of the limitations imposed on us by the restrictive covenants under the EXCO Resources Credit Agreement and the Indenture. A breach of any of these covenants or our inability to comply with the required financial ratios or financial condition tests could result in a default under the applicable indebtedness. The consolidated funded indebtedness to consolidated EBITDAX ratio, as defined in the EXCO Resources Credit Agreement, is computed using a trailing twelve-month computation. When oil and/or natural gas prices decline for an extended period of time, our ability to comply with this covenant becomes more difficult. Such a default, if not cured or waived, may allow the creditors to accelerate the related indebtedness and could result in acceleration of any other indebtedness to which a cross-acceleration or cross-default provision applies. An event of default under the Indenture would permit the lenders under the EXCO Resources Credit Agreement to terminate all commitments to extend further credit under the agreement. Furthermore, if we were unable to repay the amounts due and payable under the EXCO Resources Credit Agreement, those lenders could proceed against the collateral granted to them to secure that indebtedness. In the event that our lenders or noteholders accelerate the repayment of our borrowings, we and our subsidiaries may not have sufficient assets to repay that indebtedness. As a result of these restrictions, we may be:

•	limited in how we conduct our business;

•	unable to raise additional debt or equity financing during general economic, business or industry downturns; or

•	unable to compete effectively or to take advantage of new business opportunities.

The credit risk of financial institutions could adversely affect us.

We have exposure to different counterparties, and we have entered into transactions with counterparties in the financial services industry, including commercial banks, investment banks, insurance companies and other institutions. These transactions expose us to credit risk in the event of default of our counterparty. Deterioration in the credit markets may impact the credit ratings of our current and potential counterparties and affect their ability to fulfill their existing obligations to us and their willingness to enter into future transactions with us. We have exposure to financial institutions in the form of derivative transactions in connection with our hedges and insurance companies in the form of claims under our policies. In addition, if any lender under the EXCO Resources Credit Agreement is unable to fund its commitment, our liquidity will be reduced by an amount up to the aggregate amount of such lender’s commitment under the credit agreement.

Risks Relating to Our Common Stock

Our common stock price may fluctuate significantly.

Our common stock trades on the NYSE but an active trading market for our common stock may not be sustained. The market price of shares of our common stock could fluctuate significantly as a result of:

•	announcements relating to our business or the business of our competitors;

•	changes in expectations as to our future financial performance or changes in financial estimates of public market analysis;

•	actual or anticipated quarterly variations in our operating results;

•	conditions generally affecting the oil and natural gas industry;

•	the success of our operating strategy; and

•	the operating and stock price performance of other comparable companies.

Many of these factors are beyond our control and we cannot predict their potential effects on the price of our common stock. In addition, the stock markets in general can experience considerable price and volume fluctuations.

The equity trading markets may be volatile, which could result in losses for our shareholders.

The equity trading markets may experience periods of volatility, which could result in highly variable and unpredictable pricing of equity securities. The market price of our common stock could change in ways that may or may not be related to our business, our industry or our operating performance and financial condition.

Our articles of incorporation permits us to issue preferred stock that may restrict a takeover attempt that you may favor.

Our articles of incorporation permit our board to issue up to 10,000,000 shares of preferred stock and to establish by resolution one or more series of preferred stock and the powers, designations, preferences and participating, optional or other special rights of each series of preferred stock. The preferred stock may be issued on terms that are unfavorable to the holders of our common stock, including the grant of superior voting rights, the grant of preferences in favor of preferred shareholders in the payment of dividends and upon our liquidation and the designation of conversion rights that entitle holders of our preferred stock to convert their shares into shares of our common stock on terms that are dilutive to holders of our common stock. The issuance of preferred stock in future offerings may make a takeover or change in control of us more difficult.

We may reduce or discontinue paying our quarterly cash dividend if our board of directors determines that paying a dividend is no longer appropriate.

We currently have a quarterly cash dividend program on shares of our common stock. Any future dividend payments will depend on our earnings, capital requirements, financial condition, prospects and other factors that our board of directors may deem relevant. At any time, our board of directors may decide to reduce or discontinue paying our quarterly cash dividend. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates. In addition, the EXCO Resources Credit Agreement and the Indenture restrict our ability to pay dividends.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of the common stock offered in the rights offering and pursuant to the Investment Agreements, after deducting our estimated expenses will be approximately $272 million. We intend to use approximately $28.9 million of the net proceeds to fully repay indebtedness related to the Asset Sale Requirement under the EXCO Resources Credit Agreement, and the remainder to pay indebtedness of the revolving commitment under the EXCO Resources Credit Agreement. Elimination of the Asset Sale Requirement will reduce the interest rate on the revolving commitment by 1%.

After giving effect to the rights offering, the transactions contemplated by the Investment Agreements and the use of proceeds set forth above, on a pro forma basis we expect the available borrowing base under the EXCO Resources Credit Agreement to be $900.0 million with approximately $491.8 million of outstanding indebtedness and approximately $401.4 million of unused borrowing base, net of letters of credit.

As of September 30, 2013, the revolving commitment under the EXCO Resources Credit Agreement had an available borrowing base of approximately $1.2 billion, with approximately $1.0 billion of outstanding indebtedness and $158.1 million of unused borrowing base, net of letters of credit. The revolving commitment of outstanding indebtedness of $1.0 billion included $269.1 million outstanding on our Asset Sale Requirement. We used a portion of the borrowings under the EXCO Resources Credit Agreement to facilitate the acquisitions of the Chesapeake Properties in July 2013.

The interest rate grid for the revolving commitment under the EXCO Resources Credit Agreement ranges from LIBOR plus 175 bps to 275 bps (or ABR plus 75 bps to 175 bps), depending on our borrowing base usage. The term loan bears interest at LIBOR, with a floor of 100 bps, plus 400 bps (or ABR plus 300 bps). The interest rate grid is increased by 100 bps per annum until the net proceeds from certain asset sales reduce outstanding borrowings by $400.0 million. On September 30, 2013, the one month LIBOR was 0.2%, which resulted in an interest rate of approximately 3.7% on the revolving commitment. The interest rate on the term loan portion of the EXCO Resources Credit Agreement was approximately 5.0% as of September 30, 2013. The revolving commitment under the EXCO Resources Credit Agreement matures on July 31, 2018. The term loan portion of the EXCO Resources Credit Agreement matures on August 19, 2019.

As of December 6, 2013, the revolving commitment under the EXCO Resources Credit Agreement had an available borrowing base of approximately $928.9 million, with approximately $763.9 million of outstanding indebtedness and $158.2 million of unused borrowing base, net of letters of credit. The reduction in our borrowing base and outstanding indebtedness reflects proceeds of $240.2 million from the sale of TGGT.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2013 on an actual basis and on an as adjusted basis to give effect to (i) $240 million of cash proceeds from the sale of TGGT, which closed on November 15, 2013, (ii) the sale of 54,574,734 shares in the rights offering and the transactions contemplated by the Investment Agreements at a price of $5.00 per share, after deducting our estimated expenses and (iii) the use of proceeds as set forth in this prospectus. The table below should be read in conjunction with, and is qualified in its entirety by reference to, “Use of Proceeds” and the consolidated financial statements and the accompanying notes incorporated by reference in this prospectus.

	At September 30, 2013
	Actual	As Adjusted
	(Unaudited)
	(Dollars in thousands)
Cash and cash equivalents(1)	$63,326	$63,326

Total debt:
EXCO Resources Credit Agreement:
Term Loan under EXCO Resources Credit Agreement(2)	299,250	299,250
Asset Sale Requirement under the EXCO Resources Credit Agreement	269,096	—	(4)
Revolving commitment under EXCO Resources Credit Agreement	735,000	491,756	(4)

Total drawings under the EXCO Resources Credit Agreement	1,303,346	791,006
2018 Notes(3)	750,000	750,000

Total debt	$2,053,346	$1,541,006

Shareholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 authorized shares; none issued and outstanding	—	—
Common stock, $0.001 par value; 350,000,0000 authorized shares; 218,838,159 shares issued and 218,298,938 shares outstanding, actual; and 273,412,893 shares issued and 272,873,672 shares outstanding, as adjusted	216	270
Additional paid-in capital	3,216,842	3,489,661
Accumulated deficit	(2,930,929)	(2,930,929)
Treasury stock, at cost; 539,221 shares	(7,479)	(7,479)

Total shareholders’ equity	278,650	551,523

Total capitalization	$2,331,996	$2,092,529

(1)	Includes restricted cash of $36.1 million.
(2)	Excludes unamortized discount of approximately $2.9 million.
(3)	Excludes unamortized discount of approximately $7.6 million.
(4)	Reduced by proceeds from (i) the sale of shares of common stock in the rights offering and in the transactions contemplated by the Investment Agreements and (ii) the sale of TGGT, which closed on November 15, 2013.

THE RIGHTS OFFERING

Background of the Rights Offering

In connection with its regular review of our liquidity and financial condition, our board of directors considered various alternatives in both debt and equity markets to strengthen our liquidity and our financial ability following several significant acquisitions and dispositions during 2013. After assessing the alternatives, we determined to conduct an equity offering to strengthen our liquidity position and increase our financial flexibility, including the flexibility to make opportunistic acquisitions, and our ability to fund the acquisition of wells pursuant to the KKR Participation Agreement. As of December 6, 2013, the revolving commitment under the EXCO Resources Credit Agreement had a borrowing base of approximately $928.9 million, with approximately $763.9 million of outstanding indebtedness and $158.2 million of unused borrowing base, net of letters of credit.

The board of directors determined that raising capital through a rights offering had two primary advantages over an underwritten public offering. First, a rights offering would provide our shareholders with the opportunity to participate in the transaction on a pro rata basis and, if all rights holders exercise their subscription rights, to avoid dilution of their ownership interests in us. Second, the expenses in a rights offering are generally significantly less than those in an underwritten public offering, which would include the payment of underwriters’ discounts and commissions.

At a board meeting in November 2013, the board reviewed a proposal to conduct a rights offering to shareholders to purchase shares of common stock. After being presented with the investment opportunity, all of our directors who are not affiliated with, and do not have a financial interest in, either of the Investors, considered various factors and determined to conduct the rights offering.

We expect the net proceeds from the rights offering and the transactions contemplated by the Investment Agreements will be approximately $272 million. We intend to use the net proceeds to pay indebtedness under the EXCO Resources Credit Agreement, including payment in full of the indebtedness related to the Asset Sale Requirement as well as a portion of the indebtedness outstanding under the revolving commitment. Upon repayment of the Asset Sale Requirement indebtedness, the interest rate on the revolving commitment will decrease by 100 basis points. In addition, by paying a portion of the revolving commitment, we will increase the borrowing availability under the revolving commitment by approximately $243 million, which will give us additional financial flexibility.

The subscription price for the rights offering was approved by the unanimous vote of the members of our board of directors who are not affiliated with, and do not have a financial interest in, either of the Investors. Each of Messrs. Ross and Mitchell abstained from the vote to approve the rights offering and the Investment Agreements. In evaluating the subscription price, the disinterested directors considered, among other things, the following factors:

•	the current and historical trading prices of our common stock;

•	the price at which shareholders might be willing to participate in the rights offering;

•	the ability of shareholders to transfer or sell their subscription rights;

•	our need for additional capital and liquidity;

•	the cost of capital from other sources; and

•	comparable precedent transactions, including the percentage of shares offered, the terms of the subscription rights being offered, the subscription price and the discount that the subscription price represented to the immediately prevailing closing prices for those offerings.

The disinterested directors also believed that the subscription price should be designed to provide an incentive to our current shareholders to participate in the rights offering and exercise their basic subscription right and their over-subscription privilege.

The disinterested directors believed that the Investors’ familiarity with and current ownership position in the Company would help accelerate the process for completing the rights offering, and had discussions regarding our future liquidity needs and our reasons for requesting the Investors to make a commitment in connection with the rights offering.

After several meetings of the board of directors at which the rights offering was discussed, on November 22, 2013, the disinterested directors approved the subscription price and the basic terms of the rights offering, the Investors agreed to the basic terms of their commitments to purchase certain shares in the rights offering, and the disinterested directors approved the commitments with the Investors. At all meetings of the board of directors at which the subscription price and the terms of any commitments were discussed, the disinterested directors were provided the opportunity to meet and did meet on several occasions separately with our legal counsel without the members of our board of directors who are affiliated with, or that have a financial interest in, the Investors present to discuss potential pricing and the terms of any commitments under the rights offering.

The $5.00 subscription price is not intended to bear any relationship to the market value of our common stock, the book value of our assets or our past operations, cash flows, losses, financial condition, net worth, or any other established criteria used to value securities. You should not consider the subscription price to be an indication of the fair value of the common stock to be offered in the rights offering. We do not intend to change the subscription price in response to changes in the trading price of our common stock prior to the closing of the rights offering.

The Rights

We are distributing to the holders of our common stock transferable subscription rights to purchase up to an aggregate of 44,995,665 shares of common stock at a price of $5.00 per share. Each subscription right consists of a basic subscription right and an over-subscription privilege, subject to the terms in this prospectus. You will receive one subscription right for each share of common stock held by you of record as of 5:00 p.m., New York City time, on December 19, 2013, the record date.

Subject to the provisions of the Investment Agreements, we may cancel or withdraw the rights offering at any time for any reason before the rights offering expires. If we cancel the rights offering, we will issue a press release notifying shareholders of the cancellation or withdrawal, and the subscription agent will return all subscription payments to the subscribers, without interest or penalty, as soon as practicable. If we cancel or withdraw the rights offering, the subscription rights will be void, of no value and will cease to be exercisable for shares of our common stock. If you purchase subscription rights during the subscription period and we cancel or withdraw the rights offering, you will lose the entire purchase price paid to acquire such subscription rights in the market.

Basic Subscription Right

The basic subscription right gives you the right to purchase 0.25 of a share of common stock per subscription right, subject to delivery of the required documents and payment of the subscription price of $5.00 per share of common stock. You may exercise all or a portion of your basic subscription right or you may choose not to exercise any of your subscription rights. If you do not exercise your basic subscription right in full (including in respect of subscription rights purchased from others), you will not be entitled to purchase any shares under your over-subscription privilege. Fractional shares resulting from the exercise of the basic subscription right on an aggregate basis as to any rights holder will be eliminated by rounding down to the nearest whole share.

For example, if you owned 1,002 shares of our common stock on the record date, you would have received 1,002 subscription rights and would have the right to purchase up to 250 shares of common stock for $5.00 per share. You would not receive any other consideration for the exercise of the remaining two subscription rights to purchase an aggregate of 0.50 of a share of common stock.

Over-Subscription Privilege

If you timely and fully exercise your basic subscription right with respect to all subscription rights you hold (including in respect of subscription rights purchased from others), you may also choose to purchase any or all of the shares of common stock that our other shareholders do not purchase through the exercise of their basic subscription rights. We will be able to satisfy your exercise of the over-subscription privilege only to the extent that there are shares available for the over-subscription privilege. The number of shares that will be available pursuant to the over-subscription privilege in the rights offering will be the Unsubscribed Shares.

If the requests for over-subscription (including of the Investors) exceed the available shares, we will allocate the Unsubscribed Shares pro rata among the rights holders exercising the over-subscription privilege in proportion to the number of shares of our common stock each of those rights holders owned as of 5:00 p.m., New York City time, on the record date, relative to the number of shares owned as of 5:00 p.m., New York City time, on the record date by all rights holders exercising the over-subscription privilege (including the Investors). In addition, pursuant to the Investment Agreements, and subject to the terms and conditions thereof, we have agreed to allocate and each of the Investors has agreed to subscribe for and purchase, in a private placement, their respective pro rata portion of shares under the basic subscription right and all Unsubscribed Shares under the over-subscription privilege, subject to availability and the pro rata allocation among the rights holders who have elected to exercise their over-subscription privilege, based on the number of shares of common stock each of the Investors owned as of 5:00 p.m., New York City time, on the record date, relative to the number of shares owned on the record date by all rights holders exercising the over-subscription privilege (including the Investors); provided, that each of the Investors shall not be obligated to purchase an aggregate number of shares that would exceed the lesser of (i) 100% of the Unsubscribed Shares, or (ii) an amount of Unsubscribed Shares, which when taken together with the number of shares issued pursuant to the Investor’s basic subscription right, equals 50% of the total shares offered in the rights offering.

If this pro rata allocation results in any rights holder receiving a greater number of shares of common stock than the rights holder subscribed for pursuant to the exercise of the over-subscription privilege, then such rights holder will be allocated only that number of shares for which the rights holder over-subscribed, and the remaining shares will be allocated among all other rights holders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all Unsubscribed Shares have been allocated to either the rights holders exercising the over-subscription privilege or the Investors pursuant to the Investment Agreements. Continental Stock Transfer & Trust Company, our subscription agent for the rights offering, will determine the over-subscription allocation based on the formula described above.

To properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege before the rights offering expires. Because we will not know the total number of Unsubscribed Shares before the rights offering expires, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares that may be available to you (i.e., for the maximum number of shares available to you, assuming you exercise all of your basic subscription right and are allotted the full amount of your over-subscription without reduction).

We can provide no assurances that you will actually be entitled to purchase the number of shares of common stock issuable upon the exercise of your over-subscription privilege in full at the expiration of the rights offering. We will not be able to satisfy any orders for shares pursuant to the over-subscription privilege if all of our shareholders exercise their basic subscription right in full, and we will only honor an over-subscription privilege to the extent sufficient shares are available following the exercise of the basic subscription rights.

To the extent the aggregate subscription price of the actual number of Unsubscribed Shares available to you pursuant to the over-subscription privilege is less than the amount you actually paid in connection with the exercise of the over-subscription privilege, you will be allocated only the number of whole Unsubscribed Shares available to you, and any excess subscription payments will be returned to you, without interest or penalty, as soon as practicable.

To the extent the amount you actually paid in connection with the exercise of the over-subscription privilege is less than the aggregate subscription price of the maximum number of Unsubscribed Shares available to you pursuant to the over-subscription privilege; you will be allocated the number of Unsubscribed Shares for which you actually paid in connection with the over-subscription privilege.

Fractional shares resulting from the exercise of the over-subscription privilege on an aggregate basis as to any rights holder will be eliminated by rounding down to the nearest whole share.

For example, the table below assumes that (i) there are 2,500,000 Unsubscribed Shares available for purchase pursuant to the over-subscription privilege, (ii) each of the Investors, pursuant to the terms and conditions of the Investment Agreements, elects to exercise its over-subscription privilege for all Unsubscribed Shares, (iii) other than the four rights holders set forth in the table below, no other rights holders elect to exercise their over-subscription privilege for shares and (iv) four rights holders, each of whom has timely and fully exercised its basic subscription right with respect to all of the subscription rights it holds, elect to exercise their over-subscription privilege for the amount of shares set forth below:

Holder	A Shares as of Record Date(1)	B Basic Subscription Right		C Over- Subscription Privilege Shares Requested By Holder	D Over- Subscription Shares Allocated(2)	E Shares Allocated in excess of Requested Shares (if any)(3)	F Over- Subscription Shares to be Issued(4)	G Over- Subscription Shares to be Issued(5)	H Total Over- Subscription Shares to be Issued
		Rights	Shares
					(1st Round)	(1st Round)	(1st Round)	(2nd Round)
WL Ross	31,504,077	31,504,077	7,876,019	2,500,000	1,505,462	—	1,505,462	43,402	1,548,864
Fairfax/Hamblin Watsa	10,812,200	10,812,200	2,703,050	2,500,000	516,675	—	516,675	14,895	531,570
Holder A	1,500,000	1,500,000	375,000	500,000	71,679	—	71,679	2,066	73,746
Holder B	5,000,000	5,000,000	1,250,000	375,000	238,931	—	238,931	6,888	245,820
Holder C	3,500,000	3,500,000	875,000	100,000	167,252	67,252	100,000	—	100,000
Holder D	—	1,000,000	250,000	50,000	—	—	—	—	—

Total							2,432,748	67,252	2,500,000

(1)	Assumes 218,298,938 total shares outstanding on the record date. The total shares outstanding used in the denominator in the first over-subscription round and second over-subscription round was determined as follows:

	Shares as of Record Date	Shares Included in 1st Round Denominator	Shares Included in 2nd Round Denominator
WL Ross	31,504,077	31,504,077	31,504,077
Fairfax/Hamblin Watsa	10,812,200	10,812,200	10,812,200
Holder A	1,500,000	1,500,000	1,500,000
Holder B	5,000,000	5,000,000	5,000,000
Holder C	3,500,000	3,500,000	—
Holder D	—	—	—
Other holders (not exercising over-subscription privilege)	165,982,661	—	—

Total	218,298,938	52,316,277	48,816,277
(2)	Column D represents the holder’s pro rata portion based on the holders participating in the particular over-subscription round. This amount is calculated by multiplying 2,500,000 (the assumed number of Unsubscribed Shares) by a fraction, the numerator of which is, with respect to any holder, the amount in Column A with respect to that holder, and the denominator of which is the total number of shares in Column A held by holders participating in that over-subscription round as shown in note 1 (e.g., for Holder A, 2,500,000*(1,500,000/52,316,277)).
(3)	Column E represents the number of shares allocated to the holder in excess of its request (e.g., for Rights Holder C, 167,252-100,000).
(4)	Column F represents the number of shares actually issued to the holder in the first over-subscription round and equals Column D less Column E (e.g., for Holder C, 167,252-67,252).

(5)	Column G represents the holder’s pro rata portion based on the holders participating in the particular over-subscription round. This amount is calculated by multiplying the shares available for that over-subscription round by a fraction, the numerator of which is, with respect to any holder, the amount in Column A with respect to that holder, and the denominator of which is the total number of shares in Column A held by holders participating in that over-subscription round as shown in note 1 (e.g., for Holder A, 67,252*(1,500,000/48,816,277)). In the second round above, 67,252 shares were allocated, representing the shares allocated to Holder C in excess of its request.

The initial approximate pro rata allocation under the over-subscription privilege allocates 2,500,000 Unsubscribed Shares among the rights holders who have elected to exercise their over-subscription privilege, based on an aggregate of 52,316,277 shares held on the record date by WL Ross, Fairfax (including Hamblin Watsa) and the four other over-subscribing rights holders listed in the table above, as follows:

•	Holder A would receive 71,679 shares;

•	Holder B would receive 238,931 shares;

•	Holder C would receive 100,000 shares;

•	Holder D would receive no shares;

•	WL Ross would receive 1,505,462 shares; and

•	Fairfax (including Hamblin Watsa) would receive 516,675 shares.

Following the initial pro rata allocation among the rights holders who elected to exercise their over-subscription privilege, there would be a remainder of 67,252 shares that were not allocated to WL Ross, Fairfax (including Hamblin Watsa) and the four other over-subscribing rights holders. The second pro rata allocation does not (i) include Holder C because Holder C was allocated all of the shares it requested in the initial pro rata allocation and (ii) Holder D because Holder D did not own any shares on the record date. The second pro rata allocation allocates 67,252 shares among WL Ross, Fairfax (including Hamblin Watsa), Holder A and Holder B, based on an aggregate of 48,816,277 shares held on the record date by WL Ross, Fairfax (including Hamblin Watsa), Holder A and Holder B, as follows:

•	Holder A would receive 2,066 shares;

•	Holder B would receive 6,888 shares;

•	Holder C would receive no shares;

•	Holder D would receive no shares;

•	WL Ross would receive 43,402 shares; and

•	Fairfax (including Hamblin Watsa) would receive 14,895 shares.

The foregoing example is for illustrative purposes only and does not reflect any actual or estimated allocation of shares pursuant to the over-subscription privilege. If you timely and fully exercise your basic subscription right (including in respect of subscription rights purchased from others), you may also choose to subscribe for any or all of the Unsubscribed Shares, subject to availability and the pro rata allocation among rights holders who have timely and full exercised their basic subscription rights and validly elected to exercise their over-subscription privilege. The actual amount of shares allocated to a rights holder pursuant to the valid exercise of its over-subscription privilege will be delivered at once and may be less than the number of shares such rights holder validly subscribes for pursuant to the exercise of its over-subscription privilege.

Delivery of Shares

We will mail you a direct registration account statement or credit your account at your record holder with shares of our common stock that you purchased in the rights offering as soon as practicable after the rights offering has expired. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Method of Exercising Rights

The exercise of subscription rights is irrevocable, subject to applicable law, and may not be cancelled or modified. Except with respect to subscription rights allocated to your 401(k) Plan account, you may exercise your subscription rights as follows:

Subscription by Registered Holders. If you hold a stock certificate, the number of shares of common stock you may subscribe to purchase pursuant to your basic subscription right is indicated on the rights certificate we plan to distribute as soon as practicable after the record date. You may exercise your basic subscription right and over-subscription privilege, if any, by properly completing and executing the rights certificate, together with any required signature guarantees, and forwarding it, together with your full payment, to the subscription agent at the address given below under “—Subscription Agent and Information Agent.” All documents and payments must be received before 5:00 p.m., New York City time, on January 9, 2014, the expiration date of the rights offering.

Subscription by DTC Participants. We expect that the exercise of your subscription rights may be made through the facilities of DTC. If your subscription rights are held of record through DTC, you may exercise your subscription rights by instructing DTC, or having your broker, dealer, custodian bank or other nominee instruct DTC, to transfer your subscription rights from your account to the account of the subscription agent, together with certification as to the aggregate number of subscription rights you are exercising and the number of shares for which you are subscribing under your basic subscription right and your over-subscription privilege, if any, and your full subscription payment.

Subscription by Beneficial Owners. If you are a beneficial owner of shares of our common stock that are registered in the name of a broker, dealer, custodian bank or other nominee, you will not receive a rights certificate. Instead, we will issue one subscription right to the nominee record holder for each share of common stock that you own on the record date. If you are not contacted by your nominee, you should promptly contact your nominee in order to subscribe for shares in the rights offering and follow the instructions provided by your nominee. Your subscription rights will not be considered exercised unless the subscription agent receives from you, your broker, dealer, custodian bank or other nominee, as the case may be, all of the required subscription documents and your full subscription payment prior to the expiration of the rights offering.

Payment Method

Your payment of the subscription price must be made in U.S. dollars for the full number of shares of common stock that you wish to acquire in the rights offering. Unless subscription rights are allocated to your 401(k) Plan account, payments submitted to the subscription agent must be made by one of the following methods, in accordance with the instructions accompanying the rights certificate:

•	certified or personal check drawn on a U.S. bank payable to “Continental Stock Transfer & Trust Company”;

•	postal, telegraphic or express money order payable to “Continental Stock Transfer & Trust Company”; or

•	wire transfer of immediately available funds directly to the account maintained by “Continental Stock Transfer & Trust Company as agent for EXCO Resources Rights Offering”; at Bank Name: JP Morgan Chase Bank; ABA #: 021000021; Account #: 475-581202. Any wire transfer should clearly indicate the identity of the subscriber who is paying the subscription price by wire transfer.

Payment received after the expiration of the rights offering will not be honored, and the subscription agent will return your payment to you, without interest or penalty, as soon as practicable. The subscription agent will be deemed to receive payment upon:

•	clearance of any uncertified personal check deposited by Continental Stock Transfer & Trust Company;

•	receipt by Continental Stock Transfer & Trust Company of any certified check or bank draft drawn upon a U.S. bank;

•	receipt by Continental Stock Transfer & Trust Company of any postal, telegraphic or express money order; or

•	receipt by Continental Stock Transfer & Trust Company of any wire transfer of immediately available funds.

If you elect to exercise your subscription rights, we urge you to consider using a certified or cashier’s check, money order or wire transfer of funds to ensure that Continental Stock Transfer & Trust Company receives your funds prior to the expiration of the rights offering.

If you elect to exercise your subscription rights, you should ensure that Continental Stock Transfer & Trust Company receives your funds before the rights offering expires. Any uncertified personal check used to pay for shares of common stock must clear the appropriate financial institutions before 5:00 p.m., New York City time, on January 9, 2014, when the rights offering will expire. The clearinghouse may require five or more business days. Accordingly, rights holders who wish to pay the subscription price by means of an uncertified personal check should make payment sufficiently in advance of the expiration of the rights offering to ensure that the payment is received and clears by that date.

You should read the instruction letter accompanying the rights certificate carefully and strictly follow it. DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS DIRECTLY TO EXCO. We will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed rights certificate and payment of the full subscription amount.

The method of delivery of rights certificates and payment of the subscription amount to the subscription agent will be at the risk of the rights holders. If sent by mail, we recommend that you send rights certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the subscription agent and clearance of payment before the rights offering expires.

Incorrect or Incomplete Subscription Information

If you fail to properly complete and duly sign the rights certificate and all other required subscription documents or otherwise fail to follow the subscription procedures that apply to the exercise of your subscription rights before the rights offering expires, the subscription agent will reject your subscription or accept it only to the extent of the payment received. Neither we nor our subscription agent accepts any responsibility to contact you concerning an incomplete or incorrect subscription document, nor are we under any obligation to correct such documents. We have the sole discretion to determine whether a subscription exercise properly complies with the subscription procedures.

If you send a payment that is insufficient to purchase the number of shares of common stock you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to the availability of shares under the over-subscription privilege and the elimination of fractional shares. Any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable following the expiration of the rights offering.

Expiration Date and Extension

The rights offering period, during which you may exercise your subscription rights, expires at 5:00 p.m., New York City time, on January 9, 2014. If shares are allocated to your account under the 401(k) Plan, please see “—Special Instructions for Participants in Our 401(k) Plan.” If you do not exercise your subscription rights before that time, your subscription rights will expire and will no longer be exercisable. We will not be required to issue shares to you if the subscription agent receives your rights certificate or your subscription payment after that time.

We do not intend to extend the expiration date of the rights offering. However, if we elect (subject to the provisions of the Investment Agreements) to extend the rights offering, we will issue a press release announcing the extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration date of the rights offering.

If you hold your shares of common stock in the name of a broker, dealer, custodian bank or other nominee, the nominee will exercise or sell the subscription rights on your behalf in accordance with your instructions. Please note that the nominee may establish a deadline that may be before the 5:00 p.m., New York City time, on January 9, 2014, expiration date that we have established for the rights offering.

Conditions, Amendment, Withdrawal and Cancellation

There are no conditions precedent to the rights offering but there are conditions to the consummation of the transactions contemplated by the Investment Agreements. Subject to the provisions of the Investment Agreements, we reserve the right to amend, withdraw or cancel the rights offering at any time for any reason. See “The Investment Agreements; Effects of the Transactions—The Investment Agreements.” If we amend, withdraw or cancel the rights offering, we will issue a press release notifying rights holders as required by law. If we cancel or withdraw the rights offering, the subscription agent will return all subscription payments without interest or penalty, as soon as practicable. If we cancel or withdraw the rights offering, the subscription rights will be void, of no value and will cease to be exercisable for shares of our common stock. If you purchase subscription rights during the subscription period and we cancel or withdraw the rights offering, you will lose the entire purchase price paid to acquire such subscription rights in the market.

Subscription Agent and Information Agent

The subscription agent for the rights offering is Continental Stock Transfer & Trust Company. The address to which rights certificates and payments, other than wire transfers, should be mailed or delivered by overnight courier is provided below. If sent by mail, we recommend that you send documents and payments by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the subscription agent. Do not send or deliver these materials to EXCO.

Continental Stock Transfer & Trust Company

17 Battery Place—8th Floor

New York, NY 10004

Attn: Corporate Actions Department

Telephone: (917) 262-2378

If you deliver subscription documents or rights certificates in a manner different than that described in this prospectus, we may not honor the exercise of your subscription rights.

You should direct any questions or requests for assistance concerning the method of subscribing for the shares of common stock or for additional copies of this prospectus to the information agent, D.F. King & Co., Inc., by calling 1-800-755-7250 toll-free or, if you are a bank or broker, at 1-212-269-5550.

Medallion Guarantee May Be Required

Your signature on each rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

•	you provide on the rights certificate that shares are to be delivered to you as record holder of those subscription rights; or

•	you are an eligible institution.

If a financial institution is not a member of a recognized Medallion signature guarantee program, it would not be able to provide signature guarantees. Also, if you are not a customer of a participating financial institution, it is likely the financial institution will not guarantee your signature. Therefore, the best source of a Medallion Guarantee would be a bank, savings and loan association, brokerage firm or credit union with whom you do business. The participating financial institution will use a Medallion imprint or stamp to guarantee the signature, indicating that the financial institution is a member of a Medallion signature guarantee program and is an acceptable signature guarantor.

Guaranteed Delivery Procedures

If you wish to exercise subscription rights, but you do not have sufficient time to deliver the rights certificate evidencing your subscription rights and all other required subscription documents to the subscription agent prior to the expiration of the rights offering, you may exercise your subscription rights by the following guaranteed delivery procedures:

•	deliver to the subscription agent prior to the expiration of the rights offering the subscription payment for each share you elected to purchase pursuant to the exercise of subscription rights in the manner set forth above under “—Payment Method.”

•	deliver to the subscription agent prior to the expiration of the rights offering the form entitled “Notice of Guaranteed Delivery,” and

•	deliver the properly completed and duly executed rights certificate evidencing your subscription rights being exercised, with any required signatures guaranteed, and all other required subscription documents to the subscription agent within three business days following the date you submit your notice of guaranteed delivery.

Your notice of guaranteed delivery must be delivered in substantially the same form provided with the instructions on your rights certificate. Your notice of guaranteed delivery must include a signature guarantee from an eligible institution described above.

In your notice of guaranteed delivery, you must provide:

•	your name;

•	the number of subscription rights represented by your rights certificate, the number of shares of common stock for which you are subscribing under your basic subscription right and the number of shares of common stock for which you are subscribing under your over-subscription privilege, if any; and

•	your guarantee that you will deliver to the subscription agent a rights certificate evidencing the subscription rights you are exercising and all other required subscription documents within three business days following the date the subscription agent receives your notice of guaranteed delivery.

You may deliver your notice of guaranteed delivery to the subscription agent in the same manner as your rights certificate at the address set forth above under “—Subscription Agent and Information Agent” or as otherwise provided in the notice of guaranteed delivery.

Notice to Nominees

If you are a broker, dealer, custodian bank or other nominee holder that holds shares of our common stock for the account of others on the record date, you should notify the beneficial owners of the shares for whom you are the nominee of the rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owners of our common stock. If a registered holder of our common stock so instructs, you should complete the rights certificate and submit it to the subscription agent with the proper subscription payment by the expiration date of the rights offering. You may exercise the number of subscription rights to which all beneficial owners in the aggregate otherwise would have been entitled had they been direct holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification,” which is provided with your rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.

Beneficial Owners

If you are a beneficial owner of shares of our common stock and will receive your subscription rights through a broker, dealer, custodian bank or other nominee, we will ask your nominee to notify you of the rights offering. If you wish to exercise or sell your subscription rights, you will need to have your nominee act for you, as described above. To indicate your decision with respect to your subscription rights, you should follow the instructions of your nominee. If you wish instead to obtain a separate rights certificate, you should contact your nominee as soon as possible and request that a rights certificate be issued to you. You should contact your nominee if you do not receive notice of the rights offering, but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive the notice by mail or otherwise from your nominee or if you receive notice without sufficient time to respond to your nominee by the deadline established by your nominee, which may be before 5:00 p.m., New York City time, on January 9, 2014, the expiration date of the rights offering.

Special Instructions for Participants in Our 401(k) Plan

Any participant or other account holder (such as a beneficiary) in the 401(k) Plan that had shares of our common stock allocated to its account as of 5:00 p.m., New York City time, on the record date, will be allocated subscription rights based upon the number of shares held in its account as of that time on the record date. Those participants (or other account holders) with 401(k) Plan accounts who are allocated subscription rights will have the ability to direct the trustee of the 401(k) Plan, Prudential Bank & Trust, FSB, to exercise some or all of the subscription rights allocable to them.

If shares of our common stock are allocated to your account under the 401(k) Plan as of 5:00 p.m., New York City time, on the record date, you will receive subscription solicitation materials from the subscription agent, which will include specific instructions for participating in the rights offering with respect to subscription rights held through the 401(k) Plan, a copy of this prospectus and the 401(k) Election Form. If you wish to exercise your subscription rights, in whole or in part, you must return your properly completed 401(k) Election Form to the subscription agent, as prescribed in the instructions accompanying the 401(k) Election Form. Your properly completed 401(k) Election Form must be received by the subscription agent by the 401(k) Deadline (5:00 p.m., New York City time, on January 6, 2014, which is the third business day prior to the expiration date of the rights offering). If the subscription agent does not receive your 401(k) Election Form by the 401(k) Deadline, your election to exercise your subscription rights with respect to shares of our common stock that you hold through the 401(k) Plan will not be effective. This is a special deadline that applies to participants (and other account holders) in the 401(k) Plan (notwithstanding the expiration date of the rights offering generally applicable to holders of subscription rights) and solely with respect to the subscription rights held through the 401(k) Plan. Any subscription rights allocated to your 401(k) Plan account will expire unless they are timely and fully exercised by the 401(k) Deadline or otherwise sold by the 401(k) Plan trustee. You should receive the 401(k) Election Form with the other offering materials related to the rights offering. If you do not receive this form, and you believe you are entitled to participate in the rights offering with respect to shares allocated to your account under the 401(k) Plan, you should contact the information agent D.F. King & Co., Inc., by calling 1-800-755-7250 toll-free or, if you are a bank or broker, at 1-212-269-5550.

If no instructions are received by the subscription agent prior to the 401(k) Deadline, no subscription rights will be exercised by the 401(k) Plan trustee on your behalf, and the 401(k) Plan trustee will attempt to sell the subscription rights attributable to your 401(k) Plan account through the NYSE. The 401(k) Plan trustee’s attempt to sell the subscription rights may be unsuccessful. Any amounts obtained from the sale of subscription rights by the 401(k) Plan trustee will be allocated on an individual basis to each participant who did not timely submit instructions to exercise subscription rights allocated to its account or who instructed the 401(k) Plan trustee to sell all or a portion of the subscription rights allocated to its account. The amounts obtained from the sale of a participant’s subscription rights will be allocated to the Guaranteed Income Fund in the participant’s 401(k) Plan account.

If you elect to exercise some or all of the subscription rights allocated to your 401(k) Plan account, you must ensure that the number of shares for which you subscribe under the basic subscription right on your 401(k) Election Form accurately reflects the number of shares to which you are entitled. You must also ensure that your current investment in your 401(k) Plan account in Guaranteed Income Fund is sufficient to fully satisfy the subscription payment for the subscription rights you elect to exercise on your 401(k) Election Form, as you may only pay for the exercise of such subscription rights through the liquidation of funds held by your 401(k) Plan account in the Guaranteed Income Fund. Your investment in the Guaranteed Income Fund in your 401(k) Plan account will be liquidated in the amount specified in your 401(k) Election Form after the 401(k) Deadline and prior to the expiration of the rights offering, and cash equal to the necessary subscription payment amount will be transferred to the trustee of the 401(k) Plan.

Notwithstanding your election to exercise all of your subscription rights, the 401(k) Plan trustee will be directed to only exercise that number of subscription rights and purchase the number of shares of common stock that can be acquired with the money generated by liquidating your investment in the Guaranteed Income Fund in your 401(k) Plan account. If the value of your investment in the Guaranteed Income Fund in your 401(k) Plan account does not equal or exceed the purchase price of the shares of common stock that you have elected to purchase in the rights offering, the subscription rights allocated to your 401(k) Plan account will be exercised to the fullest extent possible based on the liquidated value of your 401(k) Plan account invested in this fund, rounded down to the nearest whole share.

Any shares of common stock purchased upon exercise of the subscription rights allocated to your 401(k) Plan account will also be allocated to your 401(k) Plan account, where they will remain subject to your further investment directions in accordance with the terms of the 401(k) Plan.

Once you submit your completed 401(k) Election Form, you may not revoke your exercise instructions. If you elect to exercise your subscription rights, you should be aware that the market value of our shares of common stock may go up or down during the period after you submit your 401(k) Election Form. Notwithstanding the foregoing, ERISA prohibits the purchase of shares of common stock by the 401(k) Plan from EXCO for more than “adequate consideration,” which is defined in ERISA for a publicly traded company as the Prevailing Market Price. Accordingly, the 401(k) Plan trustee will exercise or not exercise your subscription rights as follows:

•	if the Prevailing Market Price is less than the subscription price of $5.00 per share, notwithstanding your direction to the 401(k) Plan trustee to exercise the subscription rights, the subscription rights will not be exercised; and

•	if the Prevailing Market Price is greater than or equal to the subscription price of $5.00 per share, the 401(k) Plan trustee will follow your direction, if any, to exercise your subscription rights.

All subscription payments received on your behalf and not applied to the purchase of shares of common stock in the rights offering will be returned to the 401(k) Plan and deposited based upon your current 401(k) Plan investment allocation election.

Neither we, nor the subscription agent or anyone else will be under any duty to notify you of any defect or irregularity in connection with your submission of the 401(k) Election Form, and we will not be liable for failure to notify you of any defect or irregularity with respect to the completion of such form. We and the subscription agent reserve the right to reject your exercise of the subscription rights if your exercise is not in accordance with the terms of the rights offering or in the proper form. We will also not accept the exercise of subscription rights if our issuance of shares of common stock to you could be deemed unlawful under applicable law.

The 401(k) Election Form must be received by the subscription agent by the 401(k) Deadline, which is 5:00 p.m., New York City time, on January 6, 2014. A self-addressed envelope has been included in the materials provided to our 401(k) Plan participants (and other account holders) that may be used to mail the 401(k) Election Form. In any event, you must use the address set forth below:

Continental Stock Transfer & Trust Company

17 Battery Place—8th Floor

New York, NY 10004

Attn: Corporate Actions Department

Telephone: (917) 262-2378

Delivery to any address or by a method other than those set forth above does not constitute valid delivery.

No Fractional Shares

All shares of common stock will be sold at a purchase price of $5.00 per whole share. We will not issue fractional shares. Fractional shares resulting from (1) the exercise of the basic subscription right with respect to any holder on an aggregate basis and (2) the exercise of the over-subscription privilege with respect to any holder on an aggregate basis will be eliminated by rounding down to the nearest whole share. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Market for the Shares of Common Stock

Shares of our common stock are, and we expect that the shares of common stock to be issued in the rights offering will be, traded on the NYSE under the symbol “XCO.”

Transferability of and Market for Rights

The subscription rights are transferable, and we expect that the subscription rights will be admitted to trade on the NYSE under the symbol “XCO-RT” until 4:00 p.m., New York City time, on January 8, 2014, the business day immediately preceding the expiration date of the rights offering (or, if the rights offering is extended, on the business day immediately preceding the extended expiration date). The subscription rights are issued in the form of a rights certificate that we plan to distribute as soon as practicable after the record date for the rights offering. As a result, you may transfer or sell your subscription rights if you do not want to purchase any shares of common stock. However, the subscription rights are a new issue of securities with no prior trading market, and we can give no assurance that the subscription rights will trade on the NYSE, a market for the subscription rights will develop or, if a market does develop, of the prices at which the subscription rights will trade or whether such market will be sustainable throughout the period when the subscription rights are transferable. In addition, the transferee of a subscription right will be able to exercise the basic subscription right but will only be allocated shares of common stock pursuant to the exercise of the over-subscription privilege to the extent such transferee holds shares of our common stock as of the record date. It should be noted that the resale provisions of Rule 144 will apply to the transfers of the subscription rights by our affiliates. See “—Rule 144.”

Method of Transferring Rights

You may transfer all or a portion of the subscription rights distributed to you by following the instructions on your rights certificate. Any portion of the subscription rights evidenced by your rights certificate representing whole and not any fractional subscription rights may be transferred by delivering to the subscription agent a rights certificate properly endorsed for transfer, with instructions to register that portion of the subscription rights indicated in the name of the transferee and to issue a new rights certificate to the transferee evidencing the transferred subscription rights.

If you wish to transfer all or a portion of your subscription rights, you should allow a sufficient amount of time prior to the expiration of the transferability period for the transfer instructions to be received and processed by the subscription agent. Once processed by the subscription agent, the transferee receiving all or a portion of your subscription rights will need sufficient time to exercise or sell the subscription rights evidenced by the new rights certificates that they receive. You will also need adequate time to obtain a new rights certificate representing your remaining subscription rights, if any. The required time will depend upon the method by which delivery of the rights certificates and payment is made and the number of transactions you instruct the subscription agent to effect. Please bear in mind that the rights offering has a limited period. Neither we nor the subscription agent shall have any liability to a transferee or you if rights certificates, other required subscription documents or subscription payments are not received in time for exercise or sale prior to the expiration of the rights offering.

A new rights certificate will be issued to you if you transfer a portion of your subscription rights. Your new rights certificate representing your retained subscription rights will be mailed to you unless you instruct the subscription agent otherwise.

Validity of Subscriptions

We will resolve all questions regarding the validity and form of the exercise of your subscription rights, including time of receipt and eligibility to participate in the rights offering. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, subject to applicable law, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the rights offering period expires, unless we waive them in our sole discretion. Neither we nor the subscription agent is under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to withdraw or cancel the rights offering, only when the subscription agent receives a properly completed and duly executed rights certificate and any other required documents and the full subscription payment. Our interpretations of the terms and conditions of the rights offering will be final and binding.

Escrow Arrangements; Return of Funds

The subscription agent will hold funds received in payment for shares in a segregated account pending completion of the rights offering. The subscription agent will hold this money in escrow until the rights offering is completed or is withdrawn and cancelled. If the rights offering is cancelled for any reason, all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

Shareholder Rights

You will have no rights as a holder of the shares of our common stock you purchase in the rights offering until we issue a direct registration account statement representing shares of our common stock to you, or your account at your nominee is credited with the shares of our common stock purchased in the rights offering.

Foreign Shareholders

We will mail a copy of this prospectus, but will not mail the rights certificates, to holders of record of our common stock with addresses that are outside the United States or that have an army post office or foreign post office address. The subscription agent will hold these rights certificates for their account. To exercise subscription rights, such shareholders must notify the subscription agent prior to 11:00 a.m., New York City time, on January 6, 2014, at least three business days prior to the expiration of the rights offering and demonstrate to the satisfaction of the subscription agent that the exercise of the subscription rights does not violate the laws of the jurisdiction of such shareholder. These procedures do not apply to beneficial owners of our common stock that are located outside of the United States who will receive subscription rights through a broker, dealer, custodian bank or other nominee that is located in the United States.

No Revocation or Change

Once you submit the rights certificate or have instructed your nominee of your subscription request, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable, subject to applicable law, even if you learn information about us that you consider to be unfavorable or in the event that the board of directors determines to extend the rights offering. You should not exercise your subscription rights unless you are certain that you wish to purchase shares at the subscription price.

Regulatory Limitations

We will not be required to issue to you shares of our common stock pursuant to the rights offering if, in our opinion, you are required to obtain prior clearance or approval, or otherwise comply with regulatory requirements from any state or federal regulatory authority to own or control such shares and if, at the time the rights offering expires, you have not obtained such clearance or approval or complied with such regulatory requirements. For example, if as a result of exercising your subscription rights, you would hold shares of our common stock, including shares you currently own, with a value in excess of $70.9 million, you and we may be required to make a filing under the HSR Act and wait for any applicable waiting periods to expire or terminate before you may complete your purchase of shares.

Rule 144

The common stock sold in the rights offering will be freely transferable without restrictions or further registration under the Securities Act, except for any of our shares purchased by an affiliate of the Company and for shares subsequently transferred by an affiliate. The resale limitations of Rule 144 promulgated under the Securities Act will apply to transfers of common stock by affiliates and to recipients of common stock transferred from an affiliate. The resale restrictions of Rule 144 also will apply to the transfer of subscription rights by affiliates of the Company and to recipients of subscription rights transferred from affiliates.

Fees and Expenses

We are not charging any fee or sales commission to issue subscription rights to you or to issue shares to you if you exercise your subscription rights. If you exercise your subscription rights through the record holder of your shares, you are responsible for paying any commissions, fees, taxes or other expenses your record holder may charge you. We will pay all reasonable fees charged by Continental Stock Transfer & Trust Company as the subscription agent and D.F. King & Co., Inc. as the information agent.

No Board Recommendation to Rights Holders

Our board of directors is making no recommendation regarding your exercise of your subscription rights. Rights holders who exercise subscription rights risk investment loss on new money invested. The market price for our common stock may decline to a price that is less than the subscription price and, if you purchase shares of common stock at the subscription price, you may not be able to sell the shares in the future at the same price or a higher price. You should not view the commitments of the Investors as a recommendation or other indication, by

Messrs. Ross or Mitchell or by any other member of our board of directors, that the exercise or sale of your subscription rights is in your best interests. You should make your decision based on your assessment of our business and financial condition, our prospects for the future and the terms of the rights offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

THE INVESTMENT AGREEMENTS; EFFECTS OF THE TRANSACTIONS

The Investment Agreements

The Investment Agreements. We have entered into a separate Investment Agreement, each dated as of December 17, 2013, with each of WL Ross and Hamblin Watsa pursuant to which, subject to the terms and conditions of its respective Investment Agreement, each of them has severally agreed to subscribe for and purchase from us, in a private placement, its pro rata portion of shares under the basic subscription right and all Unsubscribed Shares under the over-subscription privilege, subject to availability and the pro rata allocation among rights holders who have elected to exercise their over-subscription privilege; provided, that each of the Investors shall not be obligated to purchase an aggregate number of shares that would exceed the lesser of (i) 100% of the Unsubscribed Shares, or (ii) an amount of Unsubscribed Shares, which when taken together with the number of shares issued pursuant to the Investor’s basic subscription right, equals 50% of the total shares offered in the rights offering. In addition, for clarity, when calculating the number of shares of our common stock owned by each Investor as of 5:00 p.m., New York City time, on the record date for purposes of the over-subscription privilege pro rata allocation, the shares of our common stock owned as of 5:00 p.m., New York City time, on the record date by any fund or other entity that is directly or indirectly controlled by the same manager or other person as such Investor will be included. The obligations of WL Ross and Hamblin Watsa are several and not joint.

The purchase of any shares by the Investors pursuant to the Investment Agreements will be (i) effected in a transaction exempt from the registration requirements of the Securities Act, and, accordingly, will not be registered pursuant to the registration statement of which this prospectus forms a part and (ii) subject to the satisfaction of the closing conditions described below.

Conditions to Investor’s Obligations under the Investment Agreements. The closing of the transactions contemplated by each Investment Agreement is subject to satisfaction or (to the extent permitted) waiver of the following conditions: (i) the effectiveness of the registration statement for the rights offering; (ii) the rights offering having been conducted by the Company in accordance with the Investment Agreements in all material respects; (iii) the absence of any legal impediment to the implementation of the rights offering, the issuance and sale of shares under the Investment Agreement or the consummation of the transactions contemplated by the Investment Agreements; (iv) the accuracy of the Company’s representations and warranties; (v) the Company’s performance and compliance in all material respects with covenants and agreements, in each case as required to be performed or complied with on or prior to closing; (vi) the approval of shares issued in the rights offering for listing on the NYSE; (vii) the expiration or termination of any waiting period under the HSR Act; (viii) the absence of certain breaches or defaults under the other Investment Agreement that are the basis for a party to terminate or refuse to close the transactions contemplated under the other Investment Agreement; (ix) the absence of any Material Adverse Effect (as defined in the applicable Investment Agreement) since November 22, 2013; (x) we have not, and are not reasonably expected to, recognize any impairments to our assets which in the aggregate equal or exceed $150 million (excluding the $10,707,000 impairment previously taken by us for the quarter ended March 31, 2013); (xi) other customary conditions.

Conditions to the Company’s Obligations under the Investment Agreements. The closing of the transactions contemplated by each Investment Agreement is subject to the satisfaction or (to the extent permitted) waiver of the following conditions: (i) the effectiveness of the registration statement relating to the rights offering; (ii) the absence of any legal impediment to the implementation of the rights offering, the issuance and sale of shares under the Investment Agreements or the consummation of the transactions contemplated by the Investment Agreements; (iii) the accuracy of the Investor’s representations and warranties; (iv) the Investor’s performance and compliance in all material respects with all covenants and agreements, in each case as required to be performed or complied with on or prior to closing; (v) the approval of the shares issued in the rights offering for listing on the NYSE; and (vi) the expiration or termination of any waiting period under the HSR Act.

HSR Compliance. We and Fairfax each expect to file a notification form under the HSR Act on or about December 17, 2013 in connection with Hamblin Watsa’s commitment to purchase shares of our common stock. Both parties intend to request early termination of the 30-day waiting period under the HSR Act, but we cannot assure you that early termination will be granted. If early termination is not granted, the waiting period will not expire until 11:59 p.m. on the 30th calendar day after the date that the filings are submitted, which is estimated to be on or about January 16, 2014. Hamblin Watsa may not complete the purchase of shares of our common stock before the expiration or early termination of the waiting period to the extent that such purchases would result in Fairfax holding shares of our common stock with a value in excess of the size of the transaction threshold under the HSR Act, which is currently $70.9 million.

Termination. Each Investment Agreement may be terminated at any time prior to the closing of the transactions contemplated by the applicable Investment Agreement as follows:

•	by mutual written consent of the Company and the Investor;

•	by the Investor if there shall have occurred any Material Adverse Effect (as defined in the Investment Agreement) since November 22, 2013;

•	by the Investor if (i) the registration statement of which this prospectus forms a part is not filed with the SEC prior to the close of business on the date of the Investment Agreement, (ii) the rights offering shall not have been consummated by March 31, 2014 or (iii) the issuance and sale of the shares pursuant to the Investor’s basic subscription right and, if applicable, the Investor’s over-subscription privilege, shall not have been consummated (x) prior to April 7, 2014 or (y) if earlier, on or prior to the sixth (6th) business day after January 9, 2014, subject to extension as set forth in the Investment Agreement;

•	by the Investor if there shall have occurred certain breaches or defaults under the other Investment Agreement by any party thereto, on the basis of which any party thereto has terminated or refused to close the transactions under the other Investment Agreement;

•	by either party, if any legal impediment arises that prohibits the implementation of the rights offering, the issuance and sale of the shares pursuant to the Investor’s basic subscription right and the Investor’s over-subscription privilege under the Investment Agreement or the consummation of the other transactions contemplated by certain agreements, documents, and instruments relating to the rights offering, and such legal impediment has become final, binding and non-appealable;

•	by either party, if there is a breach by the Investor (in the case of termination by us) or by us (in case of termination by the Investor) of any covenant or representation or warranty that would cause the failure of the satisfaction of a closing condition and is not cured within ten (10) calendar days following delivery of written notice thereof or (ii) is not capable of cure on or prior to March 31, 2014;

•	by either party upon the occurrence of any event that results in a failure to satisfy any of such party’s closing conditions, which failure (i) is not cured within ten (10) calendar days following delivery of written notice thereof or (ii) is not capable of cure on or prior to March 31, 2014; or

•	by either party if (i) the SEC shall have entered a stop order with respect to the registration statement of which this prospectus forms a part or (ii) there shall have occurred a suspension of trading in shares of our common stock on the NYSE, subject to certain exceptions.

Fees. We will not pay WL Ross or Hamblin Watsa a fee nor reimburse their expenses in connection with the rights offering.

Indemnification. We have agreed to indemnify each Investor, its respective affiliates and their respective officers, directors, members, partners, employees, agents, and controlling persons from and against any and all losses arising out of or related to circumstances existing on or prior to the closing date of the applicable Investment Agreement to which an indemnified party becomes subject arising out of or in connection with a claim with respect to the rights offering or the transactions contemplated by the applicable Investment Agreement and to reimburse the indemnified party for any reasonable legal or other out-of-pocket expenses incurred in connection with investigating, responding to or defending any of the foregoing (other than with respect to losses due to statements or omissions made in reliance on information furnished to us in writing by the applicable Investor for use herein and losses attributable to the gross negligence, bad faith or willful misconduct of the indemnified party or to any breach by the indemnified party of the applicable Investment Agreement).

The Registration Rights Agreement

At the closing of the transactions contemplated by the Investment Agreements, each of WL Ross and Hamblin Watsa will execute a joinder agreement to the First Amended and Restated Registration Rights Agreement, dated December 30, 2005, by and among EXCO Holdings Inc. (our predecessor by merger) and the Initial Holders (as defined therein), or the Registration Rights Agreement, whereby shares owned by WL Ross and Hamblin Watsa, including, without limitation, those acquired by WL Ross and Hamblin Watsa pursuant to their respective Investment Agreements, will become subject to the Registration Rights Agreement.

Registrations. Pursuant to the Registration Rights Agreement, all holders of unregistered shares of our common stock subject to the Registration Rights Agreement can require us to register their shares in certain circumstances. In addition, if we file a registration statement registering other shares of our common stock, the holders of shares subject to the Registration Rights Agreement can require that we include their shares in such registration statement, subject to certain exceptions.

Postponements and limitations. Under certain circumstances and subject to certain limitations, we may postpone a registration if our board of directors determines in good faith that effecting such a registration or continuing the disposition of common stock would have a material adverse effect on us, or would not be in our best interests. Furthermore, the underwriters of any underwritten offering may, subject to certain limitations, limit the number of shares included in the registration.

Amendments and waivers. The provisions of the Registration Rights Agreement may not be amended, terminated or waived without the written consent of us, the holders of a majority of the Registrable Securities (as defined therein) then held by Investor Holders (as defined in the Registration Rights Agreement) and the holders of a majority of the Registrable Securities then held by the Management Holders (as defined in the Registration Rights Agreement).

Holdback arrangements. Upon entering into the Registration Rights Agreement, each holder of Registrable Securities (as defined in the Registration Rights Agreement) agreed that, subject to the terms of the Registration Rights Agreement, at the request of the sole or lead managing underwriter in an underwritten offering, it would not make any short sale of, loan, grant any option for the purchase of or effect any public sale or distribution, including a sale pursuant to Rule 144 under the Securities Act, of any Registrable Securities during the five days prior to, and the time period (up to 90 days) requested by the underwriter following, certain underwritten offerings.

Indemnification. We have agreed to indemnify holders of shares subject to the Registration Rights Agreement against certain liabilities under the Securities Act in respect of any resale registration.

Shares of Our Common Stock Outstanding After the Rights Offering and the Transactions Contemplated by the Investment Agreements

We expect that approximately 218,298,938 shares of our common stock will be issued and outstanding as of the record date. We expect to issue an additional 54,574,734 shares of our common stock in connection with the closing of the rights offering and the transactions contemplated by the Investment Agreements, for a total of 272,873,672 shares of common stock issued and outstanding. This assumes that, during the rights offering, we issue no other shares of our common stock and that no options for our common stock are exercised.

Dilutive Effects of the Rights Offering and the Transactions Contemplated by the Investment Agreements

The ownership interests and voting interests of the existing shareholders who do not timely and fully exercise their basic subscription rights will be diluted. See “Questions and Answers Relating to the Rights Offering.”

As of December 5, 2013, WL Ross and Fairfax, directly or through certain affiliates, beneficially owned approximately 14.4% and 4.95%, respectively, of our common stock. Assuming the conditions to the consummation of the transactions contemplated by the Investment Agreements are satisfied, we will issue a minimum of 7,876,019 shares to WL Ross and 2,703,050 shares to Fairfax (including Hamblin Watsa) and up to a maximum of 27,287,367 shares to WL Ross and 27,287,367 to Fairfax (including Hamblin Watsa).

Assuming the maximum amount of shares is issued to each of WL Ross and Fairfax (including Hamblin Watsa), WL Ross’s beneficial ownership would increase from 14.4% to approximately 21.5%, and Fairfax’s (including Hamblin Watsa) beneficial ownership would increase from 4.95% to approximately 14.0%.

Assuming the rights offering is fully subscribed, the beneficial ownership of WL Ross and Fairfax (including Hamblin Watsa) would remain the same as prior to the rights offering.

Material Relationships

Wilbur L. Ross, Jr., the chairman and chief executive officer of WL Ross & Co. LLC, has served as a director of EXCO since March 2012. As of December 5, 2013, WL Ross, directly or through certain affiliates, beneficially owned approximately 14.4% of our common stock. Samuel A. Mitchell, a managing director of Hamblin Watsa, has served as a director of EXCO since June 2013. As of December 5, 2013, Fairfax, directly or through certain affiliates, beneficially owned approximately 4.95% of our common stock.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

General

This summary is based upon provisions of the Code, applicable U.S. Treasury Regulations, administrative rulings, judicial authorities and other applicable existing U.S. federal income tax authorities, all of which are subject to change or differing interpretations, possibly with retroactive effect, which could result in U.S. federal income tax consequences different from those discussed below.

This summary does not provide a complete analysis of all potential tax considerations. This summary is only applicable to U.S. holders (as defined below) of shares of our common stock who acquire the subscription rights pursuant to the terms of the rights offering, have held the common stock and will hold the subscription rights and any shares of common stock acquired upon the exercise of subscription rights, as capital assets (generally, property held for investment) within the meaning of Section 1221 of the Code. This summary does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as holders who may be subject to special tax treatment under the Code, including (without limitation) partnerships, dealers in securities or currencies, financial institutions, insurance companies, regulated investment companies, real estate investment trusts, tax-exempt entities, traders in securities that elect to use a mark-to-market method of accounting for their securities, persons holding subscription rights or common stock as part of a hedging, integrated or conversion transaction or a straddle, persons deemed to sell subscription rights or common stock under the constructive sale provisions of the Code, persons whose “functional currency” is not the U.S. dollar, investors in pass-through entities, and holders who acquired our common stock pursuant to the exercise of compensatory stock options or otherwise as compensation. This summary does not deal with any federal non-income, state, local or foreign tax consequences, estate or gift tax consequences, or alternative minimum tax consequences.

As used herein, the term “U.S. holder” means a beneficial owner of shares of our common stock that is, for U.S. federal income tax purposes: (1) an individual who is a citizen or resident of the United States; (2) a corporation or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust, if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

If a partnership (or entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of our common stock, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships and their partners should consult their tax advisors concerning the tax treatment of the receipt and exercise of subscription rights in the rights offering and the ownership and disposition of shares of our common stock received on exercise of subscription rights.

Distribution of Subscription Rights. If you hold shares of our common stock on the record date for the rights offering, you should not recognize taxable income for U.S. federal income tax purposes upon receipt of the subscription rights.

Tax Basis and Holding Period of the Subscription Rights. If the fair market value of the subscription rights you receive is less than 15% of the fair market value of your common stock on the date you receive your subscription rights, your subscription rights will be allocated a zero tax basis for U.S. federal income tax purposes unless you elect to allocate tax basis between your existing common stock and your subscription rights in proportion to the relative fair market values of the existing common stock and your subscription rights determined on the date of receipt of your subscription rights. If you choose to allocate tax basis between your existing common stock and your subscription rights, you must make this election on a statement included with your tax return for the taxable year in which you receive your subscription rights. Such an election is irrevocable.

If the fair market value of your subscription rights is 15% or more of the fair market value of your existing common stock on the date you receive your subscription rights, then you must allocate your tax basis in your existing common stock between your existing common stock and your subscription rights in proportion to the relative fair market values determined on the date you receive your subscription rights. The fair market value of the subscription rights on the date the subscription rights will be distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the subscription rights on that date. In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances, including the trading price of the subscription rights (if a market for the subscription rights develops), any difference between the subscription price of the subscription rights and the trading price of our common stock on the date that the subscription rights are distributed, the length of the period during which the subscription rights may be exercised and the fact that the subscription rights are transferable.

Your holding period for the subscription rights that you receive will include your holding period for the common stock with respect to which the subscription rights were distributed.

Sale or Other Disposition of the Subscription Rights. You will recognize gain or loss on the sale or other taxable disposition of a subscription right in an amount equal to the difference, if any, between the amount of cash plus the fair market value of any property received and your tax basis, if any, in the right sold or otherwise disposed of. Any such gain or loss generally will be capital gain or loss, and will be short-term or long-term depending on whether the right is treated as having been held for more than one year. Long-term capital gains of non-corporate U.S. holders are generally subject to taxation at reduced rates. Your ability to use any capital loss is subject to certain limitations.

Lapse of the Subscription Rights. If you allow the subscription rights you receive to expire unexercised, you will not recognize any gain or loss on the expiration of your subscription rights, and you will re-allocate any portion of the tax basis in your existing shares of common stock previously allocated to the subscription rights that have expired to the existing share of common stock.

Exercise of the Subscription Rights; Basis and Holding Period of Common Stock Acquired Upon Exercise. You will not recognize any gain or loss upon the exercise of your subscription rights. Your basis in the shares of common stock acquired through exercise of the subscription rights will be equal to the sum of the subscription price you paid to exercise the subscription rights and your tax basis in the subscription rights, if any. The holding period for the common stock acquired through exercise of the subscription rights will begin on the date you exercise your subscription rights.

Dividends on Common Stock. You will recognize income upon the receipt of any distribution on the shares of common stock you acquire upon exercise of the subscription rights to the extent attributable to our current and accumulated earnings and profits. If you are a non-corporate holder, distributions paid out of our current and accumulated earnings and profits should constitute qualified dividends and, under current law, should be taxed at a preferential rate, provided that you meet certain applicable holding period and other requirements. Any distribution in excess of our current and accumulated earnings and profits will constitute a non-taxable return of capital to the extent of your tax basis in your shares acquired upon exercise of the subscription rights, and thereafter will constitute capital gain from the sale or exchange of such shares of common stock.

Sale of Shares of Common Stock. If you sell or exchange shares of common stock acquired upon exercise of the subscription rights, you generally will recognize gain or loss on the transaction equal to the difference between the amount realized and your tax basis in the shares of common stock. Any such gain or loss generally will be capital gain or loss, and will be short-term or long-term depending on whether the right is treated as having been held for more than one year. Long-term capital gains of non-corporate U.S. holders are generally subject to taxation at reduced rates. Your ability to use any capital loss is subject to certain limitations.

New Legislation Relating to Net Investment Income

Under recently enacted legislation a 3.8% tax is imposed on the “net investment income” of certain U.S. citizens and resident aliens and on the undistributed “net investment income” of certain estates and trusts. Among other items, “net investment income” generally includes dividend income and gains from the sale, exchange, redemption, retirement or other taxable disposition of a security, less certain deductions.

Information Reporting and Backup Withholding

Backup withholding tax (currently at a rate of 28%) and certain information reporting requirements may apply in the case of certain U.S. holders (not including corporations and other exempt recipients) to payments of dividends and proceeds from the sale, exchange or redemption of shares of our common stock or of subscription rights. Backup withholding applies if a holder fails to provide certain identifying information (such as a taxpayer identification number), has been notified by the IRS that it is subject to backup withholding for failing to report income in full or fails to meet certain certification requirements. Backup withholding is not an additional tax. Any amount withheld from a payment to you under the backup withholding rules will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided the required information is properly and timely submitted to the IRS. We may require you to establish your exemption from backup withholding or to make arrangements satisfactory to us with respect to the payment of backup withholding.

THE FOREGOING SUMMARY IS INCLUDED FOR GENERAL INFORMATION ONLY. ACCORDINGLY, YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES APPLICABLE TO THE RECEIPT OF SUBSCRIPTION RIGHTS AND THE OWNERSHIP, EXERCISE AND DISPOSITION OF SUCH RIGHTS.

PLAN OF DISTRIBUTION

As soon as practicable after the record date for the rights offering, we will distribute rights certificates with this prospectus to individuals who owned our common stock at 5:00 p.m., New York City time, on December 19, 2013. If you wish to exercise your subscription rights and purchase shares of our common stock, you should complete the rights certificate and return it with payment for the common stock to the subscription agent at the following address:

Continental Stock Transfer & Trust Company

17 Battery Place—8th Floor

New York, NY 10004

Attn: Corporate Actions Department

Telephone: (917) 262-2378

See “The Rights Offering—Subscription Agent and Information Agent.” If you have any questions or require assistance regarding the method of exercising your subscription rights or requests for additional copies of this document or the Instruction for Use of Subscription Rights Certificates, you should contact our information agent, D.F. King & Co., Inc., by calling 1-800-755-7250 toll-free or, if you are a bank or broker, at 1-212-269-5550.

We have agreed to pay the subscription agent and information agent customary fees plus certain expenses in connection with the rights offering. Other than as described herein, we are not aware of any existing agreements between any shareholder, broker, dealer, underwriter or agreement relating to the sale or distribution of the shares underlying the rights.

EXPERTS

The consolidated financial statements of EXCO Resources, Inc. and its subsidiaries as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012 have been incorporated by reference in this prospectus and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of the Acquired Chesapeake Oil and Natural Gas Properties for each of the years in the three-year period ended December 31, 2012 have been incorporated by reference in this prospectus and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

INDEPENDENT PETROLEUM ENGINEERS

Lee Keeling and Associates, Inc., independent petroleum engineers, Tulsa, Oklahoma, prepared the Proved Reserves estimates with respect to our non-shale properties included in our Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference in this prospectus and elsewhere in the registration statement in reliance upon the authority of said firm as experts in petroleum engineering.

Netherland, Sewell & Associates, Inc., independent petroleum engineers, Dallas, Texas, prepared the Proved Reserves estimates with respect to our shale properties included in our Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference in this prospectus and elsewhere in the registration statement in reliance upon the authority of said firm as experts in petroleum engineering.

Haas Petroleum Engineering Services, Inc., independent petroleum engineers, Dallas, Texas, prepared the Proved Reserves estimates with respect to our shale properties included in our Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference in this prospectus and elsewhere in the registration statement in reliance upon the authority of said firm as experts in petroleum engineering.

LEGAL MATTERS

Our legal counsel, Haynes and Boone, LLP, Dallas, Texas, will pass upon certain legal matters in connection with the offered securities.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering (excluding any disclosures that are furnished and not filed):

•	Our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC on February 21, 2013; and our Amendment No. 1 to our Annual Report on Form 10-K/A for the year ended December 31, 2012 filed with the SEC on August 30, 2013;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013, filed with the SEC on May 1, 2013; our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013, filed with the SEC on August 7, 2013; and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013, filed with the SEC on October 30, 2013;

•	Our Current Reports on Form 8-K filed with the SEC on February 19, 2013, February 21, 2013 (excluding Item 7.01 and Exhibit 99.1), March 6, 2013, June 12, 2013, July 8, 2013 (excluding Item 7.01, Exhibit 99.1 and Exhibit 99.2), July 16, 2013 (excluding Item 7.01 and Exhibit 99.1), August 6, 2013 (excluding Item 7.01 and Exhibit 99.1), August 23, 2013, September 4, 2013, October 15, 2013, October 22, 2013 (excluding Item 7.01 and Exhibit 99.1), November 21, 2013 (excluding Item 7.01 and Exhibit 99.1) and November 25, 2013; and our Amendment No. 1 to our Current Report on Form 8-K/A filed with the SEC on September 25, 2013;

•	The section entitled “Description of Capital Stock—Common Stock” located in our Current Report on Form 8-K filed with the SEC on September 28, 2007.

Information contained in this prospectus modifies or supersedes, as applicable, the information contained in earlier-dated documents incorporated by reference. Information contained in later-dated documents incorporated by reference will automatically supplement, modify or supersede, as applicable, the information contained in this prospectus or in earlier-dated documents incorporated by reference.

We will furnish without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon request in writing, by telephone or via the internet, a copy of the information that has been incorporated by reference in this prospectus (other than an exhibit to these filings, unless we have specifically incorporated that exhibit by reference in this prospectus). You should direct any requests for copies to:

EXCO Resources, Inc.

12377 Merit Drive, Suite 1700

Dallas, Texas 75251

(214) 368-2084

Attn: William L. Boeing, Vice President, General Counsel and Secretary

WHERE YOU CAN FIND MORE INFORMATION

This prospectus does not contain all of the information included in the registration statement of which this prospectus forms a part and all of the exhibits and schedules thereto. For further information about EXCO, you should refer to the registration statement of which this prospectus forms a part. Summaries of agreements or other documents in this prospectus are not necessarily complete. Please refer to the exhibits to the registration statement of which this prospectus forms a part for complete copies of such documents.

We are subject to the informational requirements of the Exchange Act, and in accordance with the requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings, including the registration statement of which this prospectus forms a part, are available over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the SEC at that address. Please call 1-800-SEC-0330 for further information on the operations of the Public Reference Room.

Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act are made available free of charge on our website at www.excoresources.com as soon as reasonably practicable after we electronically file such material with, or otherwise furnish it to, the SEC. Information on our website is not incorporated by reference in this prospectus and is not a part of this prospectus.

GLOSSARY OF SELECTED OIL AND NATURAL GAS TERMS

The following are abbreviations and definitions of terms commonly used in the oil and natural gas industry and in this prospectus.

Bbl. One stock tank barrel, or 42 U.S. gallons liquid volume, used in reference to oil or other liquid hydrocarbons.

Btu. British thermal unit, which is the heat required to raise the temperature of a one pound mass of water from 58.5 to 59.5 degrees Fahrenheit.

Completion. The installation of permanent equipment for the production of oil or natural gas, or, in the case of a dry hole, the reporting to the appropriate authority that the well has been abandoned.

Deterministic method. The method of estimating reserves or resources when a single value for each parameter (from the geoscience, engineering, or economic data) in the reserves calculation is used in the reserves estimation procedure.

Development Well. A well drilled within the proved area of an oil or natural gas reservoir to the depth of a stratigraphic horizon known to be productive.

Dry hole; Dry well. A well found to be incapable of producing either oil or natural gas in sufficient quantities to justify completion as an oil or natural gas well.

Economically producible. As it relates to a resource, a resource which generates revenue that exceeds, or is reasonably expected to exceed, the costs of the operation.

Exploitation. The continuing development of a known producing formation in a previously discovered field. To maximize the ultimate recovery of oil or natural gas from the field by development wells, secondary recovery equipment or other suitable processes and technology.

Farm-out. An assignment of an interest in a drilling location and related acreage conditional upon the drilling of a well on that location.

Formation. A succession of sedimentary beds that were deposited under the same general geologic conditions.

Fracture stimulation. A stimulation treatment routinely performed involving the injection of water, sand and chemicals under pressure to stimulate hydrocarbon production in low-permeability reservoirs.

Gross acres or gross wells. The total acres or wells, as the case may be, in which a working interest is owned.

Horizontal wells. Wells which are drilled at angles greater than 70 degrees from vertical.

Mcf. One thousand cubic feet of natural gas.

Mcfe. One thousand cubic feet equivalent calculated by converting one Bbl of oil or NGLs to six Mcf of natural gas.

Mmbtu. One million British thermal units.

Mmcf. One million cubic feet of natural gas.

Mmcfe/d. One million cubic feet of natural gas equivalent per day.

Mmcfe. One million cubic feet equivalent calculated by converting one Bbl of oil or NGLs to six Mcf of natural gas. This ratio of Bbl to Mcf is commonly used in the oil and natural gas industry and represents the approximate energy equivalent of natural gas to oil or NGLs, and does not represent the sales price equivalency of natural gas to oil or NGLs. Currently the sales price of a Bbl or NGL is significantly higher than the sales price of six Mcf of natural gas.

Net acres or net wells. Exists when the sum of the fractional working interests owned in gross acres or gross wells equals one.

NYMEX. New York Mercantile Exchange.

NGLs. The combination of ethane, propane, butane and natural gasolines that when removed from natural gas become liquid under various levels of higher pressure and lower temperature.

Play. A term applied to a portion of the exploration and production cycle following the identification by geologists and geophysicists of areas with potential oil and natural gas reserves.

Present value of estimated future net revenues or PV-10. The present value of estimated future net revenues is an estimate of future net revenues from a property at the date indicated, without giving effect to derivative financial instrument activities, after deducting production and ad valorem taxes, future capital costs, abandonment costs and operating expenses, but before deducting future income taxes. The future net revenues have been discounted at an annual rate of 10% to determine their “present value.” The present value is shown to indicate the effect of time on the value of the net revenue stream and should not be construed as being the fair market value of the properties. Estimates have been made using constant oil and natural gas prices and operating and capital costs at the date indicated, at its acquisition date, or as otherwise indicated.

Probabilistic method. The method of estimation of reserves or resources when the full range of values that could reasonably occur for each unknown parameter (from the geoscience and engineering data) is used to generate a full range of possible outcomes and their associated probabilities of occurrence.

Productive well. A productive well is a well that is not a dry well.

Proved Reserves. Those quantities of oil and natural gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible, from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations, prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time.

The area of the reservoir considered as proved includes: (i) the area identified by drilling and limited by fluid contacts, if any, and (ii) adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible oil or gas on the basis of available geoscience and engineering data.

In the absence of data on fluid contacts, proved quantities in a reservoir are limited by the lowest known hydrocarbons (LKH) as seen in a well penetration unless geoscience, engineering, or performance data and reliable technology establishes a lower contact with reasonable certainty. Where direct observation from well penetrations has defined a highest known oil (HKO) elevation and the potential exists for an associated gas cap, proved oil reserves may be assigned in the structurally higher portions of the reservoir only if geoscience, engineering, or performance data and reliable technology establish the higher contact with reasonable certainty.

Reserves which can be produced economically through application of improved recovery techniques (including, but not limited to, fluid injection) are included in the proved classification when: (i) successful testing by a pilot project in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir or an analogous reservoir, or other evidence using reliable technology establishes the reasonable certainty of the engineering analysis on which the project or program was based; and (ii) the project has been approved for development by all necessary parties and entities, including governmental entities.

Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. The price shall be the average price during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

Reasonable certainty. If deterministic methods are used to classify a reserve as proved, reasonable certainty means a high degree of confidence that the quantities will be recovered. If probabilistic methods are used, there should be at least a 90% probability that the quantities actually recovered will equal or exceed the estimate. A high degree of confidence exists if the quantity is much more likely to be achieved than not, and, as changes due to increased availability of geoscience (geological, geophysical, and geochemical), engineering, and economic data are made to estimated ultimate recovery (EUR) with time, reasonably certain EUR is much more likely to increase or remain constant than to decrease.

Reservoir. A porous and permeable underground formation containing a natural accumulation of producible oil or natural gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

Resources. All quantities of petroleum naturally occurring on or within the earth’s crust, discovered and undiscovered (recoverable and unrecoverable), plus those quantities already produced. It also includes all types of petroleum whether currently considered “conventional” or “unconventional.”

Shale. Fine-grained sedimentary rock composed mostly of consolidated clay or mud. Shale is the most frequently occurring sedimentary rock.

Shut in well. A producing well that has been closed down temporarily for, among other things, economics, cleaning out, building up pressure, lack of a market or lack of equipment.

Spud. To start the well drilling process.

Standardized Measure of discounted future net cash flows or the Standardized Measure. Under the Standardized Measure, future cash flows are estimated by applying the simple average spot prices for the trailing twelve month period using the first day of each month beginning on January 1 and ending on December 1 of each respective year, adjusted for price differentials, to the estimated future production of year-end Proved Reserves. Future cash inflows are reduced by estimated future production and development costs based on period-end and future plugging and abandonment costs to determine pre-tax cash inflows. Future income taxes are computed by applying the statutory tax rate to the excess of pre-tax cash inflows over our tax basis in the associated properties. Future net cash inflows after income taxes are discounted using a 10% annual discount rate to arrive at the Standardized Measure.

Stock tank barrel. 42 U.S. gallons liquid volume.

Undeveloped acreage. Leased acreage on which wells have not been drilled or completed to a point that would permit the production of economic quantities of oil and natural gas regardless of whether such acreage contains Proved Reserves.

Working interest. The operating interest that gives the owner the right to drill, produce and conduct activities on the property and a share of production.

EXCO Resources, Inc.

Up to 44,995,665 Shares of Common Stock

Issuable Upon the Exercise of Subscription Rights

at $5.00 per Share

Prospectus

December 17, 2013

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses in connection with the rights offering. All of the amounts shown are estimates, except for the Securities and Exchange Commission, or SEC, registration fee.

SEC registration fee	$28,977
Printing and engraving expenses	75,000	*
Accounting fees and expenses	60,000	*
Legal fees and expenses	550,000	*
Information and subscription agent fees	40,000	*
Miscellaneous expenses	10,000	*

Total	$763,977	*

*	Estimate.

Item 15. Indemnification of Directors and Officers.

EXCO Resources, Inc.

Article XIV of our Third Amended and Restated Articles of Incorporation provides that to the fullest extent permitted by Texas law, our directors will have no personal liability to us or our shareholders for any acts or omissions in the director’s performance of his or her duties as a director. Section 7.001 of the Texas Business Organizations Code, or the TBOC, permits us to limit the personal liability of directors to us or our shareholders for monetary damages for any act or omission in a director’s capacity as director, except for liability for any of the following:

(i) A breach of the director’s duty of loyalty to us or our shareholders;

(ii) An act or omission not in good faith that constitutes a breach of duty of the director to us or an act or omission that involves intentional misconduct or knowing violation of law;

(iii) A transaction from which the director received an improper benefit, regardless of whether the benefit resulted from an action taken within the scope of the director’s duties; or

(iv) An act or omission for which the liability of a director is expressly provided by an applicable statute.

Article XIV further provides that if Texas law is amended to authorize further elimination of the personal liability of directors for or with respect to any acts or omissions in the performance of their duties as directors, then the liability of a director shall be eliminated to the fullest extent permitted by Texas law, as so amended. Any repeal or modification of Article XIV by our shareholders will not adversely affect any right or protection of a director existing immediately prior to such repeal or modification.

Article XIII of our Third Amended and Restated Articles of Incorporation and Article VI of our bylaws provide that we must indemnify our directors and officers to the fullest extent permitted by Texas law. Our bylaws further provide that we must pay or reimburse reasonable expenses incurred by one of our directors or officers who was, is or is threatened to be made a named defendant or respondent in a proceeding to the maximum extent permitted under Texas law.

Under Sections 8.101, 8.102 and 8.103 of the TBOC, subject to the procedures and limitations stated therein, we may indemnify a director who was, is or is threatened to be made a respondent in a proceeding against a judgment and reasonable expenses actually incurred by the person in connection with the proceeding if it is determined that the person seeking indemnification:

(ii)	acted in good faith;

(ii)	reasonably believed that his or her conduct was in or was not opposed to our best interests; and

(iii)	in the case of a criminal proceeding, did not have a reasonable cause to believe his or her conduct was unlawful.

Under Section 8.105 of the TBOC, we may indemnify an officer as provided by our governing documents, by action of our board of directors, by action of our shareholders, by contract or by common law.

We are required by Sections 8.051 and 8.105 of the TBOC to indemnify a director or officer against reasonable expenses actually incurred by the director or officer in connection with a proceeding in which the director or officer is a respondent because the director or officer is or was in that position if the director or officer has been wholly successful, on the merits or otherwise, in the defense of the proceeding.

The TBOC prohibits us from indemnifying a director in respect of a proceeding in which the director is found liable to us or is found liable because a personal benefit was improperly received by him or her, other than for reasonable expenses actually incurred by him or her in connection with the proceeding, not including a judgment, penalty, fine or tax. The TBOC prohibits us entirely from indemnifying a director in respect of any such proceeding in which the director is found liable for willful or intentional misconduct in the performance of his or her duties to us, breach of the duty of loyalty to us or an act or omission not committed in good faith that constitutes a breach of a duty owed by the director to us.

Under Sections 8.052 and 8.105 of the TBOC, a court may order us to indemnify a director or officer if the court determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances. If, however, the director or officer is found liable to us or is found liable on the basis that a personal benefit was improperly received by him or her, the indemnification will be limited to reasonable expenses actually incurred by him or her in connection with the proceeding.

Insurance

We maintain insurance for our officers and directors against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or the Securities Act, and the Securities Exchange Act of 1934, as amended, or the Exchange Act, under insurance policies, the premiums of which we pay. The effect of these policies is to indemnify any of our officers and directors against expenses, judgments, attorney’s fees and other amounts paid in settlements incurred by an officer or director upon a determination that such person acted in good faith.

In addition, we have entered into indemnification agreements with each of Mark F. Mulhern, our executive vice president, chief financial officer and interim chief accounting officer and a former director, and Vincent J. Cebula, a former director, pursuant to which we have agreed to indemnify them to the fullest extent permitted by the laws of the State of Texas and advance certain expenses as described therein. We entered into the indemnification agreements with Messrs. Mulhern and Cebula in consideration of their agreement to serve on a special committee of the board of directors in connection with a proposal submitted in 2010 by Douglas Miller, our former chairman and chief executive officer, to acquire all of the outstanding shares of our common stock.

Item 16. Exhibits.

A list of exhibits filed herewith is contained in the Exhibit Index that immediately precedes such exhibits and is incorporated by reference herein.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement,

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on December 17, 2013.

EXCO RESOURCES, INC.

By:	/s/ Harold L. Hickey
	Name:	Harold L. Hickey
	Title:	President and Chief Operating Officer

Power of Attorney

Each person whose signature appears below constitutes and appoints Mark F. Mulhern and William L. Boeing, severally, each with full power to act alone and without the others, his true and lawful attorney-in-fact, with full power of substitution, and with the authority to execute in the name of each such person, any and all amendments (including without limitation, post-effective amendments) to this registration statement, to sign any and all additional registration statements relating to the same offering of securities as this registration statement that are filed pursuant to Rule 462(b) of the Securities Act, and to file such registration statements with the SEC, together with any exhibits thereto and other documents therewith, necessary or advisable to enable the registrant to comply with the Securities Act, and any rules, regulations and requirements of the SEC in respect thereof, which amendments may make such other changes in the registration statement as the aforesaid attorney-in-fact executing the same deems appropriate.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Harold L. Hickey Harold L. Hickey	President and Chief Operating Officer (Principal Executive Officer)	December 17, 2013

/s/ Mark F. Mulhern Mark F. Mulhern	Executive Vice President, Chief Financial Officer and Interim Chief Accounting Officer (Principal Financial Officer and Principal Accounting Officer)	December 17, 2013

/s/ Jeffrey D. Benjamin Jeffrey D. Benjamin	Chairman of the Board	December 17, 2013

/s/ Earl E. Ellis Earl E. Ellis	Director	December 17, 2013

/s/ B. James Ford B. James Ford	Director	December 17, 2013

/s/ Samuel A. Mitchell Samuel A. Mitchell	Director	December 17, 2013

/s/ Boone Pickens Boone Pickens	Director	December 17, 2013

Signature	Title	Date

/s/ Wilbur L. Ross, Jr. Wilbur L. Ross, Jr.	Director	December 17, 2013

/s/ Jeffrey S. Serota Jeffrey S. Serota	Director	December 17, 2013

/s/ Robert L. Stillwell Robert L. Stillwell	Director	December 17, 2013

EXHIBIT INDEX

Exhibit No.	Exhibit Description

4.1	Third Amended and Restated Articles of Incorporation of EXCO Resources, Inc., filed as Exhibit 3.1 to EXCO’s Current Report on Form 8-K (File No. 001-32743), dated February 8, 2006 and filed on February 14, 2006 and incorporated by reference herein.

4.2	Articles of Amendment to Third Amended and Restated Articles of Incorporation of EXCO Resources, Inc., filed as Exhibit 10.1 to EXCO’s Current Report on Form 8-K (File No. 001-32743), dated August 30, 2007 and filed on September 5, 2007 and incorporated by reference herein.

4.3	Second Amended and Restated Bylaws of EXCO Resources, Inc., filed as Exhibit 3.1 to EXCO’s Current Report on Form 8-K, dated March 4, 2009 and filed on March 6, 2009 and incorporated by reference herein.

4.4	Statement of Designation of Series A-1 7.0% Cumulative Convertible Perpetual Preferred Stock of EXCO Resources, Inc., filed as Exhibit 3.1 to EXCO’s Current Report on Form 8-K (File No. 001-32743), dated March 28, 2007 and filed on April 2, 2007 and incorporated by reference herein.

4.5	Statement of Designation of Series A-2 7.0% Cumulative Convertible Perpetual Preferred Stock of EXCO Resources, Inc., filed as Exhibit 3.2 to EXCO’s Current Report on Form 8-K (File No. 001-32743), dated March 28, 2007 and filed on April 2, 2007 and incorporated by reference herein.

4.6	Statement of Designation of Series B 7.0% Cumulative Convertible Perpetual Preferred Stock of EXCO Resources, Inc., filed as Exhibit 3.3 to EXCO’s Current Report on Form 8-K (File No. 001-32743), dated March 28, 2007 and filed on April 2, 2007 and incorporated by reference herein.

4.7	Statement of Designation of Series C 7.0% Cumulative Convertible Perpetual Preferred Stock of EXCO Resources, Inc., filed as Exhibit 3.4 to EXCO’s Current Report on Form 8-K (File No. 001-32743), dated March 28, 2007 and filed on April 2, 2007 and incorporated by reference herein.

4.8	Statement of Designation of Series A-1 Hybrid Preferred Stock of EXCO Resources, Inc., filed as Exhibit 3.5 to EXCO’s Current Report on Form 8-K (File No. 001-32743), dated March 28, 2007 and filed on April 2, 2007 and incorporated by reference herein.

4.9	Statement of Designation of Series A-2 Hybrid Preferred Stock of EXCO Resources, Inc., filed as Exhibit 3.6 to EXCO’s Current Report on Form 8-K (File No. 001-32743), dated March 28, 2007 and filed on April 2, 2007 and incorporated by reference herein.

4.10	Statement of Designation of Series A Junior Participating Preferred Stock of EXCO Resources, Inc., filed as an Exhibit to EXCO’s Current Report on Form 8-K, dated January 12, 2011 and filed on January 13, 2011 and incorporated by reference herein.

*4.11	Specimen Common Stock Certificate.

*4.12	Form of Transferable Subscription Rights Certificate.

*4.13	Investment Agreement, dated December 17, 2013, by and among WLR Recovery Fund IV XCO AIV I, L.P., WLR Recovery Fund IV XCO AIV II, L.P., WLR Recovery Fund IV XCO AIV III, L.P., WLR Select Co-Investment XCO AIV, L.P., WLR/GS Master Co-Investment XCO AIV, L.P., WLR IV Parallel ESC, L.P. and EXCO Resources, Inc.

*4.14	Investment Agreement, dated December 17, 2013, by and between Hamblin Watsa Investment Counsel Ltd., as representative of several investors, and EXCO Resources, Inc.

Exhibit No.	Exhibit Description

4.15	Indenture, dated September 15, 2010, by and between EXCO Resources, Inc. and Wilmington Trust Company, as trustee, filed as Exhibit 4.1 to EXCO’s Current Report on Form 8-K, dated September 10, 2010 and filed on September 15, 2010 and incorporated by reference herein.

4.16	First Supplemental Indenture, dated September 15, 2010, by and among EXCO Resources, Inc., certain of its subsidiaries and Wilmington Trust Company, as trustee, including the form of 7.500% Senior Notes due 2018, filed as Exhibit 4.2 to EXCO’s Current Report on Form 8-K, dated September 10, 2010 and filed on September 15, 2010 and incorporated by reference herein.

4.17	First Amended and Restated Registration Rights Agreement, effective January 5, 2006, by and among EXCO Holdings Inc. and the Initial Holders (as defined therein), filed as Exhibit 10.47 to EXCO’s Amendment No. 1 to its Registration Statement on Form S-1 (File No. 333-129935), filed on January 6, 2006 and incorporated by reference herein.

*5.1	Opinion of Haynes and Boone, LLP.

*8.1	Opinion of Haynes and Boone, LLP as to certain tax matters.

*23.1	Consent of KPMG LLP.

*23.2	Consent of KPMG LLP.

*23.3	Consent of Lee Keeling and Associates, Inc.

*23.4	Consent of Netherland, Sewell & Associates, Inc.

*23.5	Consent of Haas Petroleum Engineering Services, Inc.

*23.6	Consent of Haynes and Boone, LLP (included in its opinions filed as Exhibit 5.1 and Exhibit 8.1).

*24.1	Powers of Attorney (included on the signature page hereto).

*99.1	Form of Instructions for Use of EXCO Resources, Inc. Subscription Rights Certificates.

*99.2	Form of Notice of Guaranteed Delivery.

*99.3	Form of Letter to Shareholders who are Record Holders.

*99.4	Form of Letter to Nominee Holders whose Clients are Beneficial Holders.

*99.5	Form of Letter to Clients of Nominee Holders.

*99.6	Form of Beneficial Owner Election Form.

*99.7	Form of Nominee Holder Certification.

*99.8	Form of Notice of Important Tax Information.

*99.9	Form of EXCO Resources, Inc. 401(k) Plan Transferable Subscription Rights Election Form.

*	Filed herewith.